Exhibit 99.1
PART I
ITEM 1 - BUSINESS

General

SHUSA is the parent holding company of SBNA, a national banking association; SC, a consumer finance company headquartered in Dallas, Texas; BSI, a wholly-owned subsidiary of SBNA, a financial services company headquartered in Miami, Florida that offers a full range of banking services to foreign individuals and corporations based primarily in Latin America; SanCap, an institutional broker-dealer headquartered in New York which has significant capabilities in market-making via an experienced fixed-income sales and trading team and a focus on structuring and advisory services for asset originators in the real estate and specialty finance markets; SSLLC, a broker-dealer headquartered in Boston, Massachusetts; and several other subsidiaries. SHUSA is headquartered in Boston and SBNA's home office is in Wilmington, Delaware. SSLLC is a registered investment adviser with the SEC. SHUSA's two largest subsidiaries by asset size and revenue are SBNA and SC. SHUSA is a wholly-owned subsidiary of Santander. On December 30, 2025 SBNA filed applications with the FDIC and OCC for approval to merge Santander Consumer USA Holdings Inc., a consumer finance company headquartered in Dallas, Texas and a wholly-owned subsidiary of SHUSA into SBNA, with SBNA to be the surviving entity.

The Company specializes in banking and consumer finance. Its consumer financing is focused on vehicle finance, servicing of third-party vehicle financing, and delivering service to dealers and customers across the full credit spectrum. This includes indirect origination and servicing of vehicle loans and leases, principally through manufacturer-franchised dealers in connection with their sale of new and used vehicles to retail consumers, origination of vehicle loans through a web-based direct lending program, purchases of vehicle loans from other lenders, and servicing of automobile and recreational and marine vehicle portfolios for other lenders. The Company sells consumer vehicle loans and leases through flow agreements and, when market conditions are favorable, it accesses the ABS market through securitizations of consumer vehicle loans and leases.

From May 2013 to July 2025, under the MPLFA with Stellantis, the Company operated as Stellantis' preferred provider for consumer loans, leases and dealer loans and provides services to Stellantis customers and dealers under the CCAP brand. On July 28, 2025, the MPLFA was terminated effective September 15, 2025, except for certain trailing obligations for revenue- and risk-sharing on originations up to the termination's effective date.

In addition to specialized consumer finance, the Company also attracts deposits and provides other retail banking services through its network of retail branches with locations in Connecticut, Delaware, Florida, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island and originates small business, middle market, large and global commercial loans, multifamily loans, construction loans and other consumer loans and leases throughout the United States, with a focus on the Mid-Atlantic and Northeastern region. The Company also acquires deposits nationally through SBNA's online Openbank platform. For large institutional investors, the Company provides structured products, emerging markets credit and U.S. investment grade credit, U.S. rates, short-term fixed-income, debt and equity capital markets, investment banking, exchange-traded derivatives, and cash equities, benefiting from a combination of Santander’s global reach and access to financial hubs together with extensive local market knowledge and regional expertise.

The Company uses its deposits, public and private borrowings, as well as other financing sources, to fund its loan and investment portfolios.

Segments

The Company’s reportable segments are focused principally around the customers the Company serves. The Company has identified the following reportable segments: Auto, CBB, Commercial Banking, CIB, and Wealth Management.

•The Auto segment includes the Company's consumer and commercial auto loans and leases and the Company's commercial loans to dealers and dealer floorplan financing products. This includes the Company's specialized consumer finance subsidiary focused on vehicle finance and third-party servicing. The specialized consumer finance subsidiary's primary business is the indirect origination of RICs, principally through manufacturer-franchised dealers in connection with their sale of new and used vehicles to retail consumers. The Company offers a full spectrum of auto financing products and services to captive financing companies. These products and services include consumer RICs and leases, as well as dealer loans for inventory, construction, real estate, working capital and revolving lines of credit. The Company also originates vehicle loans through a web-based direct lending program, purchases vehicle RICs from other lenders, and services automobile, recreational and marine vehicle portfolios for other lenders.
•The CBB segment includes the products and services provided to consumer and small business banking customers, including consumer deposit, small business banking, unsecured lending, and investment services. This segment offers a wide range of products and services to consumers and business banking customers, including demand and interest-bearing demand deposit accounts, money market and savings accounts, CDs, and retirement savings products. It also offers lending products such as credit cards and small business loans such as business lines of credit. In addition, the Company makes investment services available to its retail customers, including products such as annuities, mutual funds, managed accounts, and insurance products through a networking agreement with a consolidated affiliate.
•The Commercial Banking segment provides banking products and financial services to commercial customers, including middle-market and large corporate customers, CRE investors and developers, government and non-profit entities, and other institutional clients. The segment's products and services include commercial loans, CRE loans, lines of credit, letters of credit, asset-based lending, specialty and sponsor finance, receivables and other supply chain financing, commercial vehicle and equipment finance, commercial deposit products, treasury and cash management services, and other commercial banking products and services. The segment also provides financing for multifamily and other commercial real estate properties and includes community development finance activities, including the origination of CRA-eligible loans and investments.
•The CIB segment serves the needs of global corporate and institutional customers by leveraging the international footprint of Santander to provide financing and banking services to corporations with over $500 million in annual revenues. CIB's offerings and strategy are based on Santander's local and global capabilities in wholesale banking. CIB also includes the Company's institutional broker-dealer that provides services in investment banking, sales, trading, and equity research reports.
•The Wealth Management segment includes the Company's international private banking, financial operations services, and portfolio management. This includes the full range of banking and asset management services to foreign individuals and corporations based primarily in Latin America and the Company's investment in the U.K. Limited Partnership.

PART II

ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LINE OF BUSINESS RESULTS

The Company manages its business activities by its five reportable segments, Auto, CBB, Commercial Banking, CIB, and Wealth Management. The tables below reflect certain information by reportable segment and includes additional supplementary information related to consumer activities and commercial activities. The supplementary information is deemed to be useful as it represents a view in how we manage the business and also aligns with how our parent, Santander, manages its business from a global perspective. Information reported in this Form 10-K in respect of the CIB segment includes only information within the Company’s Consolidated Financial Statements, and does not include information in respect of Santander’s New York branch, which is reported within Santander’s consolidated financial statements.

Consumer Activities

Consumer activities consist of the Company's Auto and CBB reportable segments.

Year ended December 31,	2025			2024			Total Consumer Activities
	Auto	CBB	Total Consumer activities	Auto	CBB	Total Consumer Activities	Dollar increase/(decrease)	Percentage
Interest income	$6,478,196	$2,947,064	$9,425,260	$6,413,954	$2,936,379	$9,350,333	$74,927	0.8%
Interest expense	2,692,440	1,471,187	$4,163,627	2,764,998	1,466,385	$4,231,383	$(67,756)	(1.6)%
Fees and other income	135,868	273,642	$409,510	71,853	139,054	$210,907	$198,603	94.2%
Lease income	1,631,032	—	$1,631,032	2,178,597	—	$2,178,597	$(547,565)	(25.1)%
Credit loss expense / (benefit)	1,717,774	(18,726)	$1,699,048	1,955,368	18,447	$1,973,815	$(274,767)	(13.9)%
Lease expense	1,312,125	—	$1,312,125	1,707,582	—	$1,707,582	$(395,457)	(23.2)%
General, administrative and other expenses	1,191,839	1,558,654	$2,750,493	1,344,385	1,422,392	$2,766,777	$(16,284)	(0.6)%
Income/(loss) before income taxes	1,330,918	209,591	$1,540,509	892,071	168,209	$1,060,280	$480,229	45.3%
Total assets	55,593,609	8,267,146	$63,860,755	60,421,685	9,505,643	$69,927,328	$(6,066,573)	(8.7)%

The Company reported total income before income taxes related to its Consumer activities of $1.5 billion for the year ended December 31, 2025 compared to income before income taxes of $1.1 billion for the corresponding period in 2024. The most significant drivers of this change were:

•Fees and other income increased $198.6 million for the year ended December 31, 2025 compared to the corresponding period of 2024, primarily due to losses on the securitization of certain loan portfolios in 2024.
•Lease income decreased $547.6 million for the year ended December 31, 2025 compared to the corresponding period of 2024, driven by lower average Auto lease balances.
•Credit loss expense decreased $274.8 million for the year ending December 31, 2025 compared to the corresponding period of 2024, driven by lower loan volume and improved net charge-off rates.
•Lease expense decreased $395.5 million for the year ended December 31, 2025 compared to the corresponding period of 2024, driven by lower average Auto lease balances.

Commercial Banking

	Year ended December 31,		YTD Change
(dollars in thousands)	2025	2024	Dollar increase/(decrease)	Percentage
Interest income	$2,320,271	$2,523,314	$(203,043)	(8.0)%
Interest expense	$1,494,969	$1,667,362	$(172,393)	(10.3)%
Fees and other income	$146,739	$142,247	$4,492	3.2%
Credit loss expense / (benefit)	$(34,327)	$3,583	$(37,910)	(1,058.1)%
General, administrative and other expenses	$345,223	$331,858	$13,365	4.0%
Income/(loss) before income taxes	$661,145	$662,758	$(1,613)	(0.2)%
Total assets	$26,379,026	$27,005,626	$(626,600)	(2.3)%

Commercial Banking reported total income before income taxes of $661.1 million for the year ended December 31, 2025 compared to income before income taxes of $662.8 million for the corresponding period in 2024. The most significant drivers of this change were:

•Credit loss expense decreased $37.9 million for the year ended December 31, 2025 compared to the corresponding period of 2024. This decrease was primarily driven by improved portfolio performance, partially offset by the impact of prior-year credit releases related to loan payoffs.

CIB

	Year ended December 31		YTD Change
(dollars in thousands)	2025	2024	Dollar increase/(decrease)	Percentage
Interest income	$2,878,619	$3,886,217	$(1,007,598)	(25.9)%
Interest expense	2,610,650	3,767,155	(1,156,505)	(30.7)%
Fees and other income	722,658	661,712	60,946	9.2%
Credit loss expense / (benefit)	(6,494)	(37,540)	31,046	82.7%
Lease expense	668	611	57	9.3%
General, administrative and other expenses	860,681	833,936	26,745	3.2%
Income/(loss) before income taxes	135,772	(16,233)	152,005	936.4%
Total assets	31,645,895	25,351,991	6,293,904	24.8%

CIB reported income before income taxes of $135.8 million for the year ended December 31, 2025 compared to a loss before income taxes of $16.2 million for the corresponding period of 2024. Factors contributing to this change were:

•Interest income decreased $1.0 billion for the year ended December 31, 2025 compared to the corresponding period in 2024. This decrease was due to interest income associated with Securities Financing Activities.
•Interest expense decreased $1.2 billion for the year ended December 31, 2025 compared to the corresponding period in 2024. This decrease was due to interest expense associated with Securities Financing Activities.
•Fees and other income increased $60.9 million for the year ended December 31, 2025 compared to the corresponding period in 2024. This increase was due to favorable capital markets activity.
•Credit loss expense increased $31.0 million for the year ended December 31, 2025 compared to the corresponding period in 2024. This increase was primarily due to prior year releases.
•Total assets at December 31, 2025 increased $6.3 billion compared to the corresponding period in 2024. This increase was primarily due to trading inventory.

Wealth Management

	Year ended December 31		YTD Change
(dollars in thousands)	2025	2024	Dollar increase/(decrease)	Percentage
Interest income	$338,107	$369,368	$(31,261)	(8.5)%
Interest expense	158,148	156,951	1,197	0.8%
Fees and other income	561,939	324,807	237,132	73.0%
General, administrative and other expenses	285,494	279,905	5,589	2.0%
Income/(loss) before income taxes	456,404	257,319	199,085	77.4%
Total assets	9,009,914	7,570,085	1,439,829	19.0%

Wealth Management reported income before income taxes of $456.4 million for the year ended December 31, 2025, compared to income before income taxes of $257.3 million for the corresponding period in 2024. The primary factors contributing to this change were:

•Fees and other income increased $237.1 million for the year ended December 31, 2025 compared to the corresponding period in 2024. This increase was primarily due to a fair value adjustment of the interest in the U.K. Limited Partnership.

Other

	Year ended December 31		YTD Change
(dollars in thousands)	2025	2024	Dollar increase/(decrease)	Percentage
Interest income	$(2,525,599)	$(2,663,096)	$137,497	5.2%
Interest expense	(1,943,601)	(1,934,273)	(9,328)	(0.5)%
Fees and other income	9,145	86,397	(77,252)	(89.4)%
Lease income	—	—	—	—%
Credit loss expense / (benefit)	(2,303)	(2,739)	436	15.9%
Lease expense	(1)	—	(1)	100%
General, administrative and other expenses	381,750	353,799	27,951	7.9%
Income/(loss) before income taxes	(952,299)	(993,486)	41,187	4.1%
Total assets	33,676,531	35,393,720	(1,717,189)	(4.9)%

The Other category reported a loss before income taxes of $952.3 million for the year ended December 31, 2025, compared to a loss before income taxes of $993.5 million for the corresponding period in 2024. The primary factors contributing to this change were:

•Fees and other income decreased $77.3 million for the year ended December 31, 2025 compared to the corresponding period of 2024. This decrease was mainly driven by lower gains in capital markets.
•General, administrative and other expenses increased $28.0 million for the year ended December 31, 2025 compared to the corresponding period of 2024. This increase was primarily a result of strategic investment and restructuring charges.

DEPOSITS

The Company reported deposits of $79.0 billion and $78.1 billion at December 31, 2025 and December 31, 2024, respectively. At December 31, 2025, SBNA had $76.3 billion of U.S.-based deposits, including $3.1 billion of deposits from SHUSA affiliates that eliminate in consolidation. Uninsured U.S.-based deposits were $27.3 billion and $27.9 billion at December 31, 2025 and December 31, 2024, respectively, and represented approximately 36% and 36% of all U.S. deposits at December 31, 2025 and December 31, 2024, respectively.

During the third quarter of 2024, SBNA began participating in a network that offers FDIC deposit placement services. This network spreads a customer's large deposit account among interconnected banks to increase the FDIC insurance coverage for that customer and to help the Bank retain the customer and the relationship.

SBNA attracts deposits primarily through its retail branch network located within the Mid-Atlantic and Northeastern areas of the United States, located throughout Pennsylvania, New Jersey, New York, New Hampshire, Massachusetts, Connecticut, Rhode Island, and Delaware, with two locations outside this region in Florida. Many of these deposit customers have more than one bank product including small business loans, middle market, large and global commercial loans, multi-family loans, and auto and other consumer loans. In addition, SBNA obtains deposits through third-party brokerage firms. The Company also acquires deposits nationally through SBNA's online Openbank platform.

The following shows the Company's deposits by business as of December 31, 2025:

	Consumer (1)	Commercial	CIB	Wealth Management	Other and eliminations (2)	Total
(dollars in thousands)	Balance
Interest-bearing demand deposits	$46,370,841	$10,994,544	$2,910,918	$3,373,166	$1,538,920	$65,188,389
Non-interest-bearing demand deposits	7,911,496	3,278,794	124,245	2,455,965	18,813	13,789,313
Total deposits (1)	$54,282,337	$14,273,338	$3,035,163	$5,829,131	$1,557,733	$78,977,702
(1) Consumer consists of deposits related to the Company's Auto and CBB reportable segments.
(2) Other consists of deposits related to certain of the Company's immaterial subsidiaries and corporate treasury deposits.

The portion of U.S. time deposits in excess of insurance limits(1) were as follows:

(in thousands)	December 31, 2025
Time deposits otherwise uninsured with a maturity of:
3 months or less	$886,812
Over 3 months through 6 months	715,914
Over 6 months through 12 months	353,330
Over 12 months	9,434
Total U.S time deposits in excess of insurance limit	$1,965,490
(1) Uninsured deposits calculated in accordance with applicable FDIC regulations.

ITEM 8 - CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Santander Holdings USA, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Santander Holdings USA, Inc. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, of comprehensive income, of stockholder's equity and of cash flows for each of the three years in the period ended December 31, 2025, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2025 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan and Lease Losses on Loans Held for Investment – Certain Qualitative Adjustments

As described in Notes 1 and 3 to the consolidated financial statements, management’s estimate of expected credit losses is based on an evaluation of relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the future collectability of the reported amounts. As of December 31, 2025, the allowance for loan and lease losses was $6.0 billion on total loans held for investment of $82.9 billion. Management estimates current expected credit losses based on prospective information as well as account-level models based on historical data. Unemployment, housing price index (HPI), commercial real estate (CRE) price index and used vehicle index growth rates, along with loan level characteristics, are the key inputs used in the models for prediction of the likelihood that the borrower will default in the forecasted period and the loss in the event of default. Gross domestic product (GDP) is also a key input used in the models for prediction of the likelihood that the borrower will default. Management also utilizes qualitative adjustments to capture any additional risks that may not be captured in either the economic forecasts or in the historical data, including consideration of several factors such as the interpretation of economic trends and uncertainties, changes in the nature and volume of loan portfolios, trends in delinquency and collateral values, and concentration risk. Management generally uses a third-party vendor's consensus baseline macroeconomic scenario for the quantitative estimate and additional positive and negative macroeconomic scenarios to make qualitative adjustments for macroeconomic uncertainty and considers adjustments to macroeconomic inputs and outputs based on market volatility. Weightings are assigned to the macroeconomic scenarios and are approved quarterly by management through established committee governance.

The principal considerations for our determination that performing procedures relating to certain qualitative adjustments to the allowance for loan and lease losses on loans held for investment is a critical audit matter are (i) the significant judgment by management in determining the allowance for loan and lease losses; (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence related to the macroeconomic scenario weighting for the interpretation of economic trends; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the Company’s allowance for loan and lease losses on loans held for investment estimation process, including controls over certain qualitative adjustments. These procedures also included, among others, (i) testing the completeness and accuracy of the data used in the estimate and (ii) the involvement of professionals with specialized skill and knowledge to assist in (a) testing management’s process for determining the allowance for loan and lease losses, (b) evaluating the appropriateness of the methodology and models, (c) testing certain of the data used in the estimate, and (d) evaluating the reasonableness of the qualitative adjustments related to macroeconomic scenario weighting for the interpretation of economic trends.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
March 2, 2026, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 23, as to which the date is November 13, 2026

We have served as the Company’s auditor since 2016.

SANTANDER HOLDINGS USA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$14,373,816	$18,546,918
Federal funds sold and securities purchased under resale agreements or similar arrangements	8,639,667	8,132,230
Investment securities:
AFS at fair value (amortized cost of $7,956,281 and $7,833,617 as of December 31, 2025 and December 31, 2024, respectively)	7,327,735	7,132,632
Trading securities	15,608,767	10,322,823
HTM (fair value of $11,871,362 and $8,306,417 as of December 31, 2025 and December 31, 2024, respectively)	13,211,794	9,914,288
Other investments	2,567,434	1,549,634
LHFI (1)	82,891,309	87,304,499
ALLL	(5,999,656)	(6,562,012)
Net LHFI(5)	76,891,653	80,742,487
LHFS (2)	1,586,204	1,333,953
Premises and equipment, net (3)	936,291	986,953
Operating lease assets, net (5)(6)	8,357,063	11,667,951
Goodwill	2,766,665	2,766,665
Intangible assets, net	214,027	248,920
BOLI	2,056,456	2,013,692
Restricted cash (5)	5,322,087	5,029,088
Other assets (4) (5)	4,712,462	4,860,516
TOTAL ASSETS	$164,572,121	$165,248,750
LIABILITIES
Accounts payables and accrued expenses	$6,042,405	$5,244,272
Deposits and other customer accounts	78,977,702	78,114,605
Federal funds purchased and securities loaned or sold under repurchase agreements	19,460,394	16,302,948
Trading liabilities	4,002,351	2,460,613
Borrowings and other debt obligations (5)	37,102,112	44,010,910
Advance payments by borrowers for taxes and insurance	146,853	150,777
Other liabilities (5)	895,597	1,289,098
TOTAL LIABILITIES	146,627,414	147,573,223
Commitments and contingencies (Note 20)
MEZZANINE EQUITY
Preferred stock (no par value; 7,500,000 shares authorized; 2,000,000 shares outstanding at December 31, 2025 and December 31, 2024, respectively)	2,000,000	2,000,000
STOCKHOLDER'S EQUITY
Common stock and paid-in capital (no par value; 800,000,000 shares authorized; 530,391,043 shares outstanding at both December 31, 2025 and December 31, 2024, respectively)	17,307,470	17,335,889
Accumulated other comprehensive loss, net of tax	(533,559)	(717,700)
Accumulated deficit	(829,204)	(942,662)
TOTAL STOCKHOLDER'S EQUITY	15,944,707	15,675,527
TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDER'S EQUITY	$164,572,121	$165,248,750
(1) Includes $4.9 million and $9.0 million of loans recorded at fair value at December 31, 2025 and December 31, 2024, respectively.
(2) Includes $1.5 billion and $1.3 billion of loans recorded at the FVO at December 31, 2025 and December 31, 2024, respectively.
(3) Net of accumulated depreciation of $2.8 billion and $2.5 billion at December 31, 2025 and December 31, 2024, respectively.
(4) Includes MSRs of $79.5 million and $91.0 million at December 31, 2025 and December 31, 2024, respectively, for which the Company has elected the FVO.
(5) The Company has interests in certain Trusts that are considered VIEs for accounting purposes. At December 31, 2025 and December 31, 2024, net LHFI included $21.6 billion and $24.6 billion, Operating leases assets, net included $8.4 billion and $11.7 billion, restricted cash included $668.2 million and $706.6 million, Other assets included $710.7 million and $693.1 million, Borrowings and other debt obligations included $23.6 billion and $26.2 billion, and Other liabilities included $96.1 million and $99.6 million of assets or liabilities, respectively, that were included within VIEs. See Note 8 to these Consolidated Financial Statements for additional information.
(6) Net of accumulated depreciation of $2.8 billion and $3.1 billion at December 31, 2025 and December 31, 2024, respectively.

See accompanying notes to the Consolidated Financial Statements

SANTANDER HOLDINGS USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year ended December 31,
	2025	2024	2023
INTEREST INCOME:
Loans	$8,356,608	$8,580,147	$8,270,437
Interest-earning deposits	920,487	909,851	773,966
Interest and fees on federal funds sold and securities purchased under resale agreements or similar arrangements	1,679,483	2,787,163	2,415,539
Investment securities:
AFS	385,480	375,810	269,676
HTM	285,863	203,291	185,071
Trading securities	767,769	564,858	397,595
Other investments	40,968	45,016	42,806
TOTAL INTEREST INCOME	12,436,658	13,466,136	12,355,090
INTEREST EXPENSE:
Deposits and other customer accounts	1,880,013	2,059,472	1,544,186
Interest expense on federal funds purchased and securities loaned or sold under repurchase agreements	2,210,270	3,283,107	2,739,050
Interest expense on trading liabilities	150,517	169,583	142,120
Borrowings and other debt obligations	2,242,993	2,376,416	2,054,386
TOTAL INTEREST EXPENSE	6,483,793	7,888,578	6,479,742
NET INTEREST INCOME	5,952,865	5,577,558	5,875,348
Credit loss expense	1,655,924	1,937,119	2,226,438
NET INTEREST INCOME AFTER CREDIT LOSS EXPENSE	4,296,941	3,640,439	3,648,910
NON-INTEREST INCOME:
Consumer and commercial fees	487,095	416,112	349,357
Capital markets and foreign exchange income	494,289	408,768	195,808
Lease income	1,631,032	2,178,597	2,462,990
Miscellaneous income, net (1)	713,902	376,731	311,655
TOTAL FEES AND OTHER INCOME	3,326,318	3,380,208	3,319,810
Securities gains, net	154,705	224,459	145,039
TOTAL NON-INTEREST INCOME	3,481,023	3,604,667	3,464,849
GENERAL, ADMINISTRATIVE AND OTHER EXPENSES:
Compensation and benefits	2,138,311	2,145,506	2,065,108
Occupancy and equipment expenses	725,848	653,026	667,205
Technology, outside service, and marketing expense	867,340	796,899	729,208
Loan expense	355,169	333,617	356,480
Lease expense	1,312,792	1,708,193	1,925,279
Other expenses	536,973	637,227	583,723
TOTAL GENERAL, ADMINISTRATIVE AND OTHER EXPENSES	5,936,433	6,274,468	6,327,003
INCOME BEFORE INCOME TAX	1,841,531	970,638	786,756
Income tax provision / (benefit)	196,373	(106,761)	(146,146)
NET INCOME	$1,645,158	$1,077,399	$932,902
    (1) Includes equity investment income/(expense), net.

See accompanying notes to the Consolidated Financial Statements

SANTANDER HOLDINGS USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Year ended December 31,
	2025	2024	2023
NET INCOME	$1,645,158	$1,077,399	$932,902
OTHER COMPREHENSIVE INCOME, NET OF TAX
Net unrealized changes in cash flow hedge derivative financial instruments, net of tax	108,660	182,349	261,145
Net unrealized gains on investment in debt securities, net of tax	60,639	160,205	6,021
Other	14,842	5,314	3,289
TOTAL OTHER COMPREHENSIVE INCOME, NET OF TAX	184,141	347,868	270,455
COMPREHENSIVE INCOME	$1,829,299	$1,425,267	1,203,357

See accompanying notes to the Consolidated Financial Statements

SANTANDER HOLDINGS USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
(In thousands)

	Common Shares Outstanding	Common Stock and Paid-in Capital	Accumulated Other Comprehensive Loss, Net of Tax	(Accumulated Deficit) / Retained Earnings	Total Stockholder's Equity	Preferred Stock Mezzanine
Balance, January 1, 2023	530,391	$17,284,611	$(1,336,023)	$1,481,134	$17,429,722	$500,000
Cumulative effect adjustment upon adoption of ASU 2022-02	—	—	—	(41,396)	(41,396)	—
Comprehensive income	—	—	270,455	932,902	1,203,357	—
Dividends paid on common stock	—	—	—	(3,000,000)	(3,000,000)	—
Dividends paid on preferred stock	—	—	—	(90,774)	(90,774)	—
Preferred stock offering	—	—	—	—	—	1,500,000
Balance, December 31, 2023	530,391	$17,284,611	$(1,065,568)	$(718,134)	$15,500,909	$2,000,000

Balance, January 1, 2024	530,391	$17,284,611	$(1,065,568)	$(718,134)	$15,500,909	$2,000,000
Comprehensive income	—	—	347,868	1,077,399	1,425,267	—
Dividends paid on common stock	—	—	—	(1,125,000)	(1,125,000)	—
Dividends paid on preferred stock	—	—	—	(176,927)	(176,927)	—
Sale of subsidiary (Note 1)	—	51,278	—	—	51,278	$—
Balance, December 31, 2024	530,391	$17,335,889	$(717,700)	$(942,662)	$15,675,527	$2,000,000

Balance, January 1, 2025	530,391	$17,335,889	$(717,700)	$(942,662)	$15,675,527	$2,000,000
Comprehensive income	—	—	184,141	1,645,158	1,829,299	—
Dividends paid on common stock	—	—	—	(1,355,000)	(1,355,000)	—
Dividends paid on preferred stock	—	—	—	(176,700)	(176,700)	—
Stock compensation	—	(28,419)	—	—	(28,419)	—
Balance, December 31, 2025	530,391	$17,307,470	$(533,559)	$(829,204)	$15,944,707	$2,000,000

See accompanying notes to the Consolidated Financial Statements

SANTANDER HOLDINGS USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended December 31,
	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,645,158	$1,077,399	$932,902
Adjustments to reconcile net income to net cash provided by operating activities:
Credit loss expense	1,655,924	1,937,119	2,226,438
Deferred tax benefit	(129,716)	(354,342)	(430,134)
Depreciation, amortization and accretion	2,490,780	2,603,657	2,617,812
Net gain on sale or disposal of loans, investment securities, and other assets	(107,701)	(64,780)	(91,808)
Originations and purchases of LHFS	(8,194,278)	(4,166,203)	(18,772)
Proceeds from sales of and collections on LHFS	7,545,173	2,905,464	2,580
Net change in:
Trading securities and trading liabilities, net	(3,637,780)	(2,363,396)	(2,122,482)
Other assets and BOLI	200,174	(573,420)	(358,269)
Other liabilities	544,312	129,565	(852,465)
Other operating activities, net	(4,813)	27,259	1,543
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,007,233	1,158,322	1,907,345

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of AFS investment securities	307,084	200,344	311,052
Proceeds from prepayments and maturities of AFS investment securities	889,845	927,596	1,564,733
Purchases of AFS investment securities	(1,272,586)	(1,086,071)	(1,884,820)
Proceeds from prepayments and maturities of HTM investment securities	1,287,903	663,766	520,183
Purchases of HTM investment securities	(3,269,613)	(1,473,482)	—
Proceeds from sales and maturities of equity method and other investments	293,576	388,043	709,583
Purchases of and contributions to equity method and other investments	(754,176)	(702,739)	(1,118,344)
Net change in federal funds sold and securities purchased under resale agreements	(507,437)	2,106,484	2,185,365
Proceeds from sales of LHFI	1,719,482	2,675,319	1,641,811
Purchases of LHFI	(491,404)	(137,253)	(117,192)
Net change in loans other than purchases and sales	(322,543)	(714,028)	(5,002)
Purchases and originations of operating leases	(2,075,341)	(4,343,559)	(6,171,296)
Proceeds from the sale and termination of operating leases	3,464,487	4,532,699	4,634,147
Purchases and sales of premises and equipment, net	(235,036)	(278,468)	(256,057)
Proceeds from sale of residual interest in VIE	96,449	196,688	63,592
Net cash paid for branch disposition	(462,323)	—	—
Acquisition of interest in limited partnership	(801,683)	—	—
Other investing activities, net	73,115	131,690	60,399
NET CASH (USED IN) / PROVIDED BY INVESTING ACTIVITIES	(2,060,201)	3,087,029	2,138,154

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits and other customer accounts	1,406,245	1,041,429	(2,055,365)
Net change in short-term borrowings	(1,010,014)	274,741	1,192,950
Net proceeds from long-term borrowings	27,583,220	33,708,183	31,399,685
Repayments of long-term borrowings	(33,399,989)	(33,108,274)	(31,812,857)
Net change in federal funds purchased and securities loaned or sold under repurchase agreements	3,157,446	12,162	907,967
Dividends paid on common stock and preferred stock	(1,531,700)	(1,301,927)	(3,090,774)
Preferred stock offering	—	—	1,500,000
Other financing activities, net	(32,343)	36,212	16,710
NET CASH (USED IN) / PROVIDED BY FINANCING ACTIVITIES	(3,827,135)	662,526	(1,941,684)

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(3,880,103)	4,907,877	2,103,815
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	23,576,006	18,668,129	16,564,314
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (1)	$19,695,903	$23,576,006	$18,668,129

(1) The years ended December 31, 2025, 2024 and 2023 include cash and cash equivalents balances of $14.4 billion, $18.5 billion and $13.1 billion, respectively, and restricted cash balances of $5.3 billion, $5.0 billion and $5.5 billion, respectively.

See accompanying notes to the Consolidated Financial Statements

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES

SHUSA is the parent holding company of SBNA, a national banking association; SC, a consumer finance company headquartered in Dallas, Texas; BSI, a wholly-owned subsidiary of SBNA, a financial services company headquartered in Miami, Florida that offers a full range of banking services to foreign individuals and corporations based primarily in Latin America; SanCap, an institutional broker-dealer headquartered in New York which has significant capabilities in market-making via an experienced fixed-income sales and trading team and a focus on structuring and advisory services for asset originators in the real estate and specialty finance markets; SSLLC, a broker-dealer headquartered in Boston, Massachusetts; and several other subsidiaries. SHUSA is headquartered in Boston and SBNA's home office is in Wilmington, Delaware. SSLLC is a registered investment adviser with the SEC. SHUSA's two largest subsidiaries by asset size and revenue are SBNA and SC. SHUSA is a wholly-owned subsidiary of Santander. On December 30, 2025 SBNA filed applications with the FDIC and OCC for approval to merge Santander Consumer USA Holdings Inc., a consumer finance company headquartered in Dallas, Texas and a wholly-owned subsidiary of SHUSA into SBNA, with SBNA to be the surviving entity.

The Company specializes in banking and consumer finance. Its consumer financing is focused on vehicle finance, servicing of third-party vehicle financing, and delivering service to dealers and customers across the full credit spectrum. This includes indirect origination and servicing of vehicle loans and leases, principally through manufacturer-franchised dealers in connection with their sale of new and used vehicles to retail consumers, origination of vehicle loans through a web-based direct lending program, purchases of vehicle loans from other lenders, and servicing of automobile and recreational and marine vehicle portfolios for other lenders. The Company sells consumer vehicle loans and leases through flow agreements and, when market conditions are favorable, it accesses the ABS market through securitizations of consumer vehicle loans and leases.

In addition to specialized consumer finance, the Company also attracts deposits and provides other retail banking services through its network of retail branches with locations in Connecticut, Delaware, Florida, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island and originates small business, middle market, large and global commercial loans, multifamily loans, construction loans and other consumer loans and leases throughout the United States, with a focus on the Mid-Atlantic and Northeastern region. The Company also acquires deposits nationally through SBNA's online Openbank platform. For large institutional investors, the Company provides structured products, emerging markets credit and U.S. investment grade credit, U.S. rates, short-term fixed-income, debt and equity capital markets, investment banking, exchange-traded derivatives, and cash equities, benefiting from a combination of Santander’s global reach and access to financial hubs together with extensive local market knowledge and regional expertise.

Acquisition of Interest in U.K. Limited Partnership

On September 24, 2025, SHUSA acquired Santander's indirect interest in a U.K. Limited Partnership from Investment Holdings 1857, S.L., a wholly-owned subsidiary of Santander. SHUSA acquired the interest at fair value, for approximately $801.9 million, which was Santander's historical carrying amount. The U.K. Limited Partnership was formed to invest in early-stage financial technology companies. SHUSA financed the purchase with an unsecured intercompany loan from Santander. The transaction was accounted for as an asset acquisition using the predecessor basis of accounting. Accordingly, no goodwill or gain was recognized.

SHUSA consolidates the U.K. Limited Partnership and presents the results since the acquisition within its Consolidated Financial Statements. The assets consist primarily of equity investments in privately held financial technology companies and are classified in Other Investments on the Consolidated Balance Sheets, at fair value, with changes in value since the acquisition recorded in Miscellaneous income, net.

Agreement to Acquire Webster Financial Corporation

On February 3, 2026, Santander announced it had entered into an agreement to acquire Webster, holding company for Webster Bank, a diversified U.S. retail and commercial national bank headquartered in Stamford, Connecticut, for approximately $12.2 billion. Santander is expected to contribute Webster Virginia, a wholly-owned subsidiary of and the surviving entity in a merger with Webster, to SHUSA and merge Webster Bank with SBNA. The transaction strengthens Santander's U.S. commercial banking presence and expands its U.S. retail footprint. It is subject to customary closing conditions, including receipt of regulatory and Webster and Santander shareholder approvals, and is expected to close in the second half of 2026.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Divestitures

On June 24, 2025, SBNA entered into an agreement with Community Bank, N.A., a subsidiary of Community Financial System, Inc., for the sale of seven branches located in the Allentown, Pennsylvania area. This transaction continues SBNA's transformation into a national, digital-first bank with branches. The transaction closed in the fourth quarter of 2025, and included the sale of $543 million of deposits and $32 million of retail and business loans, with SBNA recognizing a gain on sale of $43.6 million. The sale also included the transfer of approximately $104 million of assets under management.

In May 2024, the Company sold its wholly-owned subsidiary Services and Promotions Delaware Corp. to an affiliate of Santander. Services and Promotions Delaware Corp. through a wholly-owned subsidiary owned and managed the corporate office building located at 1401 Brickell Avenue, Miami, Florida, which leased space to BSI and other tenants until the sale. The affiliate paid fair value of approximately $134.0 million. The Company recorded proceeds in excess of its carrying value (approximately $51.3 million, net of a tax effect of $7.9 million) to additional paid-in capital as a result of the transaction between entities under common control.

Recently Adopted Accounting Standards

On January 1, 2025, the Company adopted ASU 2023-05 Business Combinations - Joint Venture Formations, Recognition and Initial Measurement, requiring most assets and liabilities contributed to a joint venture upon formation to be measured at fair value. This updated standard was applied prospectively, and it did not impact the Company's financial position or results of operations.
For the year ended December 31, 2025, the Company adopted ASU 2023-09 Income Taxes – Improvements to Income Tax Disclosures, requiring consistent categories and greater disaggregation of information in the rate reconciliation, and disclosure of income taxes paid disaggregated by jurisdiction. These disclosure changes are presented retrospectively and the adoption of this ASU did not impact the Company’s financial position or results of operations, and had limited impact on its tax disclosures.
On November 12, 2025, the FASB issued ASU 2025-08 Financial Instruments - Credit Losses (Topic 326): Purchased Loans. This ASU expands the population of acquired financial assets subject to the gross-up approach currently applied to PCD assets, under which the initial ACL is recorded through an adjustment to the initial amortized cost basis. Under existing guidance, acquired non-PCD assets require a direct charge to credit loss expense for the initial allowance. This update requires certain non-PCD loans (excluding credit cards) acquired in a business combination or purchased at least 90 days after origination (provided the acquirer was not involved in the origination of the loan) to be deemed purchased seasoned loans and accounted for using the gross-up approach at acquisition. The ASU is effective beginning in 2027 with early adoption permitted, and should be applied prospectively to loans acquired on or after the initial application date. The Company adopted this ASU in the fourth quarter of 2025. Adoption of this standard did not impact the Company's financial position or results of operations.
Recently Issued Accounting Standards Not Yet Adopted

On November 26, 2024, the FASB issued ASU 2024-03 Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures: Disaggregation of Income Statement Expenses, which requires a breakout of expenses in specific areas including employee compensation, depreciation, and intangible asset amortization. The new disclosure requirements are effective for annual reporting periods beginning in 2027 and interim periods thereafter, with early adoption permitted. The new guidance can be applied either prospectively to reporting periods after the effective date, or retrospectively to any or all prior periods presented. The Company continues to evaluate the disclosure-only impact of this guidance.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

On September 18, 2025, the FASB issued ASU 2025-06 Targeted Improvements to the Accounting for Internal-Use Software. This update is intended to modernize the accounting for internal-use software development costs. This update is effective beginning January 1, 2028, with early adoption permitted. The adoption of this ASU will not materially impact the Company’s financial position or results of operations.
On November 25, 2025, the FASB issued ASU 2025-09 Derivatives and Hedging (Topic 815): Hedge Accounting Improvements to enable entities to further align hedge accounting with their risk management strategies by applying hedge accounting to a greater number of highly effective economic hedges. The new guidance is effective for annual reporting periods beginning in 2027 and interim periods thereafter, with early adoption permitted. The amendments are applied prospectively with certain optional transition provisions for existing hedging relationships. The Company is currently evaluating the impact of this update on its consolidated financial statements and related disclosures.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Basis of Presentation

These Consolidated Financial Statements include the accounts of the Company and its consolidated subsidiaries, including certain Trusts that are considered VIEs. The Company generally consolidates VIEs for which it is deemed to be the primary beneficiary and VOEs in which the Company has a controlling financial interest. All significant intercompany balances and transactions have been eliminated in consolidation.

These Consolidated Financial Statements have been prepared in accordance with GAAP and pursuant to SEC regulations. Certain prior-year amounts have been reclassified to conform to the current year presentation. These reclassifications did not have a material impact on the Company's consolidated financial condition or results of operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates, and those differences may be material. The most significant estimates include the ACL, valuation of automotive lease assets and residuals, goodwill, and Level 3 fair value measurements. These estimates, although based on actual historical trends and modeling, may potentially show significant variances over time.

Significant Accounting Policies

Consolidation

In accordance with the applicable accounting guidance for consolidations, the Consolidated Financial Statements include any VOEs in which the Company has a controlling financial interest, and VIEs for which the Company is deemed to be the primary beneficiary. The Company consolidates VIEs if the Company has (i) a variable interest in the entity; (ii) the power to direct activities of the VIE that most significantly impact the entity's economic performance; and (iii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE (i.e., the Company is considered to be the primary beneficiary). The Company generally consolidates its VOEs if the Company, directly or indirectly, owns more than 50% of the outstanding voting shares of the entity and the noncontrolling shareholders do not hold any substantive participating or controlling rights. Interests in VIEs and VOEs can include equity interests in corporations, partnerships and similar legal entities, subordinated debt, securitizations, derivatives contracts, leases, service agreements, guarantees, standby letters of credit, loan commitments, and other contracts, agreements and financial instruments.

Upon the occurrence of certain significant events, as required by the VIE model, the Company reassesses whether a legal entity in which the Company is involved is a VIE. The reassessment process considers whether the Company has acquired or divested the power to direct the activities of the VIE through changes in governing documents or other circumstances. The reassessment also considers whether the Company has acquired or disposed of a financial interest that could be significant to the VIE, or whether an interest in the VIE has become significant or is no longer significant. The consolidation status of the entities with which the Company is involved may change as a result of such reassessments. Changes in consolidation status are applied prospectively, with assets and liabilities of a newly consolidated VIE initially recorded at fair value. A gain or loss may be recognized upon deconsolidation of a VIE, depending on the carrying amounts of deconsolidated assets and liabilities compared to the fair value of retained interests and ongoing contractual arrangements.

The Company uses the equity method to account for unconsolidated investments in VOEs if the Company has significant influence over the entity's operating and financing decisions but does not maintain a controlling financial interest. These investments are classified in Other Assets on the Condensed Consolidated Balance Sheets, and the Company's proportionate share of income or loss is included in Miscellaneous income, net within the Consolidated Statements of Operations. Unconsolidated investments in VOEs in which the Company has a voting or economic interest of less than 20% (3% for limited liability entities) are generally carried at cost less any impairment and classified in Other Investments.

Unconsolidated investments in VIEs in which the Company is not the primary beneficiary are generally carried at cost less impairment (and classified as HTM securities) or at fair value and classified in Other Investments.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Sales and Securitizations

The Company transfers RICs or leases into newly-formed Trusts which then issue one or more classes of notes payable backed by the RICs or leases. The Company’s continuing involvement with the credit facilities and Trusts are in the form of servicing RICs or leases held by the Trusts and, generally, through holding a residual interest in the Trust. These transactions are structured without recourse. The Trusts are considered VIEs under GAAP and are consolidated when the Company has: (a) power over the significant activities of the entity and (b) an obligation to absorb losses or the right to receive benefits from the VIE which are potentially significant to the VIE. The Company generally has power over the significant activities of those Trusts as servicer of the financial assets held in the Trust. Servicing fees are not considered significant variable interests in the Trusts; however, when the Company also retains a residual interest in the Trust, either in the form of a debt security or equity interest, the Company has an obligation to absorb losses or the right to receive benefits that are potentially significant to the VIE. For all VIEs in which the Company is involved, the Company assesses whether it is the primary beneficiary of the VIE on an ongoing basis. In circumstances where the Company has both the power to direct the activities that most significantly impact the VIEs performance and the obligation to absorb losses or the right to receive benefits of the VIE that could be significant, the Company would conclude that it is the primary beneficiary of the VIE and, accordingly, these Trusts are consolidated within the Consolidated Financial Statements, and the associated RICs or leases, borrowings under credit facilities and securitization notes payable remain on the Consolidated Balance Sheets. In situations where the Company is not deemed to be the primary beneficiary of the VIE, the Company does not consolidate the VIE and only recognizes its interests in the VIE. These securitizations involving Trusts are treated as sales of the associated RICs or leases. While these Trusts are included in our Consolidated Financial Statements, they are separate legal entities; thus, the RICs or leases and other assets sold to these Trusts are legally owned by the Trusts, are available only to satisfy the notes payable related to the securitized RICs or leases and are not available to the Company's creditors or other subsidiaries.

The Company also sells RICs and leases to VIEs or directly to third parties. The Company may determine that these transactions meet sale accounting treatment in accordance with applicable guidance, which states that control must be surrendered. To arrive at this conclusion, the Company evaluates legal considerations and the nature and extent of its continuing involvement with the transferred assets. The transferred financial assets are removed from the Company's Consolidated Balance Sheets at the time the sale is completed if control has been surrendered. The Company generally remains the servicer of the financial assets and receives servicing fees. The Company also recognizes a gain or loss for the difference between the fair value, as measured based on sales proceeds plus (or minus) the value of any servicing asset (or liability) retained and the carrying value of the assets sold.

In addition, the Company purchases and sells residential mortgages. Sales occur either through a whole-loan sale to a third party, or through a sale to a VIE sponsored by the Company, in which the Company may retain a residual interest. Retained interests are generally classified as HTM securities at amortized cost or Other Investments at fair value. To the extent of its retained interests, the Company continues to be exposed to the credit risk of the securitized financial assets. The Company does not service the residential mortgages and does not consolidate these VIEs because it is not the primary beneficiary. Purchased residential mortgages are recorded at fair value and classified as HFS. Transfers of financial assets are accounted for as sales when the Company has relinquished control over the transferred assets and does not consolidate the transferee. The gain or loss on sale of such financial assets depends, in part, on the previous carrying amount of the assets involved in the transfer (generally at fair value) and the sum of the proceeds and the fair value of the retained interests at the date of sale.

See further discussion on the Company's securitizations in Note 8 to these Consolidated Financial Statements.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Cash, Cash Equivalents, and Restricted Cash

Cash and cash equivalents include cash, amounts due from depository institutions, interest-bearing deposits in other banks, and federal funds sold. Cash and cash equivalents have original maturities of three months or less and, accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value. The Company has maintained balances in various operating and money market accounts in excess of federally insured limits.

Cash deposited to support securitization transactions, lockbox collections, and the related required reserve accounts is recorded in the Company's Consolidated Balance Sheets as restricted cash. Excess cash flows generated by Trusts are added to the restricted cash reserve account, creating additional over-collateralization until the contractual securitization requirement has been reached. Once the targeted reserve requirement is satisfied, additional excess cash flows generated by the Trusts are released to the Company as distributions from the Trusts. Lockbox collections are added to restricted cash and released when transferred to the appropriate warehouse facility or Trust. The Company also maintains restricted cash primarily related to cash posted as collateral related to derivative agreements and CLNs and cash restricted for investment purposes.

Investment Securities and Other Investments

Investments in debt securities are classified as either AFS, HTM, trading, or other investments. Investments in equity securities are generally recorded at fair value with changes recorded in earnings. Management determines the appropriate classification at the time of purchase.

Debt securities that the Company has the positive intent and ability to hold until maturity are classified as HTM securities. HTM securities are reported at cost and adjusted for payments, charge-offs, amortization of premium and accretion of discount. Impairment of HTM securities is recorded using a valuation reserve which represents management’s best estimate of expected credit losses during the lives of the securities. Securities for which management has an expectation that nonpayment of the amortized costs basis is zero, do not have a reserve. The Company has a zero loss expectation when the securities are issued or guaranteed by certain U.S. government entities, and those entities have a long history of no defaults and the highest credit ratings issued by rating agencies. Transfers of debt securities into the HTM category from the AFS category are made at amortized cost plus or minus any unrealized gains or losses recorded in AOCI. The unrealized gain or loss at the date of transfer is amortized over the remaining lives of the securities. Any reserve for credit losses on investments recorded while the security was classified as AFS will be reversed through provision expense in non-interest income. Thereafter, the allowance will be recorded through provision expense using the HTM valuation reserve.

Debt securities expected to be held for an indefinite period of time are classified as AFS and recorded on the balance sheet at fair value. If the fair value of an AFS debt security declines below its amortized cost basis and the Company does not have the intention or requirement to sell the security before it recovers its amortized cost basis, declines due to credit factors will be recorded in earnings through a reserve for credit losses on investments, and declines due to non-credit factors will be recorded in AOCI, net of taxes. Subsequent to recognition of a credit loss, improvements to the expectation of collectability will be reversed through the allowance. If the Company has the intention or requirement to sell the security, the Company will record its fair value changes in earnings as a direct write down to the security. Increases in fair value above amortized cost basis are recorded in AOCI, net of taxes.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

The Company conducts a comprehensive security-level impairment assessment quarterly on all AFS securities with a fair value that is less than their amortized cost basis to determine whether the loss is due to credit factors. The quarterly assessment takes into consideration whether (i) the Company has the intent to sell or (ii) it is more likely than not that it will be required to sell the security before the expected recovery of its amortized cost. The Company also considers whether or not it would expect to receive all of the contractual cash flows from the investment based on its assessment of the security structure, recent security collateral performance metrics, external credit ratings, failure of the issuer to make scheduled interest or principal payments, judgment and expectations of future performance, and relevant independent industry research, analysis and forecasts. The Company also considers the severity of the impairment in its assessment. Similar to HTM securities, securities for which management expects risk of nonpayment of the amortized cost basis is zero do not have a reserve. The Company has a zero loss expectation when the securities are issued or guaranteed by certain U.S. government entities, and those entities have a long history of no defaults and the highest credit ratings issued by rating agencies.

The Company does not measure an ACL for accrued interest, and instead writes off uncollectible accrued interest balances in a timely manner. The Company places securities on nonaccrual and reverses any uncollectible accrued interest when the full and timely collection of interest or principal becomes uncertain, but no later than at 90 days delinquent.

Realized gains and losses on sales of investment securities are recognized on the trade date and included in earnings within Net (losses)/gains on sale of investment securities, which is a component of non-interest income. Unamortized premiums and discounts are recognized in interest income over the estimated life of the security using the interest method.

Debt securities held for trading purposes and equity securities are carried at fair value, with changes in fair value recorded in non-interest income. Investments that are purchased principally for the purpose of economically hedging MSRs in the near term are classified as trading securities and carried at fair value, with changes in fair value recorded as a component of the Miscellaneous income, net line of the Consolidated Statements of Operations.

Other investments primarily include the Company's investment in the stock of the FHLB of Pittsburgh and the FRB. Although FHLB and FRB stock are equity interests in the FHLB and FRB, respectively, neither has a readily determinable fair value, because ownership is restricted, and they are not readily marketable. FHLB stock can be sold back only at its par value of $100 per share and only to FHLBs or to another member institution. Accordingly, FHLB stock and FRB stock are carried at cost. The Company evaluates this investment for impairment on the ultimate recoverability of the par value. Other investments also includes investments in LIHTC affordable housing projects.

See Note 2 to the Consolidated Financial Statements for details on the Company's investments.

Securities Financing Activities

The Company may enter into Securities Financing Activities primarily to deploy the Company’s excess cash and/or borrow short term funds to manage liquidity and investment positions. Securities Financing Activities are treated as collateralized financings and are included in "Federal funds sold and securities purchased under resale agreements or similar arrangements" and "Federal funds purchased and securities loaned or sold under repurchase agreements" on the Company’s Consolidated Balance Sheets. Resale and repurchase agreements are generally carried at the amount of cash collateral advanced or received. Accrued interest is classified in Other assets and Other liabilities. Where appropriate under applicable accounting guidance, Securities Financing Activities with the same counterparty are reported on a net basis.

Securities transferred to counterparties under repurchase agreements and securities lending transactions continue to be recognized on the Consolidated Balance Sheets, are measured at fair value, and are included in Trading securities on the Company’s Consolidated Balance Sheets. Securities received from counterparties under reverse repurchase agreements and securities borrowed transactions are not recognized on the Consolidated Balance Sheets unless the counterparty defaults. The securities transferred under Securities Financing Activities typically are U.S. Treasury and agency securities or residential agency MBS. In general, the securities transferred can be sold, re-pledged or otherwise used by the party in possession. No restrictions exist on the use of cash collateral by either party. The Company may be exposed to counterparty risk, with such risk managed by performing assessments independent of business line managers and establishing concentration limits on each counterparty. Additionally, these transactions include collateral arrangements that require the fair values of the underlying securities to be determined daily, resulting in collateral being obtained or refunded to counterparties to maintain specified collateral levels. These financing transactions do not create material credit risk given the collateral provided and the related monitoring process.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

LHFI

LHFI include commercial and consumer loans (including RICs) originated by the Company as well as loans acquired by the Company, which the Company intends to hold for the foreseeable future or until maturity. RICs include nonprime automobile finance receivables that are acquired individually from dealers at a nonrefundable discount from the contractual principal amount. RICs also include receivables originated through a direct lending program and loan portfolios purchased from other lenders.

LHFI are reported net of cumulative charge-offs, unamortized loan origination fees and costs, and (for purchased loans) unamortized discounts and premiums. Interest on loans is credited to income as it is earned. For most of the Company's LHFI, loan origination fees and certain direct loan origination costs and premiums and discounts are deferred and recognized as adjustments to interest income in the Consolidated Statements of Operations over the contractual life of the loan utilizing the effective interest method. For RICs, loan origination fees and costs, premiums and discounts are deferred and amortized over their estimated lives as adjustments to interest income utilizing the effective interest method using estimated prepayment speeds, which are updated on a monthly basis. The Company estimates future principal prepayments specific to pools of homogeneous loans, which are based on the vintage, credit quality at origination and term of the loan. Prepayments in our portfolio are sensitive to credit quality, with higher credit quality loans experiencing higher voluntary prepayment rates than lower credit quality loans. The resulting prepayment rate specific to each pool is based on historical experience and is used as an input in the calculation of the constant effective yield. The impact of defaults is not considered in the prepayment rate; the prepayment rate only considers voluntary prepayments.

The Company’s LHFI are carried at amortized cost, net of the ALLL. When a RIC is originated, certain cost basis adjustments (the net discounts) to the principal balance of the loan are recognized in accordance with the accounting guidance for loan origination fees and costs. These cost basis adjustments generally include the following:

•Origination costs.
•Dealer discounts - dealer discounts to the principal balance of the loan generally occur in circumstances in which the contractual interest rate on the loan is not sufficient to compensate for the credit risk of the borrower.
•Participation - participation fees, or premiums, paid to the dealer as a form of profit-sharing, rewarding the dealer for originating loans that perform.
•Subvention - payments received from the vehicle manufacturer as compensation (yield enhancement) for the cost of below-market interest rates offered to consumers.

Originated loans are initially recorded at the proceeds paid to fund the loan, adjusted for loan origination fees and costs.

Purchased loans are initially recorded at the proceeds paid, which includes premiums and discounts. Purchased loans are generally acquired in a bulk purchase or a business combination. RICs acquired directly from a dealer and loans acquired upon origination from a third party through a flow agreement are considered to be originated loans, not purchased loans. Purchase discounts and premiums on purchased loans that are deemed performing are accreted over the contractual term of the loans, generally using the effective interest method. The purchase discounts on revolving personal unsecured loans are amortized on a straight-line basis.

Collateral is generally required for loans. For commercial loans, the Company focuses on assessing the borrower’s capacity and willingness to repay and obtaining sufficient collateral. C&I loans are generally secured by the borrower’s assets and by guarantees. CRE loans are secured by real estate at specified LTV ratios and often by a guarantee. The Company purchases residential mortgage loans and home equity loans and lines that are secured by the underlying 1-4 family residential properties. RICs and auto loans are secured by the underlying vehicles.

See LHFS subsection below for accounting treatment when an HFI loan is re-designated as LHFS.

PCD Loans

Purchased loans that at acquisition the Company deems to have more than insignificant deterioration in credit quality since origination are considered PCD loans. PCD loans require the recognition of an ACL at purchase. The ACL is added to the purchase price at the date of acquisition to determine the initial amortized cost basis of the PCD loan. The ACL is calculated based on the unpaid principal balance, using the same methodology as originated loans, as described below.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Alternatively, the Company can elect the FVO at the time of purchase for any financial asset. Under the FVO, loans are recorded at fair value with changes in value recognized immediately in income. There is no ACL for loans under the FVO.

For loans under the FVO, the Company recognizes the fair value adjustments as part of other non-interest income in the Company’s Consolidated Statements of Operations. Generally, the Company does not recognize interest income on non-accrual loans under the FVO. The Company recognizes interest income separately from the total fair value adjustment for certain loans that are not considered non-accrual and for which the Company has elected the FVO.

Allowance for Credit Losses

General

The ALLL and reserve for off-balance sheet commitments (together, the ACL) are maintained at levels that represent management’s best estimate of expected credit losses in the Company’s HFI loan portfolios, excluding those loans accounted for under the FVO. Credit loss expenses are charged in amounts sufficient to maintain the ACL at levels considered adequate to cover expected credit losses in the Company’s HFI loan portfolios. The ACL is measured based on a current expected loss model, which means that it is not necessary for a loss event to occur before a credit loss is recognized. Management’s estimate of expected credit losses is based on an evaluation of relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the future collectability of the reported amounts. Management's evaluation takes into consideration the risks in the portfolio, past loss experience, specific loans with loss potential, geographic and industry concentrations, delinquency trends, economic forecasts and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the ACL may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

The ALLL is a valuation account that is deducted from, or added to, the amortized cost basis to present the net amount expected to be collected on the Company’s HFI loan portfolios. The reserve for off-balance sheet commitments represents the expected credit losses for unfunded lending commitments and financial guarantees and is presented within Other liabilities on the Company's Consolidated Balance Sheets. The reserve for off-balance sheet commitments, together with the ALLL, is generally referred to collectively throughout these financial statements as the ACL, despite the presentation differences.

The Company measures expected losses of all components of the amortized cost basis of its loans. For all loans except credit cards, the Company has elected to exclude accrued interest receivable balances from the measurement of expected credit losses because it applies a nonaccrual policy that results in the timely write off of uncollectible interest.

Off-balance sheet commitments which are not unconditionally cancellable by the Company are subject to credit risk. Additions to the reserve for off-balance sheet commitments are made by charges to the credit loss expense. The Company does not calculate a liability for expected credit losses for off-balance sheet credit exposures which are unconditionally cancellable by the lender, because these instruments do not expose the Company to credit risk. At SHUSA, this generally applies to credit cards and commercial demand lines of credit.

Methodology

The Company uses several methodologies for measurement of the ACL. The ACL is made up of a quantitative and a qualitative component. To determine the quantitative component, the Company generally uses a DCF approach for determining the ALLL for individually assessed loans, and loss rate statistical methodology for other loans. The methodologies utilized by the Company to estimate expected credit losses vary by product type.

Expected credit losses are estimated on a collective basis when similar risk characteristics exist. Expected credit losses are estimated on an individual basis only if the individual asset or exposure does not share similar risk attributes with other financial assets or exposures, including when an asset is treated as a collateral dependent asset. The estimate of expected credit losses reflects information about past events, current conditions, and reasonable and supportable forecasts that affect the future collectability of reported amounts. This information includes internal information, external information, or a combination of both. The Company uses historical loss experience as a starting point for estimating expected credit losses.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

The ACL estimate includes significant assumptions including the reasonable and supportable economic forecast period, which considers the availability of forward-looking scenarios and their respective time horizons, as well as the reversion method to historical losses. The economic scenarios used by the Company are available up to the contractual maturities of the assets, and therefore the Company can project losses through the respective contractual maturities, using an input reversion approach. This method results in a single, quantitatively consistent credit model across the entire projection period as the macroeconomic effects in the historical data are controlled for the estimate of the long-run loss level.

The Company uses multiple scenarios in its CECL estimation process. Additionally, the results from the CECL models are reviewed and adjusted, if necessary, based on management’s judgment, as discussed in the section captioned "Qualitative Reserves" below.

CECL Models

The Company uses a statistical methodology based on an expected credit loss approach that focuses on forecasting the expected credit loss components (i.e., PD, payoff, LGD and EAD) on a loan level basis to estimate the expected future lifetime losses.

•In calculating the PD and payoff, the Company developed model forecasts which consider variables such as delinquency status, loan tenor and credit quality as measured by internal risk ratings assigned to individual loans and credit facilities.
•The LGD component forecasts the extent of losses given that a default has occurred and considers variables such as collateral, LTV and credit quality.
•The EAD component captures the effects of expected partial prepayments and underpayments that are expected to occur during the forecast period and considers variables such as LTV, collateral and credit quality indicators.

The above expected credit loss components are used to compute an ACL based on the weighted average of the results of four macroeconomic scenarios. The Company generally uses a third-party vendor's consensus baseline macroeconomic scenario for the quantitative estimate and additional positive and negative macroeconomic scenarios to make qualitative adjustments for macroeconomic uncertainty and considers adjustments to macroeconomic inputs and outputs based on market volatility. Weightings are assigned to the macroeconomic scenarios and are approved quarterly by management through established committee governance. These ECL components are inputs to the Company’s DCF approach for individually assessed loans, and the non-DCF approach for other loans.

When using a non-DCF method to measure the ACL, the Company measures expected credit losses over the asset’s contractual term, adjusted for (a) expected prepayments and (b) expected extensions or renewal options (excluding those that are accounted for as derivatives) included in the original or modified contract at the reporting date that are not unconditionally cancellable by the Company.

In addition to the ALLL, management estimates expected losses related to off-balance sheet commitments using the same models and procedures used to estimate expected loan losses. Off-balance sheet commitments for commercial customers are analyzed and segregated by risk according to the Company's internal risk rating scale. These risk classifications, in conjunction with a forecast of expected usage of committed amounts and an analysis of historical loss experience, reasonable and supportable forecasts of economic conditions, performance trends within specific portfolio segments, and any other pertinent information result in the estimation of the reserve for off-balance sheet commitments.

DCF Approaches

A DCF method measures expected credit losses by forecasting expected future principal and interest cash flows and discounting them using the financial asset’s EIR. The ACL reflects the difference between the amortized cost basis and the present value of the expected cash flows. When using a DCF method to measure the ACL, the period of exposure is determined as a function of the Company’s expectations of the timing of principal and interest payments. The Company considers estimated prepayments in the future principal and interest cash flows when utilizing a DCF method. The Company generally uses a DCF approach for impaired commercial loans. The Company reports the entire change in present value in credit loss expense.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Collateral-Dependent Assets

A loan is considered a collateral-dependent financial asset when:

•The Company determines foreclosure is probable, or
•The borrower is experiencing financial difficulty and the Company expects repayment to be provided substantially through the operation or sale of the collateral.

For all collateral-dependent loans, the Company measures the ACL as the difference between the asset’s amortized cost basis and the fair value of the underlying collateral as of the reporting date, adjusted for expected costs to sell. If repayment or satisfaction of the loan is dependent only on the operation, rather than the sale of the collateral, the measure of credit losses does not incorporate estimated costs to sell.

A collateral-dependent loan is written down (i.e., charged-off) to the fair value of the collateral adjusted for costs to sell (if repayment from sale is expected.) Any subsequent increase or decrease in the collateral’s fair value less cost to sell is recognized as an adjustment to the related loan’s ACL. Negative ACLs are limited to the amount previously charged-off.

Loans discharged under Chapter 7 bankruptcy are considered collateral-dependent, regardless of delinquency status. These loans are written down to the fair value of collateral and classified as non-accrual/non-performing for the remaining life of the loan.

Collateral Maintenance Provisions

For certain loans with collateral maintenance provisions which are secured by highly liquid collateral, the Company expects nonpayment of the amortized cost basis to be zero when such provisions require the borrower to continually replenish collateral in the event the fair value of the collateral changes. For these loans, the Company records no ACL.

Negative Allowance

Negative allowance is defined as the amount of future recovery expected for accounts that have already been charged-off. The Company performs an analysis of the actual historical recovery values to determine the pattern of recovery and expected rate of recovery over a given historic period and uses the results of this analysis to determine a negative allowance. Negative allowance reduces the ACL.

Qualitative Reserves

Regardless of the extent of the Company's analysis of customer performance, portfolio evaluations, trends or risk management processes established, a level of imprecision will always exist due to the judgmental nature of loan portfolio and/or individual loan evaluations. The Company maintains qualitative reserves as a component of the ACL to recognize the existence of these exposures. Imprecisions include loss factors inherent in the loan portfolio that may not have been discreetly contemplated in deriving the quantitative component of the allowance, as well as potential variability in estimates.

Quantitative models have certain limitations regarding estimating expected losses in times of rapidly changing macro-economic forecasts. The ACL estimate includes qualitative adjustments to adjust for limitations in modeled results with respect to forecasted economic conditions that are well outside of historic economic conditions used to develop the models and to give consideration to significant government relief programs, stimulus, and internal credit accommodations. Management believes the qualitative component of the ACL, which incorporates management’s expert judgment related to expected future credit losses, will continue to represent a significant portion of the ACL for the foreseeable future.

The qualitative adjustments are also established in consideration of several factors such as the interpretation of economic trends and uncertainties, changes in the nature and volume of our loan portfolios, trends in delinquency and collateral values, and concentration risk. This analysis is conducted at least quarterly, and the Company revises the qualitative component of the allowance, when necessary, in order to address improving or deteriorating credit quality trends or specific risks associated with a loan pool classification.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Governance

A comprehensive analysis of the ACL is performed by the Company on a quarterly basis. Management regularly monitors the condition of borrowers and assesses both internal and external factors in determining whether any relationships have deteriorated considering factors such as historical loss experience, trends in delinquency and NPLs, changes in risk composition and underwriting standards, experience and ability of staff and regional and national economic conditions, trends and forecasts. Risk factors are continuously reviewed and revised by management when conditions warrant.

The Company's reserves are principally based on various models subject to the Company's model risk management framework. New models are approved by the Company's Model Risk Management Committee. Models, inputs and documentation are further reviewed and validated periodically, and the Company completes a detailed variance analysis of historical model projections against actual observed results on a quarterly basis. Required actions resulting from the Company's analysis, if necessary, are governed by its ACL Committee.

Reserve levels are collectively reviewed for adequacy and approved quarterly by Board-level committees.

Changes in the assumptions used in these estimates could have a direct material impact on credit loss expense in the Consolidated Statements of Operations and in the ALLL. The Company’s models incorporate a variety of assumptions based on historical experience, current conditions and forecasts. Management also applies its judgment in evaluating the appropriateness of the allowance. Material changes to the ACL might be necessary if prevailing conditions differ materially from the assumptions and estimates utilized in calculating the ACL.

Interest Recognition and Non-accrual loans

Interest from loans is accrued when earned in accordance with the terms of the loan agreement. The accrual of interest is discontinued and uncollected interest is reversed once a loan is placed in non-accrual status. A loan is determined to be non-accrual when it is probable that scheduled payments of principal and interest will not be received when due according to the contractual terms of the loan agreement.

The Company generally places commercial loans on non-accrual status when they become 90 days or more delinquent. When the collectability of the recorded loan balance of a nonaccrual loan is in doubt, cash payments received from the borrower are generally applied first to reduce the carrying value of the loan. Otherwise, interest income may be recognized to the extent cash is received. Generally, a nonaccrual loan is returned to accrual status when, based on the Company’s judgment, the borrower’s ability to make the required principal and interest payments has resumed and collectability of remaining principal and interest is no longer doubtful. Interest income recognition resumes for nonaccrual loans that were accounted for on a cash basis method when they return to accrual status, while interest income that was previously recorded as a reduction in the carrying value of the loan would be recognized as interest income based on the effective yield to maturity on the loan. Collateral dependent loans are generally not returned to accrual status.

Consumer loans (excluding RICs and auto loans) are placed on nonaccrual status when they meet certain delinquency thresholds, or sooner if collectability of the amortized cost basis is in doubt. Residential mortgages, home equity loans and lines and unsecured loans are generally placed on nonaccrual status at 90 days delinquent and returned to accrual status when they become less than 90 days delinquent.

Credit cards continue to accrue interest until they become 180 days delinquent, at which point they are charged-off.

For RICs and auto loans, the accrual of interest is discontinued and accrued but uncollected interest is reversed once a RIC becomes more than 60 days delinquent, (i.e., 61 or more DPD) and is resumed and reinstated if a delinquent account subsequently becomes 60 days or less past due. The Company considers RICs and auto loans delinquent when an obligor fails to pay substantially all (defined as 90%) of the scheduled payment by the due date. The payment following the partial payment must be a full payment, or the account will move into delinquency status at that time. For RICs and auto loans on nonaccrual status, interest income is recognized on a cash basis.

At the time a deferral is granted on a RIC or auto loan, all delinquent amounts may be deferred or paid, resulting in the classification of the loan as current, and therefore not considered a delinquent account. Thereafter, the account is aged based on the timely payment of future installments in the same manner as any other account.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Charge-off of Uncollectible Loans

Any loan may be charged-off if a loss confirming event has occurred. Loss-confirming events usually involve the receipt of specific adverse information about the borrower and may include bankruptcy, foreclosure, or receipt of an asset valuation indicating a shortfall between the value of the collateral and the book value of the loan when that collateral asset is the sole source of repayment.

The Company generally charges off commercial loans when it is determined that the specific loan or a portion thereof is uncollectible. This determination is based on facts and circumstances of the individual loans and normally includes considering the viability of the related business, the value of any collateral, the ability and willingness of any guarantors to perform and the overall financial condition of the borrower. Partially charged-off loans continue to be evaluated on not less than a quarterly basis, with additional charge-offs or loan and lease loss provisions taken on the remaining loan balance, if warranted, utilizing the same criteria. Although the ACL is established on a collective basis, actual charge-offs are recorded on a loan-by-loan basis when losses are confirmed or when established delinquency thresholds have been met.

The Company generally charges off consumer loans, or a portion thereof, as follows: residential mortgage loans and home equity loans are charged-off to the estimated fair value of their collateral (net of selling costs) when they become 180 days delinquent, and other loans (closed-end) are charged-off when they become 120 days delinquent. RICs and auto loans are charged-off to the estimated net recovery value in the month an account becomes greater than 120 days delinquent if the Company has not repossessed the related vehicle. The Company charges off accounts in repossession to estimated net recovery value when the automobile is repossessed and legally available for disposition. For RICs and auto loans, a net charge-off represents the difference between the estimated net sales proceeds and the Company's amortized cost basis of the related contract. Revolving personal unsecured loans are charged off when they become 180 days delinquent. Credit cards are charged off when they are 180 days delinquent or within 60 days after the receipt of notification of the cardholder’s death or bankruptcy.

Accounts in repossession that have been charged off and are pending liquidation are removed from loans and the related repossessed assets are included in Other assets in the Company's Consolidated Balance Sheets. For residential mortgages, foreclosed real estate is moved to Other assets when the Company has obtained legal title to the property.

Loans receiving a bankruptcy notice or for which fraud has been discovered are written down to the collateral value less costs to sell within 60 days of such notice or discovery. Charge-offs are not required when it can be clearly demonstrated that repayment will occur regardless of delinquency status. Factors that would demonstrate repayment include a loan that is secured by collateral and is in the process of collection, a loan supported by a valid guarantee or insurance, or a loan supported by a valid claim against a solvent estate.

Expected recoveries of amounts previously written off and expected to be written off are included in the ACL up to the aggregate of amounts previously written off and expected to be written off by the Company.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

LHFS

LHFS are recorded at either estimated fair value (if the FVO is elected) or the lower of cost or fair value. The Company has elected to account for most of its residential real estate mortgages purchased with the intent to sell at fair value. Applying fair value accounting to the residential mortgage LHFS better aligns the reported results of the economic changes in the value of these loans and their related economic hedge instruments. Generally, residential loans are valued on an aggregate portfolio basis, and commercial loans are valued on an individual loan basis. Gains and losses on LHFS which are accounted for at fair value are recorded in Miscellaneous income, net.

All other LHFS which the Company does not have the intent and ability to hold for the foreseeable future or until maturity or payoff are carried at the lower of cost or fair value. When loans are transferred from HFI, the Company will recognize a charge-off to the ALLL, if warranted under the Company’s charge-off policies. Any excess ALLL for the transferred loans is reversed through provision expense. Subsequent to the initial measurement of LHFS, market declines in the recorded investment, whether due to credit or market risk, are recorded through Miscellaneous income, net as lower of cost or market adjustments.

Interest income on the Company’s LHFS is recognized when earned based on their respective contractual rates in Interest income on loans in the Consolidated Statements of Operations. The accrual of interest is discontinued and reversed once the loans become more than 90 days delinquent.

Leases (as Lessor)

The Company provides financing for various types of equipment, energy and power systems, and automobiles through a variety of lease arrangements.

The Company’s investments in leases that are accounted for as direct financing leases are carried at the aggregate of lease payments plus estimated residual value of the leased property less unearned income, and are reported as part of LHFI in the Company’s Consolidated Balance Sheets. Leveraged leases, a form of financing lease, are carried net of non-recourse debt. The Company recognizes income over the term of the lease using the effective interest method, which provides a constant periodic rate of return on the outstanding investment on the lease.

Leased vehicles under operating leases are carried at cost net of accumulated depreciation and any impairment charges and presented as Operating lease assets, net in the Company’s Consolidated Balance Sheets. Leased vehicles purchased in connection with newly originated operating leases are recorded at cost, including origination fees and costs. For certain vehicles, payments from the vehicle’s manufacturer under subvention programs and estimates of manufacturer rebates due at lease termination are recorded as reductions to the cost of the vehicle. Subvention payments and manufactured rebates are recognized as an adjustment to depreciation expense, which is recognized on a straight-line basis over the contractual term of the leases to the lower of the expected residual value or contract residual value. The expected residual value and, accordingly, the monthly depreciation expense may change throughout the term of the lease. The Company estimates expected residual values using independent data sources and internal statistical models that take into consideration economic conditions, current auction results, the Company’s remarketing abilities, and manufacturer vehicle and marketing programs.

Lease payments due from operating lease customers are recorded as income within Lease income in the Company’s Consolidated Statements of Operations, unless and until a customer becomes more than 60 days delinquent, at which time the accrual of revenue is discontinued. The accrual is resumed if a delinquent account subsequently becomes 60 days or less past due.

The Company periodically evaluates its investment in operating leases for impairment if circumstances such as a systemic and material decline in used vehicle values occurs. This would include, for example, a decline in the residual value of our lease portfolio due to an event caused by shocks to oil and gas prices that have a pronounced impact on certain models of vehicles, pervasive manufacturer defects, or other events that could systemically affect the value of a particular brand or model of leased asset, which indicates that impairment may exist.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Under the accounting for impairment or disposal of long-lived assets, residual values of leased assets under operating leases are evaluated individually for impairment. When aggregate future cash flows from the operating lease, including the expected realizable fair value of the leased asset at the end of the lease, are less than the book value of the lease, an immediate impairment write-down is recognized if the difference is deemed not recoverable. Otherwise, reductions in the expected residual value result in additional depreciation of the leased asset over the remaining term of the lease. Upon disposition, a gain or loss is recorded for any difference between the net book value of the leased asset and the proceeds from the disposition of the asset, including any insurance proceeds. Gains or losses on the sale of leased assets are included in Miscellaneous income, net, while valuation adjustments on operating lease residuals impact depreciation expense which is included in Lease expense in the Consolidated Statements of Operations. No impairment for leased assets was recognized during the years ended December 31, 2025, 2024, or 2023.

Leases (as Lessee)

Operating lease ROU assets and lease liabilities are recognized upon lease commencement based on the present value of lease payments over the lease term, discounted at the Company's estimated rate of interest for a collateralized borrowing for a similar term. The lease term includes options to extend or terminate a lease when the Company considers it reasonably certain that such options will be exercised. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Premises and Equipment

Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is calculated utilizing the straight-line method. Estimated useful lives are as follows:

Office buildings	10 to 30 years
Leasehold improvements (1)	10 to 30 years
Software	3 to 7 years
Furniture, fixtures and equipment	3 to 10 years
Automobiles	5 years
(1) Leasehold improvements are depreciated over the shorter of the useful lives of the assets or the remaining term of the leases.

Expenditures for maintenance and repairs are charged to Occupancy and equipment expense in the Consolidated Statements of Operations as incurred.

Equity Method Investments

The Company uses the equity method for general and limited partnership interests, limited liability companies and other unconsolidated equity investments in which the Company is considered to have significant influence over the operations of the investee. Under the equity method, the Company records its equity ownership share of net income or loss of the investee in "Miscellaneous income, net." Investments accounted for under the equity method of accounting above are included in the caption "Other Assets" on the Consolidated Balance Sheets.

Goodwill and Intangible Assets

Goodwill is the excess of the purchase price over the fair value of the tangible and identifiable intangible assets and liabilities of companies acquired through business combinations accounted for under the acquisition method. Goodwill and other indefinite-lived intangible assets are not amortized on a recurring basis, but rather are subject to periodic impairment testing. The Company conducts its evaluation of goodwill impairment at the reporting unit level on an annual basis at October 1, and more frequently if events or circumstances indicate that the carrying value of a reporting unit exceeds its fair value. A reporting unit is an operating segment or one level below.

An entity's goodwill impairment quantitative analysis is required to be completed unless the entity determines, based on certain qualitative factors, that it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is greater than its carrying amount, including goodwill, in which case no further analysis is required. An entity has an unconditional option to bypass the preceding qualitative assessment (often referred to as step 0) for any reporting unit in any period and proceed directly to the quantitative goodwill impairment test.

The quantitative test includes a comparison of the fair value of each reporting unit to its respective carrying amount, including its allocated goodwill. If the fair value of the reporting unit is in excess of the carrying value, the related goodwill is considered not to be impaired, and no further analysis is necessary. If the carrying value of the reporting unit is higher than the fair value, the impairment is measured as the excess of carrying value over fair value. A recognized impairment charge cannot exceed the amount of goodwill allocated to a reporting unit and cannot subsequently be reversed even if the fair value of the reporting unit recovers.

The Company's intangible assets consist of assets purchased or acquired through business combinations, including customer relationships and dealer networks. Certain intangible assets are amortized over their useful lives. The Company evaluates identifiable intangibles for impairment when an indicator of impairment exists, but not less than annually. Separable intangible assets that are not deemed to have an indefinite life are amortized over their useful lives.

MSRs

The Company has elected to measure its residential MSRs at fair value to be consistent with the risk management strategy to hedge changes in the fair value of these assets.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

BOLI

BOLI represents the cash surrender value of life insurance policies for certain current and former employees who have provided positive consent to allow SBNA to be the beneficiary of such policies. Increases in the net cash surrender value of the policies, as well as insurance proceeds received, are recorded in non-interest income, and are not subject to income taxes.

OREO and Other Repossessed Assets

OREO and other repossessed assets consist of properties, vehicles, and other assets acquired by, or in lieu of, foreclosure or repossession in partial or total satisfaction of NPLs, including RICs and leases. Assets obtained in satisfaction of a loan are recorded at the estimated fair value minus estimated costs to sell based upon the asset's appraisal value at the date of transfer. The excess of the carrying value of the loan over the fair value of the asset minus estimated costs to sell are charged to the ALLL at the initial measurement date. Subsequent to the acquisition date, OREO and repossessed assets are carried at the lower of cost or estimated fair value, net of estimated cost to sell. Any declines in the fair value of OREO and repossessed assets below the initial cost basis are recorded through a valuation allowance with a charge to non-interest income. Increases in the fair value of OREO and repossessed assets net of estimated selling costs will reverse the valuation allowance, but only up to the cost basis which was established at the initial measurement date. Costs of holding the assets are recorded as operating expenses, except for significant property improvements, which are capitalized to the extent that the carrying value does not exceed the estimated fair value. The Company generally begins vehicle repossession activity once a customer's account becomes 60 days delinquent. The customer has an opportunity to redeem the repossessed vehicle by paying all outstanding balances, including finance changes and fees. Any vehicles not redeemed are sold at auction. OREO and other repossessed assets are recorded within Other assets on the Consolidated Balance Sheets.

Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments primarily to manage exposure to interest rate, foreign exchange, equity, and credit risk. Derivative financial instruments are used to reduce the effects that changes in interest rates may have on net income, the fair value of assets and liabilities, and cash flows. The Company also enters into derivatives with customers to facilitate their risk management activities, and often sells derivative products to commercial loan customers to hedge interest rate risk associated with loans made by the Company. The Company uses derivative financial instruments as risk management tools and not for speculative trading purposes for its own account. Derivative financial instruments are recognized as either assets or liabilities in the Consolidated Balance Sheets at fair value. The accounting for changes in the fair value of each derivative financial instrument depends on whether it has been designated and qualifies as a hedge for accounting purposes, as well as the type of hedging relationship identified.

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk such as interest rate risk are considered fair value hedges. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The Company formally documents the relationships of qualifying hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking each hedge transaction.

Fair value hedges that are highly effective are accounted for by recording the change in the fair value of the derivative instrument and the change (due to the hedged risk) in the fair value of the related hedged asset, liability or firm commitment in the corresponding income or expense line in the Consolidated Statements of Operations. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as an other asset or other liability. Actual cash receipts or payments and related amounts accrued during the period on derivatives included in a fair value hedge relationship are recorded as adjustments to the income or expense associated with the hedged asset or liability.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Cash flow hedges that are highly effective are accounted for by recording the fair value of the derivative instrument on the Consolidated Balance Sheets as an asset or liability, with a corresponding charge or credit for the change in the fair value of the derivative, net of tax, recorded in AOCI within stockholder's equity in the accompanying Consolidated Balance Sheets. Amounts are reclassified from AOCI to the Consolidated Statements of Operations in the period or periods the hedged transaction affects earnings. In the case in which certain cash flow hedging relationships have been terminated, the Company continues to defer the net gain or loss in AOCI and reclassifies it into interest expense as the hedged cash flows occur, unless it becomes probable that the hedged cash flows will not occur.

We discontinue hedge accounting when it is determined that the derivative no longer qualifies as an effective hedge; the derivative expires or is sold, terminated or exercised; the derivative is de-designated as a fair value or cash flow hedge; or, for a cash flow hedge, it is no longer probable that the forecasted transaction will occur by the end of the originally specified time period. If we determine that the derivative no longer qualifies as a fair value or cash flow hedge and hedge accounting is discontinued, the derivative will continue to be recorded on the balance sheet at its fair value, with changes in fair value included in current earnings. For a discontinued fair value hedge, the previously hedged item is no longer adjusted for changes in fair value.

Changes in the fair value of derivatives not designated in hedging relationships are recognized immediately in the Consolidated Statements of Operations. Derivatives are classified in the Consolidated Balance Sheets as "Other assets" or "Other liabilities," as applicable. See Note 11 to the Consolidated Financial Statements for further discussion.

CLNs

CLNs are classified as Borrowings and other debt obligations. The notes contain a financial guarantee that effectively transfers a portion of the credit risk on a reference pool of loans owned by the Company to the noteholders. These are considered freestanding financial guarantee contracts. The notes are recorded at the amount of the proceeds received, net of debt issuance costs and subsequently accounted for on an amortized cost basis. In the event of credit losses on the reference loan pool in excess of the contractual residual amount, the principal balance of the notes will be reduced to the extent of such loss up to the amount of notes issued and recognized as a debt extinguishment gain within Miscellaneous income, net. In addition, as the credit guarantee component of the notes is considered to be free standing, the ACL measured on the reference pool of loans in accordance with ASC 326 is not reduced by the credit guarantee. The Company has the option to redeem the notes once the unpaid principal balance of the reference pool is less than or equal to 10% of the initial principal balance.

In connection with certain of its CLNs, the Company is required to maintain a collateral account with a third-party financial institution, with the amount equal to at least the outstanding balances of these transactions' CLNs. This is reported as restricted cash in the Consolidated Balance Sheets. In addition, the Company maintains standby letters of credit (with a third-party financial institution) in an amount approximating six months of interest due on the notes outstanding.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that will apply to taxable income in the years in which those temporary differences are expected to reverse or be realized. The effect of a change in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date.

A valuation allowance is established if the Company determines that it is more likely than not that a deferred tax asset will not be realized. This requires periodic analysis of the carrying amount of deferred tax assets and when the deferred tax assets will be realized in future periods. Consideration is given to all positive and negative evidence related to the realization of deferred tax assets.

In establishing a provision for income tax expense, the Company must make judgments and interpretations about the application of inherently complex tax laws of the U.S., its states and municipalities, and abroad. Actual income taxes paid may vary from estimates depending upon changes in income tax laws, actual results of operations, and the final audit of tax returns by taxing authorities. Tax assessments may arise several years after tax returns have been filed. The Company reviews its tax balances quarterly and as new information becomes available. Interest and penalties on income tax payments are included within Income tax provision on the Consolidated Statements of Operations.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

The Company recognizes tax benefits in its financial statements when it is more likely than not that the related tax position will be sustained upon examination by tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority, assuming full knowledge of the position and all relevant facts. See Note 15 to the Consolidated Financial Statements for details on the Company's income taxes.

Guaranties

Certain financial instruments of the Company meet the definition of a guaranty. They generally require the Company to perform and make future payments in the event specified triggering events or conditions were to occur over the term of the guaranty. The Company recognizes a liability at inception at the greater of the fair value of the guarantee or the Company's estimate of the contingent liability arising from the guaranty. Subsequent to initial recognition, the liability is adjusted based on the passage of time to perform under the guarantee and the changes to the probabilities of the occurrence of the specified triggering events or conditions that would require the Company to perform on the guaranty.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting, and records the identifiable assets, liabilities and any NCI of the acquired business at their acquisition date fair values. The excess of the purchase price over the estimated fair value of the net assets acquired is recorded as goodwill. Any changes in the estimated acquisition date fair values of the net assets recorded prior to the finalization of a more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to the Company’s Consolidated Financial Statements will be adjusted retrospectively. All acquisition related costs are expensed as incurred.

The results of operations of the acquired companies are recorded in the Consolidated Statements of Operations from the date of acquisition. The application of business combination principles, including the determination of the fair value of the net assets acquired, requires the use of significant estimates and assumptions.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company primarily earns interest and non-interest income from various sources, including:

•Lending (interest income and loan fees)
•Investment securities
•Loan sales and servicing
•Leases
•BOLI
•Depository services
•Commissions and trailer fees
•Interchange income, net
•Underwriting, structuring and advisory fees
•Asset and wealth management fees

Lending and Investment Securities

The principal source of revenue is interest income from loans and investment securities. Interest income is recognized on an accrual basis primarily according to non-discretionary formulas in written contracts, such as loan agreements or securities contracts. Revenue earned on interest-earning assets, including amortization of deferred loan fees and origination costs and the accretion of discounts recognized on acquired or purchased loans, is recognized based on the constant effective yield of such interest-earning assets.

Gains or losses on sales of investment securities are recognized on the trade date.

Loan Sales and Servicing

The Company recognizes revenue from servicing commercial mortgages and consumer loans as earned. Mortgage banking income, net includes fees associated with servicing loans for third parties based on the specific contractual terms and changes in the fair value of MSRs.

Leases

Income from finance leases is recognized as part of interest income over the term of the lease using the constant effective yield method, while income arising from operating leases is recognized as part of other non-interest income over the term of the lease on a straight-line basis.

BOLI

Income from BOLI represents increases in the cash surrender value of the policies, as well as insurance proceeds and interest.

Depository services

Depository services are performed under an agreement with a customer, and those services include personal deposit account opening and maintenance, checking services, online banking services, debit card services, etc. Depository service fees related to customer deposits can generally be distinguished between monthly service fees and transactional fees within the single performance obligation of providing depository account services. Monthly account service and maintenance fees are provided over a period of time (usually a month), and revenue is recognized as the Company performs the service (usually at the end of the month). The services for transactional fees are performed at a point in time and revenue is recognized when the transaction occurs.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Commissions and trailer fees

Commission fees are earned from the selling of annuity contracts to customers on behalf of insurance companies, acting as the broker for certain equity trading, and sales of interests in mutual funds. The Company elected the expected value method for estimating commission fees due to the large number of customer contracts with similar characteristics. However, commissions and trailer fees are fully constrained as the Company cannot sufficiently estimate the consideration which it could be entitled to earn. Commissions are generally associated with point-in-time transactions or agreements that are one year or less. The performance obligation is satisfied immediately, and revenue is recognized as the Company performs the service.

Interchange income, net

The Company has entered into agreements with payment networks under which the Company will issue the payment network's credit card as part of the Company's credit card portfolio. Each time a cardholder makes a purchase at a merchant and the transaction is processed, the Company receives an interchange fee in exchange for the authorization and settlement services provided to the payment networks.

The performance obligation for the Company is to provide authorization and settlement services to the payment network when the payment network submits a transaction for authorization. The Company considers the payment network to be the customer, and the Company is acting as a principal when performing the transaction authorization and settlement services. The performance obligation for authorization and settlement services is satisfied at a point in time, and revenue is recognized on the date when the Company authorizes and routes the payment to the merchant. The expenses paid to payment networks are accounted for as consideration payable to the customer and therefore reduce the transaction price. Therefore, interchange income is recorded net against the expenses paid to the payment network and the cost of rewards programs. The agreements also contain immaterial fixed consideration related to upfront sign-on bonuses and program development bonuses, which are amortized over the remainder of the agreements' life on a straight-line basis.

Underwriting structuring and advisory fees

SanCap performs underwriting services by raising investment capital from investors on behalf of corporations that are issuing securities. Underwriting services have one performance obligation, which is satisfied on the day SanCap purchases the securities.

Underwriting revenues also result from securitization activities related to commercial mortgage loans and mortgage-backed and other asset-backed securities. Such transfers of financial assets are accounted for as sales when the Company has relinquished control over the transferred assets. The gain or loss on sale of such financial assets is recorded as underwriting revenues and is based upon their respective fair values at the date of sale.

Underwriting services include multiple parties in delivering the performance obligation. The Company has evaluated whether it is the principal or agent when we provide underwriting services. The Company acts as the principal when performing underwriting services and recognizes fees on a gross basis. Revenue is recorded as the difference between the price the Company pays the issuer of the securities and the public offering price, and expenses are recorded as the proportionate share of the underwriting costs incurred. The Company is the principal because we obtain control of the services provided by third-party vendors and combine them with other services as part of delivering on the underwriting service.

In addition, structuring and advisory fees may be earned by the Broker-Dealers, primarily in referring institutional clients to entities participating in financing transactions. This revenue is recognized as the performance obligations are satisfied, generally at the funding date.

Asset and wealth management fees

Asset and wealth management fees includes fee income generated from discretionary investment management and non-discretionary investment advisory contracts with customers. Discretionary investment management fees are earned for the management of the assets in the customer's account and are recognized as earned and charged to the customer on a quarterly basis. Non-discretionary investment advisory fees are earned for providing investment advisory services to customers, such as recommending the re-balancing or restructuring of the assets in the customer’s account. The investment advisory fee is recognized as earned and charged to the customer on a quarterly basis. The fee for the discretionary and nondiscretionary contracts is based on a percentage of the average assets included in the customer’s account.

NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (continued)

Fair Value Measurements

The Company estimates the fair value of certain assets and liabilities for both measurement and disclosure purposes. The Company values assets and liabilities based on the principal market in which each would be sold (in the case of assets) or transferred (in the case of liabilities). The principal market is the forum with the greatest volume and level of activity. In the absence of a principal market, valuation is based on the most advantageous market. In the absence of observable market transactions, the Company considers liquidity valuation adjustments to reflect the uncertainty in pricing the instruments. The fair value of a financial asset is measured on a stand-alone basis and cannot be measured as a group, with the exception of certain financial instruments held and managed on a net portfolio basis. In measuring the fair value of a nonfinancial asset, the Company assumes the highest and best use of the asset by a market participant, not just the intended use, to maximize the value of the asset. The Company also considers whether any credit valuation adjustments are necessary based on the counterparty's credit quality.

When measuring the fair value of a liability, the Company assumes that the transfer will not affect the nonperformance risk associated with the liability. The Company considers the effect of the credit risk on the fair value for any period in which fair value is measured.

There are three valuation approaches for measuring fair value: the market approach, the income approach and the cost approach. When selecting the appropriate technique for valuing a particular asset or liability the Company considers the exit market for the asset or liability, the nature of the asset or liability being measured, and how a market participant would value the same asset or liability. Ultimately, selecting the appropriate valuation method requires significant judgment.

The fair value hierarchy categorizes the underlying assumptions and inputs to valuation techniques that are used to measure fair value into three levels. The three fair value hierarchy classification levels are defined as follows:

•Level 1 inputs are quoted prices in active markets for identical assets or liabilities that can be accessed as of the measurement date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
•Level 2 inputs are those other than quoted prices included in Level 1 that are observable for the assets or liabilities, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
•Level 3 inputs are those that are unobservable or not readily observable for the asset or liability and are used to measure fair value to the extent relevant observable inputs are not available.

The fair value hierarchy is used for measurement and disclosure purposes, with assets and liabilities classified into one of the three levels defined above, based upon the level of the most significant assumptions used in the valuation.

Valuation inputs refer to the assumptions market participants would use in pricing a given asset or liability. Inputs can be observable or unobservable. Observable inputs are assumptions based on market data obtained from an independent source. Unobservable inputs are assumptions based on the Company's own information or assessment of assumptions used by other market participants in pricing the asset or liability. The unobservable inputs are based on the best and most current information available on the measurement date. The Company uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs in its fair value measurements.

Subsequent Events

The Company evaluated events from the date of these Consolidated Financial Statements on December 31, 2025 through the issuance of these Consolidated Financial Statements. Except as noted above and in Note 10 to these Consolidated Financial Statements, there were no material events in that period that would require recognition or disclosure in its Consolidated Financial Statements as of December 31, 2025.

NOTE 2. INVESTMENT SECURITIES

Summary of Investments in Debt Securities - AFS and HTM

The following table presents the amortized cost, gross unrealized gains and losses and approximate fair values of investments in debt securities AFS at the dates indicated:

	December 31, 2025				December 31, 2024
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
U.S. Treasury securities	$700,294	$6,109	$—	$706,403	$304,292	$148	$—	$304,440
Corporate debt securities	—	—	—	—	13	—	—	13
ABS	947,660	368	(2,731)	945,297	749,608	505	(2,080)	748,033
Beneficial interest in Structured LLC (1)	1,070,348	26,441	—	1,096,789	1,099,000	99,985	—	1,198,985
MBS:
GNMA - Residential	2,636,121	11	(253,651)	2,382,481	2,905,020	17	(339,740)	2,565,297
GNMA - Commercial	622,086	3	(143,412)	478,677	643,010	3	(154,312)	488,701
FHLMC and FNMA - Residential	1,924,705	255	(288,059)	1,636,901	2,122,647	79	(381,470)	1,741,256
FHLMC and FNMA - Commercial	82,388	—	(1,201)	81,187	88,416	—	(2,509)	85,907
Unallocated fair value hedge basis adjustment (2)	(27,321)	—	27,321	—	(78,389)	—	78,389	—
Total investments in debt securities AFS	$7,956,281	$33,187	$(661,733)	$7,327,735	$7,833,617	$100,737	$(801,722)	$7,132,632
(1) Represents a 20 percent interest in the Structured LLC to hold and service a pool of multi-family loans.
(2) The Company has entered into fair value hedges of portions of a closed portfolio of AFS debt securities, using the portfolio layer method. Refer to Note 14 for additional information.

The following table presents the amortized cost, gross unrealized gains and losses and approximate fair values of investments in debt securities HTM at the dates indicated:

	December 31, 2025				December 31, 2024
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
U.S. Treasury securities	$2,080,033	$7,581	$(194)	$2,087,420	$584,277	$159	$(352)	$584,084
ABS and other interests in structured securities	2,020,398	13,029	(1,855)	2,031,572	70,236	188	(49)	70,375
MBS:
GNMA - Residential	3,105,976	4,484	(402,208)	2,708,252	3,010,357	3,118	(502,165)	2,511,310
GNMA - Commercial	4,524,381	399	(887,818)	3,636,962	4,696,532	56	(975,516)	3,721,072
FHLMC and FNMA - Residential	1,433,747	2,583	(76,337)	1,359,993	1,552,886	1,832	(135,142)	1,419,576
FHLMC and FNMA - Commercial debt securities	47,259	—	(96)	47,163	—	—	—	—
Total investments in debt securities HTM	$13,211,794	$28,076	$(1,368,508)	$11,871,362	$9,914,288	$5,353	$(1,613,224)	$8,306,417

NOTE 2. INVESTMENT SECURITIES (continued)

The following table presents the carrying value of the Company's investment securities pledged as collateral:

(in thousands)	December 31, 2025	December 31, 2024
Pledged against public fund deposits	$2,266,746	$2,506,235
Pledged against borrowing capacity with the FRB	4,270,467	3,876,607
Pledged against repurchase agreements and supported hedging relationships, recourse on loans	21,966	20,420
Pledged against customer overnight sweeps	313,752	372,753
Pledged against borrowing capacity with the FHLB	4,428,489	4,678,694
Total collateral pledged	$11,301,420	$11,454,709

At December 31, 2025 and December 31, 2024, the Company had $157.5 million and $116.2 million, respectively, of accrued interest related to investment securities which is included in the Other assets line of the Company's Consolidated Balance Sheets. No accrued interest related to investment securities was written off during the periods ended December 31, 2025 or December 31, 2024.

Contractual Maturity of Investments in Debt Securities

Contractual maturities of the Company’s investments in debt securities AFS at December 31, 2025 were as follows:

(in thousands)	Due Within One Year	Due After 1 Within 5 Years	Due After 5 Within 10 Years	Due After 10 Years/No Maturity	Total (1)	Weighted Average Yield (2)
U.S Treasury securities	$503,403	$203,000	$—	$—	$706,403	4.27%
Corporate debt securities	—	—	—	—	—	—%
ABS	—	—	669,715	275,582	945,297	4.75%
Beneficial Interest in Structured LLC	—	—	—	1,096,789	1,096,789	12.87%
MBS:
GNMA - Residential	—	6,006	11,006	2,365,469	2,382,481	3.73%
GNMA - Commercial	—	—	—	478,677	478,677	2.15%
FHLMC and FNMA - Residential	256	38,738	81,504	1,516,403	1,636,901	2.73%
FHLMC and FNMA - Commercial	—	74,720	—	6,467	81,187	4.05%
Total fair value	$503,659	$322,464	$762,225	$5,739,387	$7,327,735	4.96%
Weighted average yield	4.27%	3.90%	4.23%	5.18%	4.96%
Total amortized cost (3)	$501,283	$321,942	$770,635	$6,389,742	$7,983,602

(1) The maturities above do not represent the effective duration of the Company's portfolio, since the amounts above are based on contractual maturities of the debt securities and do not contemplate anticipated non-contractual payments.
(2) Yields on tax-exempt securities are calculated on a tax equivalent basis and are based on the statutory federal tax rate.
(3) Does not include unallocated fair value hedge basis adjustment.

NOTE 2. INVESTMENT SECURITIES (continued)

Contractual maturities of the Company’s investments in debt securities HTM at December 31, 2025 were as follows:

(in thousands)	Due Within One Year	Due After 1 Within 5 Years	Due After 5 Within 10 Years	Due After 10 Years/No Maturity	Total (1)	Weighted Average Yield (2)
U.S Treasury securities	$804,330	$1,283,090	$—	$—	$2,087,420	3.88%
ABS	—	8,890	1,017,775	1,004,907	2,031,572	5.00%
MBS:
GNMA - Residential	—	—	2,900	2,705,352	2,708,252	3.09%
GNMA - Commercial	—	—	—	3,636,962	3,636,962	2.42%
FHLMC and FNMA - Residential	64,028	—	94,183	1,201,782	1,359,993	3.02%
FHLMC and FNMA - Commercial	—	47,163	—	—	47,163	7.27%
Total fair value	$868,358	$1,339,143	$1,114,858	$8,549,003	$11,871,362	3.36%
Weighted average yield	4.06%	3.93%	4.56%	3.05%	3.36%
Total amortized cost	$866,311	$1,333,648	$1,106,380	$9,905,455	$13,211,794
(1) (2) See corresponding footnotes to the contractual maturity table for investments in debt securities HTM, shown above.

Actual maturities may differ from contractual maturities when there is a right to call or prepay obligations with or without call or prepayment penalties.

Gross Unrealized Loss and Fair Value of Investments in Debt Securities AFS and HTM

The following table presents the aggregate amount of unrealized losses on debt securities in the Company’s AFS investment portfolios classified according to the amount of time those securities have been in a continuous loss position as of the dates indicated:

	December 31, 2025				December 31, 2024
	Less than 12 months		12 months or longer		Less than 12 months		12 months or longer
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt securities	—	—	—	—	—	—	13	—
ABS	434,698	(1,230)	189,601	(1,501)	353,501	(1,724)	11,250	(356)
MBS:
GNMA - Residential	24,646	(3)	2,346,590	(253,648)	—	—	2,539,940	(339,740)
GNMA - Commercial	—	—	478,674	(143,412)	—	—	488,698	(154,312)
FHLMC and FNMA - Residential	—	—	1,622,952	(288,059)	—	—	1,724,770	(381,470)
FHLMC and FNMA - Commercial	—	—	81,187	(1,201)	—	—	85,907	(2,509)
Total investments in debt securities AFS (1)	$459,344	$(1,233)	$4,719,004	$(687,821)	$353,501	$(1,724)	$4,850,578	$(878,387)
(1) Does not include unallocated fair value hedge basis adjustment.

The following table presents the aggregate amount of unrealized losses on debt securities in the Company’s HTM investment portfolios classified according to the amount of time those securities have been in a continuous loss position as of the dates indicated:

	December 31, 2025				December 31, 2024
	Less than 12 months		12 months or longer		Less than 12 months		12 months or longer
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities	$304,680	$(194)	$—	$—	$401,232	$(352)	$—	$—
ABS and other interests in structured securities	261,227	(1,855)	5,390	—	—	—	16,000	(49)
MBS:
GNMA - Residential	74,417	(71)	1,857,758	(402,137)	245,812	(1,647)	1,944,400	(500,518)
GNMA - Commercial	21,409	(522)	3,587,702	(887,296)	23,637	(43)	3,675,226	(975,473)
FHLMC and FNMA - Residential	21,926	(22)	1,043,428	(76,315)	71,995	(699)	1,103,973	(134,443)
FHLMC and FNMA - Commercial	47,162	(96)	—	—	—	—	—	—
Total investments in debt securities HTM	$730,821	$(2,760)	$6,494,278	$(1,365,748)	$742,676	$(2,741)	$6,739,599	$(1,610,483)

NOTE 2. INVESTMENT SECURITIES (continued)

Allowance for credit-related losses on AFS and HTM securities

The Company did not record an allowance for credit-related losses on AFS or HTM securities at December 31, 2025 or December 31, 2024. As discussed in Note 1 to these Consolidated Financial Statements, securities for which management expects risk of nonpayment of the amortized cost basis is zero do not have a reserve.

For securities that do not qualify for the zero credit loss expectation exception, management has concluded that the unrealized losses are not credit-related since (1) they are not related to the underlying credit quality of the issuers, (2) the entire contractual principal and interest due on these securities is currently expected to be recoverable, (3) the Company does not intend to sell these investments at a loss and (4) it is more likely than not that the Company will not be required to sell the investments before recovery of the amortized cost basis, which for the Company's debt securities may be at maturity.

Gains (Losses) on Investment and Trading Securities

The realized gains and losses from investment and trading securities were as follows for the periods indicated:

	Year ended December 31,
(in thousands)	2025	2024	2023
AFS debt and other securities:
Gross realized gains	$100	$444	$192
Gross realized losses	(192)	—	(4,928)
Net realized gains/(losses) on AFS and other securities	$(92)	$444	$(4,736)
Total trading securities gains	124,386	227,888	151,158
Total equity securities gains/(losses)	30,411	(3,873)	(1,383)
Securities gains, net	$154,705	$224,459	$145,039

The Company uses the specific identification method to determine the cost of the securities sold and the gain or loss recognized.

Trading Securities

At December 31, 2025 and December 31, 2024, the Company held $15.6 billion and $10.3 billion, respectively, of trading securities. Gains and losses on trading securities are recorded within Securities gains, net on the Company's Consolidated Statements of Operations. At December 31, 2025 and December 31, 2024, the Company had $15.3 billion and $10.0 billion, respectively, of assets classified as trading securities pledged as collateral to counterparties that have the right to repledge these securities.

Other Investments

Other investments consisted of the following as of the dates indicated:

(in thousands)	December 31, 2025	December 31, 2024
FHLB of Pittsburgh and FRB stock	$508,375	$588,250
LIHTC investments	1,034,197	899,925
Equity securities (1)	1,019,862	56,459
Interest-bearing deposits with an affiliate bank	5,000	5,000
Total	$2,567,434	$1,549,634
(1)    Includes $4.4 million and $8.0 million of retained interests in structured entities related to off-balance sheet securitizations as of December 31, 2025 and December 31, 2024, respectively, and $23.0 million and $48.2 million of equity securities accounted for at cost less impairment.

Other investments include the Company's investment in the stock of the FHLB of Pittsburgh and the FRB. These stocks do not have readily determinable fair values because their ownership is restricted and there is no market for their sale. The stocks can be sold back only at their par value of $100 per share, and FHLB stock can be sold back only to the FHLB or to another member institution.

NOTE 2. INVESTMENT SECURITIES (continued)

The Company's FHLB and FRB stock purchases and redemptions were as follows for the period indicated below. There were no gains or losses associated with these redemptions.

(in thousands)	Year ended December 31, 2025
FLHB stock purchased at par	$144,305
FHLB stock redeemed at par	244,275
FRB stock purchased at par	20,095
FRB stock redeemed at par	—

The Company's LIHTC investments are accounted for using the proportional amortization method. Equity securities and retained interests in structured entities are generally measured at fair value with changes in fair value recognized in net income. Certain privately held equity investments without a readily determinable fair value are accounted for at cost less impairment under the measurement alternative in ASC 321.

Interest-bearing deposits include deposits maturing in more than 90 days with Santander affiliates that are not consolidated.

With the exception of equity and trading securities, which are measured at fair value, the Company evaluates these other investments for impairment based on the ultimate recoverability of the carrying value, rather than by recognizing temporary declines in value.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES

Overall

The Company's LHFI are generally reported at their outstanding principal balances net of any cumulative charge-offs, unamortized deferred fees and costs and unamortized premiums or discounts. Certain LHFI are accounted for at fair value under the FVO. Certain loans are pledged as collateral for borrowings, securitizations, or SPEs. These pledged loans totaled $50.1 billion at December 31, 2025 and $59.1 billion at December 31, 2024.

LHFS includes loans the Company has the intent to sell or securitize in an off-balance sheet securitization and loans that the Company no longer intends to hold to maturity or for the foreseeable future. The LHFS portfolio balance at December 31, 2025 was $1.6 billion, compared to $1.3 billion at December 31, 2024. For a discussion on the composition and valuation of LHFS at fair value, see Note 15 to these Consolidated Financial Statements.

During 2025, the Company completed the following sales and off-balance sheet securitizations of loans in its LHFI portfolios:
•(i) transferred $1.3 billion in RIC loans to a newly-formed off-balance sheet trust, and (ii) transferred its financial interests of approximately $242.9 million in an on-balance sheet auto RIC Trust to a third party and to a newly-formed off-balance sheet trust. These transactions resulted in a combined $1.0 million gain on securitization, offset by the impact of release of credit loss reserves of approximately $82.1 million.
•sold a portfolio of non-performing RIC loans to an unaffiliated third-party with a UPB of approximately $250.0 million. The transaction resulted in a loss on sale of approximately $53.3 million, offset by the impact of the release of credit loss reserves of approximately $72.7 million.
•sold a portfolio of personal unsecured loans with a UPB of approximately $831.0 million to an unaffiliated third party, resulting in a loss on sale of approximately $41.0 million, offset by the impact of the release of credit loss reserves of approximately $85.9 million.
•executed an off-balance sheet securitization of CRE mortgage loans with a UPB of approximately $502.4 million resulting in a gain on sale of approximately $0.4 million, offset by the impact of the release of credit loss reserves of approximately $4.9 million.
During the year ended December 31, 2025 the Company completed clean-up calls of existing off-balance sheet securitizations, which resulted in the repurchase of approximately $521.5 million of gross RICs.

At December 31, 2025. and December 31, 2024, accrued interest receivable on the Company's loans was $587.7 million and $632.4 million, respectively.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

Loan and Lease Portfolio Composition

The following presents the composition of loans and leases HFI by portfolio and by rate type as of the dates indicated:

	December 31, 2025		December 31, 2024
(dollars in thousands)	Amount	Percent	Amount	Percent
Commercial LHFI:
CRE loans	$8,135,821	9.8%	$8,624,800	9.9%
C&I loans	7,820,988	9.4%	8,386,344	9.6%
Multifamily loans	9,601,558	11.6%	9,840,692	11.3%
Other commercial	8,249,571	10.0%	7,608,933	8.7%
Total commercial LHFI	$33,807,938	40.8%	$34,460,769	39.5%
Consumer loans secured by real estate:
Residential mortgages	4,039,103	4.9%	4,415,747	5.1%
Home equity loans and lines of credit	1,797,387	2.2%	2,091,365	2.4%
Total consumer loans secured by real estate	$5,836,490	7.1%	$6,507,112	7.5%
Consumer loans not secured by real estate:
RICs and auto loans	42,736,050	51.4%	44,585,718	50.9%
Personal unsecured loans	492,525	0.6%	1,715,727	2.0%
Other consumer	18,306	0.1%	35,173	0.1%
Total consumer loans	$49,083,371	59.2%	$52,843,730	60.5%
Total LHFI (1)	$82,891,309	100.0%	$87,304,499	100.0%
Total LHFI:
Fixed rate	$59,079,072	71.3%	$62,085,179	71.1%
Variable rate	23,812,237	28.7%	25,219,320	28.9%
Total LHFI (1)	$82,891,309	100.0%	$87,304,499	100.0%
(1)Total LHFI includes unamortized deferred loan fees, net of deferred origination costs; unamortized purchase premiums, net of discounts; unamortized participation fees; accretable Subvention; as well as purchase accounting adjustments. These items resulted in a net positive adjustment to the loan balances of $607.1 million and $425.4 million as of December 31, 2025 and December 31, 2024, respectively.

Portfolio segments and classes

The Company discloses information about the credit quality of its loans and leases at disaggregated levels, specifically defined as “portfolio segments” and “classes,” based on management’s systematic methodology for determining the ACL. The Company utilizes similar categorization compared to the financial statement categorization of loans to model and calculate the ACL and track the credit quality, delinquency and impairment status of the underlying loan populations. In disaggregating its financing receivables portfolio, the Company’s methodology begins with the commercial and consumer portfolio segments.

The commercial portfolio segmentation reflects line of business distinctions. The CRE line of business includes C&I owner-occupied real estate and specialized lending for investment real estate. C&I includes non-real estate-related commercial loans. "Multifamily" represents loans for multifamily residential housing units. “Other commercial” includes loans to global customer relationships in Latin America which are not defined as commercial or consumer for regulatory purposes as well as the Company's CEVF portfolio.

The Company's portfolio classes are substantially the same as its financial statement categorization of loans for consumer loan populations. “Residential mortgages” includes mortgages on residential property, including single family and 1-4 family units. "Home equity loans and lines of credit" include all organic home equity contracts and purchased home equity portfolios. "RICs and auto loans" includes the Company's direct automobile loan portfolios but excludes RV and marine RICs. "Personal unsecured loans" includes personal revolving loans and credit cards. “Other consumer” includes an acquired portfolio of marine RICs and RV contracts.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

ACL Rollforward by Portfolio Segment

The ACL is comprised of the ALLL and the reserve for unfunded lending commitments. The activity in the ACL by portfolio segment was as follows for the periods indicated:

	Year ended December 31, 2025
(in thousands)	Commercial	Consumer	Total
ALLL, beginning of period	$565,685	$5,996,327	$6,562,012
Credit loss expense	1,499	1,649,853	1,651,352
Charge-offs	(143,613)	(4,565,026)	(4,708,639)
Recoveries	48,157	2,446,774	2,494,931
Charge-offs, net of recoveries	$(95,456)	$(2,118,252)	$(2,213,708)
ALLL, end of period	$471,728	$5,527,928	$5,999,656

Reserve for unfunded lending commitments, beginning of period	$46,026	$1,917	$47,943
Credit loss expense/ (benefit) on unfunded lending commitments	(3,388)	7,960	4,572
Reserve for unfunded lending commitments, end of period	$42,638	$9,877	$52,515
Total ACL, end of period	$514,366	$5,537,805	$6,052,171

	Year ended December 31, 2024
(in thousands)	Commercial	Consumer	Total
ALLL, beginning of period	$616,788	$6,315,265	$6,932,053
Credit loss (benefit) / expense	(4,573)	1,954,511	1,949,938
Charge-offs	(108,032)	(4,732,029)	(4,840,061)
Recoveries	61,502	2,458,580	2,520,082
Charge-offs, net of recoveries	$(46,530)	$(2,273,449)	$(2,319,979)
ALLL, end of period	$565,685	$5,996,327	$6,562,012

Reserve for unfunded lending commitments, beginning of period	$55,846	$4,916	$60,762
Credit loss (benefit) on unfunded lending commitments	(9,820)	(2,999)	(12,819)
Reserve for unfunded lending commitments, end of period	$46,026	$1,917	$47,943
Total ACL, end of period	$611,711	$5,998,244	$6,609,955

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

	Year Ended December 31, 2023
(in thousands)	Commercial	Consumer	Total
ALLL, beginning of period	$562,216	$6,217,783	$6,779,999
Day 1: Adjustment to allowance for adoption of ASU 2022-2	4,986	50,254	55,240
Credit loss expense	141,510	2,109,748	2,251,258
Charge-offs	(158,157)	(4,586,806)	(4,744,963)
Recoveries	66,233	2,524,286	2,590,519
Charge-offs, net of recoveries	(91,924)	(2,062,520)	(2,154,444)
ALLL, end of period	$616,788	$6,315,265	$6,932,053

Reserve for unfunded lending commitments, beginning of period	$77,709	$7,873	$85,582
Credit loss benefit on unfunded lending commitments	(21,863)	(2,957)	(24,820)
Reserve for unfunded lending commitments, end of period	55,846	4,916	60,762
Total ACL end of period	$672,634	$6,320,181	$6,992,815

The credit risk in the Company’s loan portfolios is driven by credit and collateral quality and is affected by borrower-specific and economy-wide factors. In general, there is an inverse relationship between the credit quality of loans and projections of impairment losses, so that loans with better credit quality require a lower expected loss reserve. The Company manages this risk through its underwriting, pricing strategies, credit policy standards, and servicing guidelines and practices, as well as the application of geographic and other concentration limits.

The Company estimates CECL based on prospective information as well as account-level models based on historical data. Unemployment, HPI, CRE price index and used vehicle index growth rates, along with loan level characteristics, are the key inputs used in the models for prediction of the likelihood that the borrower will default in the forecasted period (the PD) and the loss in the event of default (the LGD). GDP is also a key input used in the models for the prediction of the likelihood that a borrower will default.

The Company has determined the reasonable and supportable period to be three years, at which time the economic forecasts generally tend to revert to historical averages. The Company also utilizes qualitative adjustments to capture any additional risks that may not be captured in either the economic forecasts or in the historical data, including consideration of several factors such as the interpretation of economic trends and uncertainties, changes in the nature and volume of loan portfolios, trends in delinquency and collateral values, and concentration risk.

The Company generally uses a third-party vendor's consensus baseline macroeconomic scenario for the quantitative estimate and additional positive and negative macroeconomic scenarios to make qualitative adjustments for macroeconomic uncertainty and considers adjustments to macroeconomic inputs and outputs based on market volatility. The baseline scenario was based on the latest consensus forecasts available which assume an increasing unemployment rate (which is a key driver of losses) and other macroeconomic uncertainties due to tariffs and other trade policies of the U.S. and its global trading partners. Additional downward risks continue to exist due to uncertainties related to increasing consumer indebtedness, and restricted job growth undermining consumer spending and growth. Using the weighted average of a range of economic forecast scenarios, we estimated at December 31, 2025 that the unemployment rate is expected to be approximately 5.5% at the end of 2026. In comparison, at December 31, 2024, management previously estimated the unemployment rate using the weighted average of our economic forecast scenarios to be 5.2% at the end of 2025. Additionally, the weighted used vehicle index, where a higher number corresponds to a higher used car price at auction, was estimated at December 31, 2025 to be approximately 215 at the end of 2026, compared to our estimate at December 31, 2024 to be approximately 194 at the end of 2025. The scenarios used by the Company are periodically reassessed over a reasonable and supportable time horizon, with weightings assigned by management and approved through the established governance process.

The Company's ACL was $6.1 billion at December 31, 2025, a decrease of $557.8 million from December 31, 2024. The decrease in the ACL was primarily attributable to the sale of certain personal unsecured, RIC and auto loan and commercial loan portfolios and rating improvements within the commercial loan portfolio. The ACL for the consumer portfolio segment decreased by $460.4 million and the ACL for the commercial portfolio segment decreased by $97.3 million at December 31, 2025 compared to December 31, 2024.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

Non-accrual loans by Class of Financing Receivable

The amortized cost basis of financing receivables that are non-accrual and other non-performing assets disaggregated by class of financing receivables (as well as the amount of non-accrual loans for which no related allowance is recorded) are as follows at the dates indicated:

	Non-accrual loans and other non-performing assets as of:(1)		Non-accrual loans with no related allowance
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Non-accrual loans:
Commercial:
CRE	$187,657	$243,761	$79,107	$36,643
C&I	47,813	132,146	25,817	70,153
Multifamily	309,994	226,448	89,352	81,480
Other commercial	4,518	8,037	—	9
Total commercial loans	$549,982	$610,392	$194,276	$188,285
Consumer:
Residential mortgages	59,089	52,170	1,411	1,436
Home equity loans and lines of credit	57,109	70,414	10,604	12,681
RICs and auto loans	2,683,202	2,241,575	167,766	147,574
Personal unsecured loans	93	486	—	—
Other consumer	18,413	15,198	15	201
Total consumer loans	$2,817,906	$2,379,843	$179,796	$161,892
Total non-accrual loans	$3,367,888	$2,990,235	$374,072	$350,177

OREO	41,978	54,121	—	—
Repossessed vehicles	249,913	249,209	—	—
Foreclosed and other repossessed assets	1,297	25,182	—	—
Total OREO and other repossessed assets	$293,188	$328,512	$—	$—
Total non-performing assets	$3,661,076	$3,318,747	$374,072	$350,177
(1) Interest income recognized on nonaccrual loans was $292.3 million and $242.9 million for the year ended December 31, 2025 and December 31, 2024, respectively.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

Age Analysis of Past Due Loans

The Company generally considers an account delinquent when an obligor fails to pay substantially all (defined as 90%) of the scheduled payment by the due date. When an account is deferred, the loan is returned to accrual status during the deferral period and accrued interest related to the loan is evaluated for collectability.

The amortized cost of past due loans and accruing loans 90 days or greater past due disaggregated by class of financing receivables is summarized as follows at the dates indicated:

As of:	December 31, 2025
(in thousands)	30-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Financing Receivables	Amortized Cost > 90 Days and Accruing
Commercial:
CRE (1)	$53,752	$106,685	$160,437	$8,207,814	$8,368,251	$—
C&I (2)	63,648	13,039	76,687	7,885,134	7,961,821	—
Multifamily	73,986	159,064	233,050	9,368,508	9,601,558	—
Other commercial	66,114	3,366	69,480	8,180,091	8,249,571	1
Consumer:
Residential mortgages (3)	77,611	59,167	136,778	5,115,266	5,252,044	—
Home equity loans and lines of credit	27,930	46,348	74,278	1,723,109	1,797,387	—
RICs and auto loans	6,072,147	673,386	6,745,533	35,990,517	42,736,050	—
Personal unsecured loans	21,996	18,049	40,045	452,480	492,525	8,699
Other consumer	863	205	1,068	17,238	18,306	—
Total	$6,458,047	$1,079,309	$7,537,356	$76,940,157	$84,477,513	$8,700
(1) CRE loans include $232.4 million of LHFS at December 31, 2025.
(2) C&I loans include $140.8 million of LHFS at December 31, 2025.
(3) Residential mortgages include $1.2 billion of LHFS at December 31, 2025.

As of:	December 31, 2024
(in thousands)	30-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
Commercial:
CRE	$14,113	$107,189	$121,302	$8,503,498	$8,624,800	$—
C&I (1)	54,966	30,007	84,973	8,497,612	8,582,585	—
Multifamily	55,813	140,025	195,838	9,644,854	9,840,692	—
Other commercial	53,345	3,289	56,634	7,552,299	7,608,933	—
Consumer:
Residential mortgages (2)	71,252	48,511	119,763	5,433,696	5,553,459	—
Home equity loans and lines of credit	34,698	60,302	95,000	1,996,365	2,091,365	—
RICs and auto loans	5,377,426	591,437	5,968,863	38,616,855	44,585,718	—
Personal unsecured loans	41,673	22,296	63,969	1,651,758	1,715,727	8,796
Other consumer	1,078	146	1,224	33,949	35,173	—
Total	$5,704,364	$1,003,202	$6,707,566	$81,930,886	$88,638,452	$8,796
(1)C&I loans included $196.2 million of LHFS at December 31, 2024.
(2) Residential mortgages included $1.1 billion of LHFS at December 31, 2024.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

Commercial Lending Asset Quality Indicators

The Company's Risk Department performs a credit analysis and classifies certain loans over an internal threshold based on the commercial lending classifications described below:

PASS. Asset is well-protected by the current net worth and paying capacity of the obligor or guarantors, if any, or by the fair value less costs to acquire and sell any underlying collateral in a timely manner.

SPECIAL MENTION. Asset has potential weaknesses that deserve management’s close attention, which, if left uncorrected, may result in deterioration of the repayment prospects for an asset at some future date. Special mention assets are not adversely classified.

SUBSTANDARD. Asset is inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. A well-defined weakness or weaknesses exist that jeopardize the liquidation of the debt. The loans are characterized by the distinct possibility that the Company will sustain some loss if deficiencies are not corrected.

DOUBTFUL. Exhibits the inherent weaknesses of a substandard credit. Additional characteristics exist that make collection or liquidation in full highly questionable and improbable, on the basis of currently known facts, conditions and values. Possibility of loss is extremely high, but because of certain important and reasonable specific pending factors which may work to the advantage and strengthening of the credit, an estimated loss cannot yet be determined.

LOSS. Credit is considered uncollectible and of such little value that it does not warrant consideration as an active asset. There may be some recovery or salvage value, but there is doubt as to whether, how much or when the recovery would occur.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

Each commercial loan is evaluated to determine its risk rating at least annually. The indicators represent the rating for loans as of the date presented based on the most recent assessment performed. Amortized cost basis of loans in the commercial portfolio segment by credit quality indicator, class of financing receivable, and year of origination are summarized as follows:

December 31, 2025	Commercial Loan Portfolio (2)
(dollars in thousands)	Amortized Cost by Origination Year
Regulatory Rating:	2025(1)	2024	2023	2022	2021	Prior	Total (3)
CRE
Pass	$593,052	$1,033,158	$1,291,871	$1,602,467	$513,182	$1,167,704	$6,201,434
Special mention	9,720	—	156,521	770,466	192,505	199,083	1,328,295
Substandard	—	137	27,886	386,822	102,459	288,730	806,034
Doubtful	—	—	—	—	—	32,488	32,488
Total CRE	$602,772	$1,033,295	$1,476,278	$2,759,755	$808,146	$1,688,005	$8,368,251
Current period gross write-offs - CRE	$—	$—	$—	$—	$8,650	$48,802	$57,452
C&I
Pass	$777,229	$902,846	$465,249	$1,030,736	$555,840	$2,334,869	$6,066,769
Special mention	63,594	20,419	90,361	42,008	98,873	167,823	483,078
Substandard	35	45,343	67,662	108,544	77,000	255,250	553,834
N/A(4)	352,229	261,666	119,486	89,734	29,795	5,230	858,140
Total C&I	$1,193,087	$1,230,274	$742,758	$1,271,022	$761,508	$2,763,172	$7,961,821
Current period gross write-offs - C&I	$3,265	$14,301	$13,411	$14,052	$4,864	$14,711	$64,604
Multifamily
Pass	$831,626	$62,702	$488,387	$2,943,747	$1,385,731	$2,298,668	$8,010,861
Special mention	—	—	139,090	126,189	60,505	126,876	452,660
Substandard	—	—	120,054	411,352	222,928	383,703	1,138,037
Total multifamily	$831,626	$62,702	$747,531	$3,481,288	$1,669,164	$2,809,247	$9,601,558
Current period gross write-offs - Multifamily	$—	$—	$—	$2,545	$1,247	$10,543	$14,335
Remaining commercial
Pass	$4,277,683	$1,340,972	$788,195	$625,067	$341,222	$872,814	$8,245,953
Substandard	—	1,200	259	607	738	814	3,618
Total remaining commercial	$4,277,683	$1,342,172	$788,454	$625,674	$341,960	$873,628	$8,249,571
Current period gross write-offs - Remaining commercial	$—	$—	$—	$—	$—	$7,222	$7,222
Total commercial loans
Pass	$6,479,590	$3,339,678	$3,033,702	$6,202,017	$2,795,975	$6,674,055	$28,525,017
Special mention	73,314	20,419	385,972	938,663	351,883	493,782	2,264,033
Substandard	35	46,680	215,861	907,325	403,125	928,497	2,501,523
Doubtful	—	—	—	—	—	32,488	32,488
N/A(4)	352,229	261,666	119,486	89,734	29,795	5,230	858,140
Total commercial loans	$6,905,168	$3,668,443	$3,755,021	$8,137,739	$3,580,778	$8,134,052	$34,181,201
Current period gross write-offs - Total commercial	$3,265	$14,301	$13,411	$16,597	$14,761	$81,278	$143,613
(1)Loans originated during the year ended December 31, 2025.
(2)Includes $373.3 million of LHFS at December 31, 2025.
(3)Includes $3.8 million of revolving loans converted to term loans.
(4)Not subject to internal risk rating process.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

December 31, 2024	Commercial Loan Portfolio (2)
(dollars in thousands)	Amortized Cost by Origination Year
Regulatory Rating:	2024(1)	2023	2022	2021	2020	Prior	Total (3)
CRE
Pass	$338,140	$824,121	$2,829,501	$1,098,765	$740,463	$1,387,777	$7,218,767
Special mention	18,961	32,300	276,613	311,328	22,486	98,887	760,575
Substandard	29,011	10,662	243,510	49,001	65,937	198,848	596,969
Doubtful	—	—	—	—	—	48,489	48,489
Total CRE	$386,112	$867,083	$3,349,624	$1,459,094	$828,886	$1,734,001	$8,624,800
Current period gross write-offs - CRE	$3,184	$—	$—	$19,709	$—	$681	$23,574
C&I
Pass	$1,196,845	$675,221	$1,291,707	$808,286	$412,971	$2,501,415	$6,886,445
Special mention	15,888	18,633	198,737	70,428	10,973	98,450	413,109
Substandard	—	125,253	33,951	73,032	25,830	211,237	469,303
N/A(4)	364,947	190,867	163,191	67,654	17,237	9,832	813,728
Total C&I	$1,577,680	$1,009,974	$1,687,586	$1,019,400	$467,011	$2,820,934	$8,582,585
Current period gross write-offs - C&I	$2,018	$13,647	$21,267	$10,256	$5,040	$6,956	$59,184
Multifamily
Pass	$57,650	$1,004,387	$2,690,142	$1,266,945	$823,374	$2,107,406	$7,949,904
Special mention	—	164,750	197,385	157,652	28,969	101,130	649,886
Substandard	—	86,516	490,480	212,479	90,304	361,123	1,240,902
Total multifamily	$57,650	$1,255,653	$3,378,007	$1,637,076	$942,647	$2,569,659	$9,840,692
Current period gross write-offs - Multifamily	$—	$—	$—	$—	$—	$14,100	$14,100
Remaining commercial
Pass	$3,700,349	$1,230,676	$1,019,522	$518,369	$330,432	$797,060	$7,596,408
Special mention	—	710	596	2,667	—	514	4,487
Substandard	—	1,151	2,141	1,242	303	3,201	8,038
Total remaining commercial	$3,700,349	$1,232,537	$1,022,259	$522,278	$330,735	$800,775	$7,608,933
Current period gross write-offs - Remaining commercial	$—	$267	$13	$20	$—	$10,874	$11,174
Total commercial loans
Pass	$5,292,984	$3,734,405	$7,830,872	$3,692,365	$2,307,240	$6,793,658	$29,651,524
Special mention	34,849	216,393	673,331	542,075	62,428	298,981	1,828,057
Substandard	29,011	223,582	770,082	335,754	182,374	774,409	2,315,212
Doubtful	—	—	—	—	—	48,489	48,489
N/A(4)	364,947	190,867	163,191	67,654	17,237	9,832	813,728
Total commercial loans	$5,721,791	$4,365,247	$9,437,476	$4,637,848	$2,569,279	$7,925,369	$34,657,010
Current period gross write-offs - Total commercial	$5,202	$13,914	$21,280	$29,985	$5,040	$32,611	$108,032
(1)Loans originated during the year ended December 31, 2024.
(2)Includes $196.2 million of LHFS at December 31, 2024.
(3)Includes $8.9 million of revolving loans converted to term loans.
(4)Not subject to internal risk rating process.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

Consumer Lending Asset Quality Indicators-Credit Score

Consumer financing receivables for which either an internal or external credit score is a core component of the allowance model are summarized by credit score determined at origination as follows:

RICs and Auto Loans

As of December 31, 2025	RICs and auto loans
(dollars in thousands)	Amortized Cost by Origination Year (3)
Credit Score Range	2025(1)	2024	2023	2022	2021	Prior	Total	Percent
No FICO (2)	$1,294,566	$788,100	$339,108	$237,769	$87,563	$44,104	$2,791,210	6.5%
<600	6,494,985	4,230,757	2,371,792	1,493,463	614,334	347,510	15,552,841	36.4%
600-639	3,189,116	2,411,141	1,373,836	899,892	303,397	126,349	8,303,731	19.4%
640-679	1,866,741	1,710,794	863,575	570,745	176,130	69,687	5,257,672	12.3%
680-719	1,129,610	1,147,530	645,207	395,185	172,087	85,125	3,574,744	8.4%
720-759	616,200	739,322	417,983	292,715	166,497	75,288	2,308,005	5.4%
>=760	1,364,434	1,706,565	665,758	615,893	435,586	159,611	4,947,847	11.6%
Total	$15,955,652	$12,734,209	$6,677,259	$4,505,662	$1,955,594	$907,674	$42,736,050	100.0%
Current period gross write-offs - RICs and auto loans	$436,061	$1,605,890	$1,142,920	$776,382	$270,646	$164,568	$4,396,467
(1)    Loans originated during the year ended December 31, 2025.
(2)     Consists primarily of loans for which credit scores are not available or are not considered in the ALLL model.
(3)    Excludes LHFS.

As of December 31, 2024	RICs and auto loans
(dollars in thousands)	Amortized Cost by Origination Year (3)
Credit Score Range	2024(1)	2023	2022	2021	2020	Prior	Total	Percent
No FICO (2)	$1,405,385	$619,855	$439,495	$203,482	$75,220	$59,112	$2,802,549	6.3%
<600	6,226,932	3,802,976	2,684,114	1,300,940	430,387	467,173	14,912,522	33.4%
600-639	3,666,764	2,210,937	1,570,957	580,838	156,518	156,414	8,342,428	18.7%
640-679	2,584,001	1,381,664	991,775	327,850	88,443	84,671	5,458,404	12.2%
680-719	1,876,930	1,021,254	692,491	322,204	131,317	72,779	4,116,975	9.2%
720-759	1,196,671	664,152	524,294	321,172	133,447	49,809	2,889,545	6.5%
>=760	2,538,495	1,042,245	1,155,983	910,962	335,186	80,424	6,063,295	13.7%
Total	$19,495,178	$10,743,083	$8,059,109	$3,967,448	$1,350,518	$970,382	$44,585,718	100.0%
Current period gross write-offs - RICs and auto loans	$527,058	$1,545,761	$1,295,970	$618,628	$395,766	$10,081	$4,393,264
(1)    Loans originated during the year ended December 31, 2024.
(2)     Consists primarily of loans for which credit scores are not available or are not considered in the ALLL model.
(3)    Excludes LHFS.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

Personal Unsecured Loans

As of December 31, 2025	Personal Unsecured loans
(dollars in thousands)	Amortized Cost by Origination Year(3)
Credit Score Range	2025(1)	2024	2023	2022	2021	Prior	Total	Percent
No FICO (2)	$12,933	$—	$—	$—	$—	$132	$13,065	2.7%
<600	10	33	43	63	22	2,856	3,027	0.6%
600-639	618	775	1,100	937	223	5,034	8,687	1.8%
640-679	3,259	5,096	7,163	6,490	2,108	27,466	51,582	10.5%
680-719	10,976	15,836	19,759	16,262	5,302	56,950	125,085	25.4%
720-759	16,040	17,657	20,567	22,089	6,682	57,349	140,384	28.5%
>=760	25,948	19,823	17,241	19,149	6,854	61,680	150,695	30.5%
Total	$69,784	$59,220	$65,873	$64,990	$21,191	$211,467	$492,525	100.0%
Current period gross write-offs - personal unsecured loans	$6,757	$37,790	$67,922	$31,225	$5,572	$15,812	$165,078
(1)    Loans originated during the year ended December 31, 2025.
(2)     Consists primarily of loans for which credit scores are not available or are not considered in the ALLL model.
(3)    Excludes LHFS.

As of December 31, 2024	Personal Unsecured loans
(dollars in thousands)	Amortized Cost by Origination Year(3)
Credit Score Range	2024(1)	2023	2022	2021	2020	Prior	Total	Percent
No FICO (2)	$12,247	$—	$—	$—	$—	$44	$12,291	0.7%
<600	41	69	55	70	28	2,831	3,094	0.2%
600-639	697	4,621	6,309	721	202	5,208	17,758	1.0%
640-679	10,606	50,854	35,095	5,764	1,971	28,655	132,945	7.7%
680-719	129,635	175,986	77,455	14,800	5,161	60,513	463,550	27.0%
720-759	191,798	180,368	90,523	18,019	4,944	60,515	546,167	31.8%
>=760	220,123	154,570	75,909	19,481	5,433	64,406	539,922	31.6%
Total	$565,147	$566,468	$285,346	$58,855	$17,739	$222,172	$1,715,727	100.0%
Current period gross write-offs - personal unsecured loans	$7,457	$129,396	$146,710	$39,248	$2,229	$7,555	$332,595
(1)    Loans originated during the year ended December 31, 2024.
(2)     Consists primarily of loans for which credit scores are not available or are not considered in the ALLL model.
(3)    Excludes LHFS.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

Consumer Lending Asset Quality Indicators-FICO and LTV Ratio

For both residential and home equity loans, loss severity assumptions are incorporated in the loan and lease loss reserve models to estimate loan balances that will ultimately charge off. These assumptions are based on recent loss experience within various current LTV bands within these portfolios. LTVs are refreshed quarterly by applying Federal Housing Finance Agency Home price index changes at a state-by-state level to the last known appraised value of the property to estimate the current LTV. The Company's CECL loss calculation incorporates the refreshed LTV information to update the distribution of defaulted loans by LTV as well as the associated LGD for each LTV band. Reappraisals on a recurring basis at the individual property level are not considered cost-effective or necessary; however, reappraisals are performed on certain higher risk accounts to support line management activities, default servicing decisions, or when other situations arise for which, the Company believes the additional expense is warranted.

FICO scores are refreshed quarterly, where possible. The indicators disclosed represent the credit scores for loans as of the date presented based on the most recent assessment performed.

Residential mortgage and home equity financing receivables by LTV and FICO range are summarized as follows:

As of December 31, 2025	Amortized Cost by Origination Year (4)
(dollars in thousands)
Residential mortgages	2025(1)	2024(1)	2023(1)	2022	2021	Prior	Grand Total	Revolving Loans
LTV ratios (3)
No LTV available (2)	$—	$—	$—	$—	$—	$1,575	$1,575	$—
<= 70%	—	—	—	213,683	970,129	2,824,077	4,007,889	—
70.01% - 110%	—	—	—	27,564	—	1,728	29,292	—
Greater than 110%	—	—	—	—	—	347	347	—
Total residential mortgages	$—	$—	$—	$241,247	$970,129	$2,827,727	$4,039,103	$—

FICO scores
No FICO score available	$—	$—	$—	$—	$—	$2,128	$2,128	$—
<600	—	—	—	12,154	23,111	152,269	187,534	—
600-679	—	—	—	21,836	47,536	217,424	286,796	—
680-759	—	—	—	58,146	197,808	689,329	945,283	—
>=760	—	—	—	149,111	701,674	1,766,577	2,617,362	—
Total residential mortgages	$—	$—	$—	$241,247	$970,129	$2,827,727	$4,039,103	$—
Current period gross write-offs - residential mortgages	$—	$—	$—	$24	$—	$14	$38

Home equity
LTV ratios
No LTV available (2)	$—	$—	$—	$853	$3,291	$44,206	$48,350	$30,498
<= 70%	—	—	—	36,924	143,788	1,561,212	1,741,924	1,680,721
70.01% - 110%	—	—	—	2,944	625	2,305	5,874	4,818
Greater than 110%	—	—	—	399	456	384	1,239	1,239
Total home equity	$—	$—	$—	$41,120	$148,160	$1,608,107	$1,797,387	$1,717,276

FICO scores
No FICO score available	$—	$—	$—	$593	$2,135	$41,918	$44,646	$26,795
<600	—	—	—	1,125	6,616	123,210	130,951	113,923
600-679	—	—	—	2,746	11,917	188,186	202,849	188,793
680-759	—	—	—	12,778	47,192	491,880	551,850	538,674
>=760	—	—	—	23,878	80,300	762,913	867,091	849,091
Total home equity	$—	$—	$—	$41,120	$148,160	$1,608,107	$1,797,387	$1,717,276
Current period gross write-offs - home equity	$—	$—	$—	$—	$—	$2,237	$2,237
(1) The Company ceased origination of new residential mortgage and home equity loans in 2022.
(2) Balances in the "No LTV available" or "No FICO score available" ranges primarily represent loans serviced by others, in run-off portfolios or for which a current LTV or FICO score is unavailable.
(3) The ALLL model considers LTV for financing receivables in first lien position and CLTV for financing receivables in second lien position for the Company.
(4) Excludes LHFS.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

As of December 31, 2024	Amortized Cost by Origination Year (4)
(dollars in thousands)
Residential mortgages	2024(1)	2023(1)	2022	2021	2020	Prior	Grand Total	Revolving Loans
LTV ratios (3)
No LTV available (2)	$—	$—	$—	$—	$—	$2,532	$2,532	$—
<= 70%	—	—	205,291	1,018,821	825,279	2,294,350	4,343,741	—
70.01% - 110%	—	—	52,481	14,558	—	2,073	69,112	—
Greater than 110%	—	—	—	—	—	362	362	—
Total residential mortgages	$—	$—	$257,772	$1,033,379	$825,279	$2,299,317	$4,415,747	$—

FICO scores
No FICO score available	$—	$—	$—	$—	$—	$2,633	$2,633	$—
<600	—	—	13,735	20,510	15,011	134,634	183,890	—
600-679	—	—	18,057	45,160	33,077	201,710	298,004	—
680-759	—	—	69,337	233,824	181,819	609,774	1,094,754	—
>=760	—	—	156,643	733,885	595,372	1,350,566	2,836,466	—
Total residential mortgages	$—	$—	$257,772	$1,033,379	$825,279	$2,299,317	$4,415,747	$—
Current period gross write-offs - residential mortgages	$—	$—	$26	$63	$17	$47	$153

Home equity
LTV ratios
No LTV available (2)	$—	$—	$1,636	$5,278	$4,648	$49,780	$61,342	$40,996
<= 70%	—	—	39,288	152,644	161,525	1,665,349	2,018,806	1,946,324
70.01% - 110%	—	—	3,741	1,474	—	4,324	9,539	8,412
Greater than 110%	—	—	690	545	—	443	1,678	1,678
Total home equity	$—	$—	$45,355	$159,941	$166,173	$1,719,896	$2,091,365	$1,997,410

FICO scores
No FICO score available	$—	$—	$678	$2,392	$2,485	$46,861	$52,416	$32,071
<600	—	—	928	4,302	6,270	130,273	141,773	122,068
600-679	—	—	3,828	10,849	8,516	209,631	232,824	216,096
680-759	—	—	15,820	52,248	54,234	533,004	655,306	639,403
>=760	—	—	24,101	90,150	94,668	800,127	1,009,046	987,772
Total home equity	$—	$—	$45,355	$159,941	$166,173	$1,719,896	$2,091,365	$1,997,410
Current period gross write-offs - home equity	$—	$—	$—	$—	$544	$3,198	$3,742
(1) The Company ceased origination of new residential mortgage and home equity loans in 2022.
(2) Balances in the "No LTV available" or "No FICO score available" ranges primarily represent loans serviced by others, in run-off portfolios or for which a current LTV or FICO score is unavailable.
(3) The ALLL model considers LTV for financing receivables in first lien position and CLTV for financing receivables in second lien position for the Company.
(4) Excludes LHFS.

During the year ended December 31, 2025, the Company reported $1.2 million in gross charge-offs related to other consumer portfolios.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

Loan Modifications

Occasionally the Company modifies loans to customers in financial difficulty by providing term extensions, payment deferrals, and interest rate reductions. When a loan is modified, the related unamortized net fees and costs and any prepayment penalties are carried forward and any fees received, and direct loan origination costs associated with the refinancing or restructuring, are deferred. Additionally, the EIR is recalculated based upon the amortized cost basis of the modified loan and its revised contractual cash flows.

All of the Company’s commercial loan modifications are based on the circumstances of the individual customer, including specific customers' complete relationship with the Company. Loan terms are modified to meet each borrower’s specific circumstances at a point in time and may allow for modifications such as term extensions, covenant waivers, payment holidays and interest rate reductions. Commercial loan modifications are generally restructured to allow for an upgraded risk rating and return to accrual status after a sustained period of payment performance has been achieved (typically 12 months for monthly payment schedules). The financial effect of modifications made to commercial loan borrowers through our deferral program is the addition of deferred amounts to the end of the original loan term.

The primary modification program for the Company’s residential mortgage and home equity portfolios is a proprietary program designed to keep customers in their homes and, when appropriate, prevent them from entering into foreclosure. The program is available to all customers facing a financial hardship regardless of their delinquency status. The main goal of the modification program is to review the customer’s entire financial condition to ensure that the proposed modified payment solution is affordable according to a specific DTI ratio range. The main modification benefits of the program allow for term extensions, interest rate reductions, and/or deferment of principal. The Company reviews each customer on a case-by-case basis to determine which benefit or combination of benefits will be offered to achieve the target DTI range.

For RICs and auto loans, the Company at times offers deferrals under which the consumer is allowed to defer a maximum of three payments per event to the end of the loan. We limit the frequency of each new deferral that may be granted to one deferral after completion of at least eight payments from origination and eight payments between each extension. The maximum number of months extended for the life of the loan for all automobile RICs is eight for non-natural disaster extensions and twelve for natural disaster extensions. Some marine and RV contracts also have a maximum of twelve months' extension to reflect their longer terms. Additionally, we generally limit the granting of deferrals on new accounts until a requisite number of payments has been received. During the deferral period, we continue to accrue and collect interest on the loan in accordance with the terms of the deferral agreement. Some auto loan modifications include a reduction of the interest rate and may include an extension of term to eligible borrowers at risk of default and repossession of the financed vehicle. The financial effect of RIC and auto loan modifications made through our deferral program is that it allows customers to defer payments for up to eight months over the life of the loan and the deferred payments are added to the end of the original loan term. All other modification types, which may include interest rate reductions and maturity date extensions of up to 36 months beyond the current maturity date, result in a reduction of the monthly payment.

When estimating the ACL, the Company uses a statistical methodology based on an expected credit loss approach that focuses on forecasting the expected credit loss components (i.e., PD, payoff, LGD and EAD) on a loan level basis to estimate the expected future lifetime losses. This methodology generally does not change when loans are modified. However, the Company monitors credit quality indicators and delinquency, and adjusts the allowance as those factors change. The Company generally uses a DCF approach for large impaired commercial loans. For all collateral-dependent loans, the Company measures the ACL as the difference between the asset’s amortized cost basis and the fair value of the underlying collateral as of the reporting date, adjusted for expected costs to sell. Refer to Note 1 to these Consolidated Financial Statements for more information on the ACL.

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

The following table shows the amortized cost basis at the end of the reporting period for loans modified during the reporting period to borrowers experiencing financial difficulty, disaggregated by class of financing receivable and type of modification granted.

	Amortized Cost
	Year ended				Year ended				Year ended
	December 31, 2025				December 31, 2024				December 31, 2023
(dollars in thousands):	Payment Deferral Only	All Other Modifications	Total	% of Total Class of Financing Receivable	Payment Deferral Only	All Other Modifications	Total	% of Total Class of Financing Receivable	Payment Deferral Only	All Other Modifications	Total	% of Total Class of Financing Receivable
Commercial:
CRE	$903,470	$160,172	$1,063,642	12.71%	$377,174	$260,829	$638,003	7.40%	$102,760	$73,523	$176,283	2.02%
C&I	31,497	23,584	55,081	0.69%	99,862	40,936	140,798	1.64%	71,145	4,569	75,714	0.67%
Multifamily	228,442	84,484	312,926	3.26%	87,443	—	87,443	0.89%	24,144	8,919	33,063	0.31%
Other commercial	581	90	671	0.01%	68	150	218	—%	—	348	348	—%
Consumer:
Residential mortgages	—	4,392	4,392	0.08%	—	2,945	2,945	0.05%	—	4,537	4,537	0.09%
Home equity loans and lines of credit	—	2,751	2,751	0.15%	—	5,307	5,307	0.25%	—	5,730	5,730	0.23%
RICs and auto loans	1,287,763	98,182	1,385,945	3.24%	1,224,005	92,725	1,316,730	2.95%	815,506	299,051	1,114,557	2.55%
Total	$2,451,753	$373,655	$2,825,408	3.34%	$1,788,552	$402,892	$2,191,444	2.47%	$1,013,555	$396,677	$1,410,232	1.51%

NOTE 3. LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

Performance of Modified Loans

The Company monitors the performance of modified loans to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following table depicts the performance of loans that have been modified in the 12- month period prior to period-end:

	Amortized Cost			Amortized Cost			Amortized Cost
	As of December 31, 2025			As of December 31, 2024			As of December 31, 2023
(in thousands)	Current	30-89 DPD	90+ DPD	Current	30-89 DPD	90+ DPD	Current	30-89 DPD	90+ DPD

Commercial:
CRE	$1,012,890	$13,454	$37,298	$595,370	$36,731	$5,903	$156,412	$12,727	$7,144
C&I	52,507	2,145	429	116,850	7,060	16,887	71,327	4,196	191
Multifamily	280,786	32,140	—	67,513	19,930	—	24,527	—	8,536
Other commercial	671	—	—	150	68	—	348	—	—
Consumer:
Residential mortgages	3,792	600	—	2,532	216	197	3,879	151	507
Home equity loans and lines of credit	1,983	153	615	4,010	581	716	5,211	333	186
RICs and auto loans	884,041	456,365	45,539	894,242	387,367	35,121	724,752	358,395	31,410
Total	$2,236,670	$504,857	$83,881	$1,680,667	$451,953	$58,824	$986,456	$375,802	$47,974

Payment Defaults Which Have Had a Prior Modification

A modified loan is generally considered to have subsequently defaulted if, after modification, the loan becomes 90 DPD. For RICs, a modified loan is considered to have subsequently defaulted after modification at the earlier of the date of repossession or 120 DPD. Upon the Company’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. See Note 1 to these Consolidated Financial Statements for more information on the Company's charge-off policy. The following table provides the amortized cost basis of financing receivables that had a payment default during the period and were modified in the 12-month period prior to default due to the borrower's financial difficulty:

	Amortized Cost
	Year ended
	December 31, 2025		December 31, 2024		December 31, 2023
	Payment deferral	All other modification types	Payment deferral	All other modification types	Payment deferral	All other modification types
(in thousands)
Commercial:
CRE	$45,980	$—	$—	$—	$7,144	$—
C&I	8,344	13,385	2,020	90	843	607
Multi-family	—	—	—	—	8,536	—
Consumer:
Residential mortgages	—	196	—	47	—	507
Home equity loans and lines of credit	—	319	—	323	—	186
RICs and auto loans	235,158	3,620	146,282	13,679	56,512	33,702
Total	$289,482	$17,520	$148,302	$14,139	$73,035	$35,002

NOTE 4. OPERATING LEASE ASSETS, NET

The Company has operating leases, including leased vehicles, which are included in the Company's Consolidated Balance Sheets as Operating lease assets, net.

Operating lease assets, net consisted of the following as of the periods indicated:

(in thousands)	December 31, 2025	December 31, 2024

Basis in leased vehicles (1)	$11,155,043	$14,738,608
Less: accumulated depreciation	(2,797,980)	(3,070,657)
Leased vehicles, net	$8,357,063	$11,667,951
(1) Represents the basis in leased vehicles where the Company is the lessor. Unaccreted manufacturers subvention payments and unamortized origination and other costs are treated as a reduction to this basis.

The following summarizes the future minimum rental payments due to the Company as lessor under operating leases as of December 31, 2025:

(in thousands)
2026	$1,319,703
2027	475,542
2028	67,391
2029	3,249
Total	$1,865,885

NOTE 5. PREMISES AND EQUIPMENT

A summary of premises and equipment, less accumulated depreciation, follows:

(in thousands)	December 31, 2025	December 31, 2024
Land	$29,017	$29,889
Office buildings	138,695	139,216
Furniture, fixtures, and equipment	670,766	632,968
Leasehold improvement	645,425	610,149
Computer software	2,215,427	1,993,790
Automobiles and other	48,382	37,506
Total premises and equipment	3,747,712	3,443,518
Less accumulated depreciation	(2,811,421)	(2,456,565)
Total premises and equipment, net	$936,291	$986,953

Depreciation expense for premises and equipment, included in Occupancy and equipment expenses in the Consolidated Statements of Operations, was $387.7 million, $292.0 million, and $269.9 million for the years ended December 31, 2025, 2024 and 2023, respectively.

During the year ended December 31, 2025, the Company sold nine (9) properties in addition to the branch sale discussed in Note 1. The Company received net proceeds of $11.7 million from these sales, with a net gain of $8.7 million. The carrying value of these properties was $3.0 million. In 2024, the Company sold nine (9) properties. The Company received net proceeds of $7.8 million from the sales, with a net gain of $6.0 million. The carrying value of these properties was $1.8 million. In 2023, the Company sold fourteen (14) properties. The Company received net proceeds of $10.2 million from the sales, with a net gain of $5.1 million. The carrying value of these properties was $5.1 million. In addition to the fourteen properties sold in 2023, the Company completed the sale of SBC, including its fixed assets.

There where no material impairments of premises and equipment during the years ended December 31, 2025, 2024, and 2023.

NOTE 6. GOODWILL AND OTHER INTANGIBLES

Goodwill

Goodwill is assigned to reporting units, which are operating segments or one level below an operating segment, as of the acquisition date. The following table presents the balance of the Company's goodwill by its reporting units for the periods indicated:

(in thousands)	Auto	CBB	C&I	CRE	CIB	Total
December 31, 2025 and 2024	$1,238,676	$159,027	$52,198	$1,015,130	$301,634	$2,766,665

During the years ended December 31, 2025 and 2024, there were no material additions, re-allocations, impairments, or disposals of goodwill.

The Company evaluates goodwill for impairment at the reporting unit level. The Company conducted its last annual goodwill impairment tests as of October 1, 2025 using generally accepted valuation methods. As a result of that impairment test, no goodwill impairment was identified.

Other Intangible Assets

The following table details amounts related to the Company's intangible assets subject to amortization for the dates indicated:

	December 31, 2025		December 31, 2024
(in thousands)	Net Carrying Amount	Accumulated Amortization	Net Carrying Amount	Accumulated Amortization
Intangibles subject to amortization:
Dealer networks	$189,958	$(280,042)	$213,458	$(256,542)
Stellantis relationship	—	(138,750)	1,754	(136,996)
Other intangibles	24,069	(59,840)	33,708	(50,302)
Total intangibles subject to amortization	$214,027	$(478,632)	$248,920	$(443,840)

At December 31, 2025 and December 31, 2024, the Company did not have any intangibles, other than goodwill, which were not subject to amortization.

Amortization expense on intangible assets was $34.9 million, $38.2 million and $39.5 million for the years ended December 31, 2025, 2024, and 2023, respectively.

The estimated aggregate amortization expense related to intangibles, excluding any impairment charges, for each of the five succeeding calendar years ending December 31 is:

Year	Calendar Year Amount
(in thousands)
2026	$32,487
2027	28,645
2028	26,340
2029	26,340
2030	26,340
Thereafter	73,875

NOTE 7. OTHER ASSETS

The following is a detail of items that comprised Other assets at the periods indicated:

(in thousands)	December 31, 2025	December 31, 2024
Operating lease ROU assets	$415,282	$493,217
Deferred tax assets	379,759	364,309
Accrued interest receivable	823,572	847,830
Derivative assets at fair value	671,573	1,121,980
Other real estate owned and other repossessed assets	293,188	328,512
Equity method investments	437,212	262,377
MSRs	79,526	90,958
Income tax receivables	395,201	466,422
Prepaid expense	126,415	152,358
Capital markets receivables	275,744	282,926
Miscellaneous assets and receivables	814,990	449,627
Total Other assets	$4,712,462	$4,860,516

Operating lease ROU assets

We have operating leases for real estate and non-real estate assets. Real estate leases relate to office space and bank/lending retail branches. Non-real estate leases include disaster recovery centers, data centers, ATMs, vehicles and certain equipment leases. Real estate leases may include one or more options to renew, with renewal terms that can extend the lease term generally from one to five years. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease.

For the years ended December 31, 2025, 2024, and 2023, operating lease expenses were $116.8 million, $131.7 million, and $154.5 million, respectively. Sublease income was $2.1 million, $3.4 million, and $4.0 million, for the years ended December 31, 2025, 2024, and 2023, respectively. These are reported within Occupancy and equipment expenses in the Company’s Consolidated Statements of Operations.

Supplemental balance sheet information related to leases was as follows:

Maturity of Lease Liabilities at December 31, 2025	Total Operating leases
(in thousands)
2026	$116,795
2027	110,207
2028	84,751
2029	67,312
2030	58,873
Thereafter	115,395
Total lease liabilities	$553,333
Less: Interest	(55,772)
Present value of lease liabilities	$497,561

NOTE 7. OTHER ASSETS (continued)

Supplemental Balance Sheet Information	December 31, 2025	December 31, 2024
Operating lease ROU assets	$415,282	$493,217
Other liabilities	$497,561	$557,419
Weighted-average remaining lease term (years)	5.8	6.6
Weighted-average discount rate	3.5%	3.4%

	Year ended December 31,
Other Information	2025	2024
	(in thousands)
Operating cash flows from operating leases (1)	$(117,179)	$(135,471)
Leased assets obtained in exchange for new operating lease liabilities	$45,800	$186,132
(1) Activity is included within the net change in other liabilities on the SCF.

The remainder of Other assets is comprised of:

•Deferred tax asset - Refer to Note 17 of these Consolidated Financial Statements for more information on tax-related activities.
•Accrued interest receivable - Includes accrued interest receivable on the Company's investments, loans, and other interest-earning portfolios.
•Derivative assets at fair value - Refer to the "Offsetting of Financial Assets" table in Note 14 to these Consolidated Financial Statements for the detail of these amounts.
•OREO and other repossessed assets includes property and vehicles recovered through foreclosure and repossession.
•Equity method investments - The Company makes certain equity investments in various limited partnerships, some of which are considered VIEs, that invest in and lend to renewable energy projects and qualified community development entities, such as CRA programs. The Company acts only in a limited partner capacity in connection with these partnerships, so the Company has determined that it is not the primary beneficiary of the partnerships because it does not have the power to direct the activities of the partnerships that most significantly impact the partnerships' economic performance.
•MSRs - See further discussion on the valuation of the MSRs in Note 15.
•Income tax receivables - Refer to Note 17 of these Consolidated Financial Statements for more information on tax-related activities.
•Prepaid expenses includes advanced payments for cloud-based hosting, prepaid taxes, and outside services.
•Capital markets receivables includes receivables from broker dealers, financial institutions, clearing organizations, customers and other receivables associated with capital markets activities.
•Miscellaneous assets and receivables includes investment receivables, Subvention receivables, derivatives trading receivables, and unapplied payments.

NOTE 8. VIEs

The Company transfers RICs and vehicle leases into newly-formed Trusts that then issue one or more classes of notes payable backed by the collateral. The Company’s continuing involvement with these Trusts is in the form of servicing the assets and, generally, through holding residual interests in the Trusts. The Trusts are considered VIEs under GAAP, and the Company may or may not consolidate these VIEs on its Consolidated Balance Sheets.
The collateral and borrowings under credit facilities and securitization notes payable of the Company’s consolidated VIEs remain on the Consolidated Balance Sheets. The Company recognizes finance charges, fee income, and provisions for credit losses on the RICs, and leased vehicles and interest expense on the debt. Revolving credit facilities generally also utilize entities that are considered VIEs which are included on the Consolidated Balance Sheets.

The Company also uses a titling trust to originate and hold its leased vehicles and the associated leases, for administrative efficiency and also to facilitate the pledging of leases to financing facilities or the sale of leases to other parties without incurring the costs and administrative burden of retitling the leased vehicles. In this process, the leases may be transferred to separate legal units within the titling trust to segregate them for ownership purposes, including for securitizations. This does not result in any changes to the accounting for the leases. This titling trust is considered a VIE. Refer to Note 4 to these Consolidated Financial Statements for further information on the Company's leased vehicles.

On-balance sheet VIEs

The assets and liabilities of consolidated VIEs are presented below. Certain of these assets can be used only to settle obligations of the consolidated VIEs and the liabilities of those entities for which creditors (or beneficial interest holders) do not have recourse to the Company's general credit.

The assets and liabilities of consolidated VIEs included the following at the dates indicated:

(in thousands)	December 31, 2025	December 31, 2024
Assets
Restricted cash	$668,215	$706,571
Net LHFI	21,607,557	24,635,642
Operating lease assets, net (1)	8,357,063	11,667,951
Various other assets	710,745	693,090
Total Assets	$31,343,580	$37,703,254
Liabilities
Notes payable	$23,597,483	$26,208,911
Various other liabilities	96,054	99,587
Total Liabilities	$23,693,537	$26,308,498
(1) As noted above, all leased vehicles are originated through a titling trust. At December 31, 2025 and December 31, 2024, $3.7 billion and $4.3 billion, respectively, of leased vehicle assets included in this amount were in a titling trust, but not in a securitization trust.

The Company services receivables transferred to the Trusts and receives a monthly servicing fee on the outstanding principal balance. Supplemental fees, such as late charges, for servicing the receivables are reflected in Miscellaneous income, net.

As of December 31, 2025 and December 31, 2024, the Company was servicing $25.1 billion and $29.0 billion, respectively, of gross RICs that have been transferred to consolidated Trusts. Certain amounts shown above are greater than the amounts shown in the corresponding line items in the accompanying Consolidated Balance Sheets due to intercompany eliminations between the VIEs and other entities consolidated by the Company. For example, for most of its securitizations, the Company retains one or more of the lowest tranches of bonds. Rather than showing investment in bonds as an asset and the associated debt as a liability, these amounts are eliminated in consolidation as required by GAAP.

NOTE 8. VIEs (continued)

A summary of the cash flows received from the consolidated Trusts for the respective periods is as follows for the periods indicated:

	Year ended December 31,
(in thousands)	2025	2024	2023
Assets securitized	$13,242,538	$18,350,732	$12,800,355

Net proceeds from new securitizations (1)	$10,765,931	$14,824,503	$8,335,877
Net proceeds on retained bonds from new securitizations	1,653,010	1,937,140	1,553,830
Cash received for servicing fees (2)	979,309	891,806	926,136
Net distributions from Trusts (2)	5,800,110	4,683,144	2,915,148
Total cash received from Trusts	$19,198,360	$22,336,593	$13,730,991
(1) Includes additional advances on existing securitizations.
(2) These amounts are not reflected in the SCF because the cash flows are between the VIEs and other entities included in the consolidation.

Off-balance sheet VIEs

At December 31, 2025 and December 31, 2024, the Company was servicing RICs of $2.0 billion and $2.3 billion, respectively, that have been sold in off-balance sheet securitizations and were subject to an optional clean-up call.

During the second quarter of 2025, the Company sold all of its retained interests in an on-balance sheet auto RIC Trust to third parties and to a new off-balance sheet Trust. The Company retained a 5% share. As a result of the Company’s sale of the debt and equity from the original on-balance sheet Trust, the Company is no longer identified as the primary beneficiary and the Company therefore de-consolidated the original Trust from its Consolidated Balance Sheets. The Company de-recognized approximately $242.9 million of auto RICs previously classified as HFI, resulting in a release of the ACL in the amount of approximately $42.1 million, offset by a loss on securitization of approximately $21.8 million.

In addition, during the second quarter of 2025, the Company sold $1.3 billion of gross RICs to a newly formed off-balance sheet securitization VIE which resulted in a pre-tax gain of $22.8 million, and there was a release of the ACL of approximately $40.0 million. The Company retained the servicing of the RICs sold and provided a loan, classified by the Company as an investment in debt security HTM, in the amount of $65.0 million to the VIE to satisfy regulatory risk retention requirements. The Company also retained $1.1 billion of the Class A notes which are classified as an investment in debt security HTM. The Company is not obligated to provide any financial support to the VIE. All other notes and residual equity interests issued by the VIE were sold to third-party investors. Gains and losses on securitizations are recorded in Miscellaneous income, net in the accompanying Consolidated Statements of Operations.

A summary of cash flows received from Trusts for the respective periods were as follows for the periods indicated:

	Year ended December 31,
(in thousands)	2025	2024	2023
Receivables securitized (1)(2)	$1,307,339	$1,060,931	$—

Net proceeds from new securitizations	$174,863	$1,003,695	$—
Cash received for servicing fees	59,277	24,473	8,512
Total cash received from Trusts	$234,140	$1,028,168	$8,512
(1) Represents the UPB at the time of original securitization. (2) Table excludes impacts of non-cash deconsolidation transaction referred to above.

NOTE 8. VIEs (continued)

Other than repurchases of sold assets due to claims against standard representations and warranties, the Company's exposure to loss as a result of its involvement with these VIEs is limited to its retained interests in the VIE. The carrying value of this exposure at December 31, 2025 was $1.0 billion and $3.9 million of debt and equity investments, respectively, compared to $70.2 million and $8.0 million at December 31, 2024. These amounts are reported in debt securities HTM and other investments, respectively, in Note 2 to these Consolidated Financial Statements.

During the year ended December 31, 2025, the Company securitized $2.1 billion of mortgage LHFS in off-balance transactions. The Company has retained $91.4 million of variable interests in the new securitizations for risk retention purposes.

The Company holds a 20 percent interest in the Structured LLC. The Company's interest is reported as an AFS debt security in Note 2 to these Consolidated Financial Statements that had a fair value of approximately $1.1 billion and $1.2 billion at December 31, 2025 and December 31, 2024, respectively. As of December 31, 2025, SBNA serviced approximately $8.0 billion in multi-family loans for the Structured LLC and received a market rate servicing fee. For the year ended December 31, 2025 and December 31, 2024, SBNA recognized $56.2 million and $52.2 million, respectively, in servicing fee income from the servicing of these assets which is recorded in Miscellaneous income, net, in the accompanying Consolidated Statements of Operations.

NOTE 9. DEPOSITS AND OTHER CUSTOMER ACCOUNTS

Deposits and other customer accounts are summarized as follows at the dates indicated:

	December 31, 2025		December 31, 2024
(dollars in thousands)	Balance	Percent of total deposits	Balance	Percent of total deposits
Interest-bearing demand deposits	$11,815,661	15.0%	$11,850,043	15.2%
Non-interest-bearing demand deposits	13,789,313	17.5%	14,539,985	18.6%
Savings	11,288,787	14.3%	5,045,668	6.5%
Customer repurchase accounts	234,940	0.3%	299,216	0.4%
Money market	26,772,150	33.8%	25,197,858	32.2%
CDs	15,076,851	19.1%	21,181,835	27.1%
Total deposits (1)	$78,977,702	100.0%	$78,114,605	100.0%
(1) Includes foreign deposits, as defined by the FRB, of $5.6 billion and $4.9 billion at December 31, 2025 and December 31, 2024, respectively.

Demand deposit overdrafts that have been reclassified as loan balances were $394.7 million and $305.2 million at December 31, 2025 and December 31, 2024, respectively.

At December 31, 2025 and December 31, 2024, the Company had $6.4 billion and $6.5 billion, respectively, of CDs greater than $250 thousand.

The Company's subsidiaries had outstanding irrevocable letters of credit totaling $100.0 million and $30.0 million from the FHLB of Pittsburgh at December 31, 2025 and December 31, 2024, respectively, used to secure uninsured deposits placed with the Bank by state and local governments and their political subdivisions.

NOTE 9. DEPOSITS AND OTHER CUSTOMER ACCOUNTS (continued)

Interest expense on deposits and other customer accounts is summarized as follows:

	Years Ended December 31,
(in thousands)	2025	2024	2023
Interest-bearing demand deposits	$153,031	$183,946	$148,044
Savings	214,198	15,492	9,143
Customer repurchase accounts	3,590	2,983	1,939
Money market	784,537	840,729	654,425
CDs	724,657	1,016,322	730,635
Total interest expense on deposits	$1,880,013	$2,059,472	$1,544,186

The following table sets forth the maturity of the Company's CDs of $100,000 or more at December 31, 2025 as scheduled to mature contractually:

(in thousands)
Three months or less	$6,400,962
Over three through six months	3,162,418
Over six through twelve months	1,233,421
Over twelve months	120,352
Total	$10,917,153

The following table sets forth the maturity of all the Company's CDs at December 31, 2025 as scheduled to mature contractually:

(in thousands)
2026	$14,910,446
2027	153,397
2028	6,760
2029	1,198
2030	5,019
Thereafter	31
Total	$15,076,851

NOTE 10. BORROWINGS

Total borrowings and other debt obligations at December 31, 2025 were $37.1 billion, compared to $44.0 billion at December 31, 2024. The Company's debt agreements impose certain limitations on dividend payments and other transactions. The Company is currently in compliance with these limitations.

During the year ended December 31, 2025, the Company issued the following debt:
•$850 million in aggregate principal amount of its 5.47% fixed-to-floating rate senior notes due March 2029.
•$400 million in aggregate principal amount of its floating rate senior notes due March 2029.
•$750 million in aggregate principal amount of its 5.74% fixed-to-floating rate senior notes due March 2031.
•$850 million floating rate promissory note with Santander due September 2026.
•$212.6 million of CLNs due January 2034.
•$860.4 million of secured structured financings in its SBALT platform, of which approximately $110.4 million was retained in interests in the VIE.
•$8.0 billion of secured structured financings in its SDART platform, of which it retained approximately $1.2 billion in interests in the VIE.
•$2.9 billion of secured structured financings in its DRIVE platform, of which it retained approximately $341.9 million in interest in the VIE.
•$532.5 million secured amortizing notes in its SCARF platform.

The Company continues to consolidate these VIEs on its Consolidated Balance Sheets.

In February 2026, the Company issued $1.9 billion of secured structured financings in its SDART platform, of which it retained approximately $308.4 million in interests in the VIE.

NOTE 10. BORROWINGS (continued)

Parent Company and other Subsidiary Borrowings and Debt Obligations

The following table presents the Parent Company and its subsidiaries' borrowings and other debt obligations at the dates indicated:

	December 31, 2025		December 31, 2024
(dollars in thousands)	Balance	Effective Rate	Balance	Effective Rate
Parent Company
3.45% senior notes due June 2025	—	—%	999,567	3.45%
4.50% senior notes due July 2025	—	—%	1,099,617	4.50%
Senior notes due April 2026 (1)	—	—%	433,505	5.76%
Senior note due September 2026 (2) (3)	850,000	4.28%	—	—%
5.81% senior sustainability notes due September 2026	—	—%	499,614	5.92%
3.24% senior notes due October 2026	943,668	3.24%	937,090	3.24%
6.12% senior notes due May 2027	499,513	6.20%	499,173	6.20%
6.89% senior notes due June 2027 (2)	750,000	6.89%	750,000	6.89%
4.40% senior notes due July 2027	1,049,731	4.40%	1,049,684	4.40%
2.49% senior notes due January 2028	999,166	2.57%	998,364	2.57%
Senior notes due March 2029 (4)	399,145	5.84%	—	—%
5.47% senior notes due March 2029	848,182	5.58%	—	—%
6.50% senior notes due March 2029	998,095	6.59%	997,313	6.59%
6.57% senior notes due June 2029	498,847	6.67%	498,427	6.67%
6.17% senior notes due January 2030	997,503	6.26%	996,776	6.26%
5.35% senior notes due September 2030	997,096	5.44%	996,402	5.44%
5.74% senior notes due March 2031	747,523	5.83%	—	—%
7.66% senior notes due November 2031	498,237	7.73%	498,008	7.73%
2.88% subordinated notes due November 2031 (2)	500,000	2.88%	500,000	2.88%
7.18% subordinated notes due December 2032 (2)	500,000	7.18%	500,000	7.18%
6.34% senior notes due May 2035	746,751	6.40%	746,499	6.40%
Total Parent Company borrowings	12,823,457		13,000,039

Short-term borrowing due within one year, maturing through May 2026	692,258	3.61%	702,272	4.41%
FHLB advances, maturing through April 2027	707,835	4.16%	4,699,407	4.69%
CLNs maturing through January 2034	913,331	6.37% - 16.29%	1,188,944	5.86% - 12.34%
Warehouse lines maturing through April 2028 (5)	2,214,900	4.46%	4,036,778	5.75%
Secured structured financings maturing through September 2032	19,750,331	0.58% - 7.69%	20,383,470	0.58% - 7.69%
Total subsidiary borrowings and other debt obligations	24,278,655		31,010,871
Total Parent Company and subsidiaries' borrowings and other debt obligations	$37,102,112		$44,010,910
(1) These notes bear interest at a rate equal to the SOFR index rate plus 135 basis points per year.
(2) These notes are payable to SHUSA's parent company, Santander.
(3) These notes bear interest at a rate equal to the SOFR index rate plus 57 basis points per year.
(4) These notes bear interest at a rate equal to the SOFR index rate plus 161 basis points per year.
(5) Benchmark rates used included commercial paper, daily simple SOFR, one-month term SOFR, and three-month term SOFR.

NOTE 10. BORROWINGS (continued)

CLNs

CLNs transfer credit risk on a reference pool of loans to the purchaser of the notes. In the event of credit losses on the reference pool in excess of the contractual residual amount, the principal balance of the notes will be reduced to the extent of such loss up to the amount of notes issued and recognized as a debt extinguishment gain within Miscellaneous income, net. The Company has the option to redeem the notes once the UPB of the reference pool is less than or equal to 10% of the initial principal balance.

In connection with certain of its CLNs, the Company is required to maintain a letter of credit, as well as a collateral account with a third-party financial institution, with the amount equal to at least the outstanding balances of the transaction’s CLN. This is reported as restricted cash in these Consolidated Financial Statements.

The following table presents information regarding the Company's CLNs at the dates indicated:

	December 31, 2025				December 31, 2024
(dollars in thousands)	Balance	Effective Rate	Reference Pool	Contractual Residual	Balance	Effective Rate	Reference Pool	Contractual Residual
CLNs due December 2031	—	—%	2,000,000	36,000	33,811	5.86%	2,000,000	36,000
CLNs due May 2032	17,633	12.83%	3,500,000	63,000	95,552	9.36%	3,500,000	63,000
CLNs due June 2032	151,561	7.89%	2,300,000	75,200	232,122	7.89%	2,300,000	75,200
CLNs due August 2032	17,909	13.35%	3,500,000	63,000	86,884	12.34%	3,500,000	63,000
CLNs due December 2032	57,265	15.75%	3,600,000	65,300	139,681	12.22%	3,600,000	65,300
CLNs due January 2033	230,646	7.03%	2,600,000	84,200	262,323	7.01%	2,600,000	84,200
CLNs due June 2033	30,009	16.29%	1,100,000	22,000	56,482	12.04%	1,100,000	22,000
CLNs due December 2033	100,694	9.26%	2,100,000	62,300	174,448	9.27%	2,100,000	62,300
CLNs due January 2034	210,832	6.37%	2,000,000	61,000	—	—%
CLNs due February 2052 (1)	96,782	10.94%	2,500,000	5,100	107,641	11.46%	2,500,000	5,100
Total CLNs	913,331				1,188,944
(1) Variable rate notes issued in tranches that bear interest at a rate equal to the SOFR index plus varying spreads ranging from 4.15% to 13.90% and re-set monthly.

Warehouse Lines

The following tables present information regarding the Company's warehouse lines at the dates indicated:

	December 31, 2025
(dollars in thousands)	Balance	Committed Amount	Effective Rate	Assets Pledged	Restricted Cash Pledged
Warehouse line due July 2026	$—	$500,000	4.79%	$—	$—
Warehouse line due January 2027	—	1,000,000	4.72%	—	2,792
Warehouse line due April 2027	—	750,000	4.78%	—	60
Warehouse line due April 2028	215,000	1,000,000	4.67%	563,481	1
Total facilities with third parties	$215,000	$3,250,000	4.67%	$563,481	$2,853
Warehouse line with Santander due October 2027	$1,999,900	$2,000,000	4.44%	$2,716,397	$—
Total credit facilities	$2,214,900	$5,250,000	4.46%	$3,279,878	$2,853

The warehouse lines and repurchase facilities are fully collateralized by a designated portion of the Company's RICs, leased vehicles, securitization notes payable, and residuals retained by the Company.

NOTE 10. BORROWINGS (continued)

Secured Structured Financings

The following tables present information regarding the Company's secured structured financings at the dates indicated:

	December 31, 2025
(dollars in thousands)	Balance	Initial Note Amounts Issued (3)	Initial Weighted Average Interest Rate Range	Collateral (2)	Restricted Cash
Public securitizations maturing on various dates through September 2032(1)	$18,584,689	$46,126,355	0.58% - 7.69%	$24,848,717	$647,031
Privately issued amortizing notes maturing on various dates through August 2030 (3)	1,165,642	7,232,571	3.13% - 6.73%	1,916,474	18,331
Total secured structured financings	$19,750,331	$53,358,926	0.58% - 7.69%	$26,765,191	$665,362
(1) Securitizations executed under Rule 144A of the Securities Act are included within this balance.
(2) Secured structured financings may be collateralized by collateral overages of other issuances.
(3) Excludes securitizations which no longer have outstanding debt and excludes any incremental borrowings.

Most of the Company's secured structured financings are in the form of public, SEC-registered securitizations. The Company also executes private securitizations under Rule 144A of the Securities Act, and periodically issues private term amortizing notes, which are structured similarly to securitizations but are acquired by banks and conduits. The Company's securitizations and private issuances are collateralized by vehicle RICs and loans or leases.

The following table sets forth the maturities of the Company's consolidated borrowings and debt obligations at December 31, 2025:

(in thousands)
2026	$3,082,926
2027	5,310,685
2028	2,123,093
2029	3,914,589
2030	3,993,582
Thereafter	18,677,237
Total	$37,102,112

NOTE 11. ACCUMULATED OTHER COMPREHENSIVE INCOME / (LOSS)

The following table presents the components of AOCI / (loss), net of related tax, for the periods indicated.

	Total Other Comprehensive Income/(Loss)			Total Accumulated Other Comprehensive Loss
	Year ended December 31, 2025			December 31, 2024		December 31, 2025
(in thousands)	Pre-tax Activity	Tax Effect	Net Activity	Beginning Balance	Net Activity	Ending Balance
Change in AOCI on cash flow hedge derivative financial instruments	$161,916	$(42,321)	$119,595
Reclassification adjustment for net losses/(gains) on cash flow hedge derivative financial instruments (1)	(14,705)	3,770	(10,935)
Net unrealized (losses)/gains on cash flow hedge derivative financial instruments	147,211	(38,551)	108,660	$(72,170)	$108,660	$36,490

Change in unrealized (losses)/gains on investments in debt securities	87,079	(26,508)	60,571
Reclassification adjustment for net losses/(gains) included in net income/(expense) on debt securities AFS (2)	92	(24)	68
Net unrealized (losses)/gains on investments in debt securities	87,171	(26,532)	60,639	(630,346)	60,639	(569,707)
Other(3)	19,982	(5,140)	14,842	(15,184)	14,842	(342)
As of December 31, 2025	$254,364	$(70,223)	$184,141	$(717,700)	$184,141	$(533,559)
(1)    Net gains/(losses) reclassified into Interest on borrowings and other debt obligations in the Consolidated Statements of Operations for settlements of interest rate swap contracts designated as cash flow hedges.
(2)    Net (gains)/losses reclassified into Securities gains, net in the Consolidated Statements of Operations for the sale of debt securities.
(3) Including the computation of net periodic pension costs

	Total Other Comprehensive Income/(Loss)			Total Accumulated Other Comprehensive Loss
	Year ended December 31, 2024			December 31, 2023		December 31, 2024
(in thousands)	Pre-tax Activity	Tax Effect	Net Activity	Beginning Balance	Net Activity	Ending Balance
Change in AOCI on cash flow hedge derivative financial instruments	$255,315	$(65,601)	$189,714
Reclassification adjustment for net (gains)/losses on cash flow hedge derivative financial instruments (1)	(9,943)	2,578	(7,365)
Net unrealized gains/(losses) on cash flow hedge derivative financial instruments	245,372	(63,023)	182,349	$(254,519)	$182,349	$(72,170)
Change in unrealized (losses)/gains on investments in debt securities	215,721	(55,187)	160,534
Reclassification adjustment for net (gains)/losses included in net income/(expense) on debt securities AFS (2)	(444)	115	(329)
Net unrealized gains/(losses) on investments in debt securities	215,277	(55,072)	160,205	(790,551)	160,205	(630,346)
Other(3)	7,166	(1,852)	5,314	(20,498)	5,314	(15,184)
As of December 31, 2024	$467,815	$(119,947)	$347,868	$(1,065,568)	$347,868	$(717,700)
(1)    Net gains/(losses) reclassified into Interest on borrowings and other debt obligations in the Consolidated Statements of Operations for settlements of interest rate swap contracts designated as cash flow hedges.
(2)    Net (gains)/losses reclassified into Securities gains, net in the Consolidated Statements of Operations for the sale of debt securities.
(3) Including the computation of net periodic pension costs

NOTE 11. ACCUMULATED OTHER COMPREHENSIVE INCOME / (LOSS) (continued)

	Total Other Comprehensive Income/(Loss)			Total Accumulated Other Comprehensive Income/(Loss)
	Year Ended December 31, 2023			December 31, 2022		December 31, 2023
(in thousands)	Pretax Activity	Tax Effect	Net Activity	Beginning Balance	Net Activity	Ending Balance
Change in AOCI on cash flow hedge derivative financial instruments	$344,067	$(93,422)	$250,645
Reclassification adjustment for net (gains)/losses on cash flow hedge derivative financial instruments (1)	14,158	(3,658)	10,500
Net unrealized gains/(losses) on cash flow hedge derivative financial instruments	358,225	(97,080)	261,145	$(515,664)	$261,145	$(254,519)
Change in unrealized gains/(losses) on investments in debt securities	28,903	(26,395)	2,508
Reclassification adjustment for net (gains)/losses included in net income/(expense) on debt securities AFS (2)	4,737	(1,224)	3,513
Net unrealized gains/(losses) on investments in debt securities	33,640	(27,619)	6,021	(796,572)	6,021	(790,551)
Other(3)	4,481	(1,192)	3,289	(23,787)	3,289	(20,498)
As of December 31, 2023	$396,346	$(125,891)	$270,455	$(1,336,023)	$270,455	$(1,065,568)
(1)    Net gains/(losses) reclassified into Interest on borrowings and other debt obligations in the Consolidated Statements of Operations for settlements of interest rate swap contracts designated as cash flow hedges.
(2)    Net (gains)/losses reclassified into Net gain on sale of investment securities sales in the Consolidated Statements of Operations for the sale of debt securities.
(3) Including the computation of net periodic pension costs

NOTE 12. MEZZANINE AND STOCKHOLDER'S EQUITY

At December 31, 2025, the Company had 530,391,043 shares of common stock outstanding to its parent, Santander. The Company did not have any contributions from Santander for the years ended December 31, 2025 or 2024. During the year ended December 31, 2025, the Company paid total dividends, including dividends on common and preferred stock, to Santander in the amount of $1.5 billion.

Preferred Stock Issuances

On December 19, 2023, the Company issued 500,000 shares of the Series G Preferred Stock. Dividends on the Series G Preferred Stock are payable when, as and if authorized by the Company’s Board of Directors or a duly authorized committee thereof. From and including December 19, 2023 to but excluding December 21, 2028, dividends will accrue on a non-cumulative basis a rate of 8.17% per annum, payable quarterly in arrears. From and including December 21, 2028, dividends on the Series G Preferred Stock will accrue on a non-cumulative basis at the five-year U.S. Treasury rate as of the most recent re-set dividend determination date plus 4.360% for each dividend re-set period, payable quarterly in arrears. The Company may redeem the Series G Preferred Stock on, among others, any dividend payment date on or after December 21, 2028. As of December 31, 2025, Santander was the sole holder of the Series G Preferred Stock.

On June 15, 2023, the Company issued 1,000,000 shares of the Series F Preferred Stock. Dividends on the Series F Preferred Stock are payable when, as and if authorized by the Company's Board of Directors or a duly authorized committee thereof. From and including June 15, 2023 to but excluding June 15, 2028, dividends will accrue on a non-cumulative basis a rate of 9.38% per annum, payable quarterly in arrears. From and including June 15, 2028, dividends on the Series F Preferred Stock will accrue on a non-cumulative basis at the five-year U.S. Treasury rate as of the most recent re-set dividend determination date plus 5.467% for each dividend re-set period, payable quarterly in arrears. The Company may redeem the Series F Preferred Stock on, among others, any dividend payment date on or after June 21, 2028. As of December 31, 2025, Santander was the sole holder of the Series F Preferred Stock.

On December 21, 2022, the Company issued 500,000 shares of the Series E Preferred Stock. Dividends on the Series E Preferred Stock are payable when, as and if authorized by the Company's Board of Directors or a duly authorized committee thereof. From and including December 21, 2022 to but excluding December 21, 2027, dividends will accrue on a non-cumulative basis a rate of 8.41% per annum, payable quarterly in arrears. From and including December 21, 2027, dividends on the Series E Preferred Stock will accrue on a non-cumulative basis at the five-year U.S. Treasury rate as of the most recent re-set dividend determination date plus 4.74% for each dividend re-set period, payable quarterly in arrears. The Company may redeem the Series E Preferred Stock on, among others, any dividend payment date on or after December 31, 2027. As of December 31, 2025, Santander was the sole holder of the Series E Preferred Stock.

NOTE 13. SECURITIES FINANCING ACTIVITIES

The Company may enter into Securities Financing Activities primarily to deploy the Company’s excess cash and investment positions. Securities Financing Activities are treated as collateralized financings and are included in "Federal funds sold and securities purchased under resale agreements or similar arrangements" and "Federal funds purchased and securities loaned or sold under repurchase agreements" on the Company’s Consolidated Balance Sheets. Refer to Note 1 to the Consolidated Financial Statements for further discussion of accounting for and the offsetting of securities financing assets and liabilities.
Securities borrowed and purchased under agreements to resell, at their respective carrying values, consisted of the following at the dates indicated:

(in thousands)	December 31, 2025	December 31, 2024
Securities purchased under agreements to resell	$7,233,107	$7,151,510
Securities borrowed	1,406,560	980,720
Total	$8,639,667	$8,132,230

Securities loaned or sold under agreements to repurchase, at their respective carrying values, consisted of the following at the dates indicated:

(in thousands)	December 31, 2025	December 31, 2024
Securities sold under agreements to repurchase	$19,459,083	$16,302,948
Securities lending	1,311	—
Total	$19,460,394	$16,302,948

Securities Financing Activities are generally executed under standard industry agreements, including master agreements that create a single contract under which all transactions between two counterparties are executed, allowing for trade aggregation of receivables and payables into a single net payment or settlement. The amounts of securities financing assets or liabilities qualified for offset in the Consolidated Balance Sheets were as follows for the dates indicated.

	December 31, 2025
(in thousands)	Gross amounts of recognized assets	Gross amounts offset on the Consolidated Balance Sheets (1)	Net amounts of assets included on the Consolidated Balance Sheets
Securities purchased under agreements to resell	$27,629,073	$(20,395,965)	$7,233,108
Securities borrowed	1,406,559	—	1,406,559
Total	$29,035,632	$(20,395,965)	$8,639,667

	December 31, 2025
(in thousands)	Gross amounts of recognized liabilities	Gross amounts offset on the Consolidated Balance Sheets (1)	Net amounts of liabilities included on the Consolidated Balance Sheets
Securities sold under agreements to repurchase	$39,855,048	$(20,395,965)	$19,459,083
Securities lending	1,311	—	1,311
Total	$39,856,359	$(20,395,965)	$19,460,394
(1) Includes financial instruments subject to enforceable master netting agreements that are permitted to be offset under ASC 210-20-45.

NOTE 13. SECURITIES FINANCING ACTIVITIES (continued)

	December 31, 2024
(in thousands)	Gross amounts of recognized assets	Gross amounts offset on the Consolidated Balance Sheets (1)	Net amounts of assets included on the Consolidated Balance Sheets
Securities purchased under agreements to resell	$31,858,795	$(24,707,285)	$7,151,510
Securities borrowed	980,720	—	980,720
Total	$32,839,515	$(24,707,285)	$8,132,230

	December 31, 2024
(in thousands)	Gross amounts of recognized liabilities	Gross amounts offset on the Consolidated Balance Sheets (1)	Net amounts of liabilities included on the Consolidated Balance Sheets
Securities sold under agreements to repurchase	$41,010,233	$(24,707,285)	$16,302,948
(1) Includes financial instruments subject to enforceable master netting agreements that are permitted to be offset under ASC 210-20-45.

The following table presents the gross amounts of liabilities associated with Securities Financing Activities by remaining contractual maturity as of the date indicated:

	December 31, 2025
(in thousands)	Open and overnight	Up to 30 days	31-90 days	Greater than 90 days	Total
Securities sold under agreements to repurchase	$20,925,933	$13,897,914	$4,274,638	$756,563	$39,855,048
Securities lending	1,311	—	—	—	1,311
Total	$20,927,244	$13,897,914	$4,274,638	$756,563	$39,856,359

The following table presents the gross amounts of liabilities associated with Securities Financing Activities by class of underlying collateral as of the dates indicated:

	December 31, 2025			December 31, 2024
(in thousands)	Repurchase agreements	Securities lending	Total	Repurchase agreements	Securities lending	Total
U.S. Treasury	$20,706,654	$—	$20,706,654	$23,367,567	$—	$23,367,567
Residential agency MBS	17,670,968	—	17,670,968	15,896,929	—	15,896,929
Corporate and other securities	1,477,426	1,311	1,478,737	1,745,737	—	1,745,737
Total	$39,855,048	$1,311	$39,856,359	$41,010,233	$—	$41,010,233

NOTE 14. DERIVATIVES

General

Derivatives represent contracts between parties that usually require little or no initial net investment and result in one or both parties delivering cash or another type of asset to the other party based on a notional amount and an underlying asset, index, interest rate or future purchase commitment or option as specified in the contract. Derivative transactions are often measured in terms of notional amount, but this amount is generally not exchanged, is not recorded on the balance sheet and does not represent the Company`s exposure to credit loss. The notional amount is the basis on which the financial obligation of each party to the derivative contract is calculated to determine required payments under the contract. The Company controls the credit risk of its derivative contracts through credit approvals, limits and monitoring procedures. The underlying variable is typically a referenced interest rate (commonly the OIS rate or a SOFR-based rate), security, credit spread or index.

The Company’s capital markets and mortgage banking activities are subject to price risk. The Company employs various tools to measure and manage price risk in its portfolios. In addition, the Board of Directors has established certain limits relative to positions and activities. The level of price risk exposure at any given time depends on the market environment and expectations of future price and market movements and will vary from period to period.

See Note 15 to the Consolidated Financial Statements for discussion of the valuation methodology for derivative instruments.

Credit Risk Contingent Features

The Company has entered into certain derivative contracts that require the posting of collateral to counterparties when those contracts are in a net liability position. The amount of collateral to be posted is based on the amount of the net liability and thresholds generally related to the Company's long-term senior unsecured credit ratings. In a limited number of instances, counterparties also have the right to terminate their ISDA Master Agreements if the Company's ratings fall below a specified level, typically investment grade. As of December 31, 2025, derivatives in this category had a fair value of zero. The credit ratings of the Company and SBNA are currently considered investment grade. As of December 31, 2025, no additional collateral would be required if there were a further 1- or 2- notch downgrade by either S&P or Moody's.

As of December 31, 2025 and December 31, 2024, the aggregate fair value of all derivative contracts with credit risk contingent features (i.e., those containing collateral posting or termination provisions based on the Company's ratings) that were in a net liability position totaled $6.6 million and $7.5 million, respectively. The Company had $6.6 million and $6.2 million in cash and securities collateral posted to cover those positions as of December 31, 2025 and December 31, 2024, respectively.

Hedge Accounting

Management uses derivative instruments designated as hedges to mitigate the impact of interest rate and foreign exchange rate movements on the fair value of certain assets and liabilities and on highly probable forecasted cash flows. These instruments primarily include interest rate swaps that have underlying interest rates based on key benchmark indices. The nature and volume of the derivative instruments used to manage interest rate risk depend on the level and type of assets and liabilities on the balance sheet and the risk management strategies for the current and anticipated interest rate environment.

Interest rate swaps are generally used to convert fixed-rate assets and liabilities to variable rate assets and liabilities and vice versa. The Company utilizes interest rate swaps that have a high degree of correlation to the related financial instrument.

Fair Value Hedges

The Company enters into derivatives to hedge the risk of changes in fair value of a portion of its AFS debt securities portfolio. These derivatives are designated as fair value hedges at inception. The gains/(losses) from changes in the fair value of the hedging derivative and the offsetting gains/(losses) from changes in the fair value of the related underlying hedged items due to the hedged risk are reported in the same line item in the Consolidated Statements of Operations as earnings from the hedged items. The cumulative fair value hedge basis adjustments included in the carrying amount of hedged assets is reversed through earnings in future periods as an adjustment to yield. The Company includes gains/(losses) on the hedging derivatives and the related hedged items in the assessment of hedge effectiveness. All of these swaps have been deemed highly effective fair value hedges. The last of the hedges is scheduled to expire in February 2030. The Company has entered into fair value hedges of portions of a closed portfolio of approximately $2.4 billion of AFS debt securities, using the portfolio layer method.

NOTE 14. DERIVATIVES (continued)

The carrying amount and fair value hedge adjustment of hedged assets at the dates indicated was:

	Carrying Amount of Hedged Assets		Amount of Fair Value Hedge Adjustment Included in the Carrying Amount
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Debt securities AFS (Note 2)	$1,472,679	$2,446,611	$27,321	$78,389

Cash Flow Hedges

The Company has outstanding interest rate swap agreements designed to hedge a portion of the Company’s floating-rate assets and liabilities and forecasted issuances of borrowed funds. The Company also has foreign exchange contracts designed to hedge certain contractual payments in foreign currencies.

Except as noted below, all of these derivatives have been deemed highly effective cash flow hedges. The gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings and is presented in the same Consolidated Statements of Operations line item as the earnings effect of the hedged item.

During the third quarter of 2024, the Company discontinued cash flow hedges with an aggregate notional amount of $500.0 million that were no longer highly effective and it is probable that the forecasted transaction will not occur. The Company de-designated the hedge relationship, resulting in the reclassification of $4.6 million from AOCI to non-interest income.

The last of the hedges is scheduled to expire in February 2028. The Company includes all components of each derivative's gain or loss in the assessment of hedge effectiveness. As of December 31, 2025, the Company estimated that approximately $9.4 million of unrealized losses included in AOCI would be reclassified to earnings during the subsequent twelve months as the future cash flows occur.

Derivatives Designated in Hedge Relationships – Notional and Fair Values

Derivatives designated as accounting hedges included the following as of the dates indicated:

(in thousands)	Notional Amount	Asset	Liability	Weighted Average Receive Rate	Weighted Average Pay Rate	Weighted Average Life (Years)
December 31, 2025
Fair value hedges:
Interest rate swaps	3,750,000	17,229	3,666	1.60%	3.01%	2.36
Cash flow hedges:
Pay fixed - receive variable interest rate swaps	$618,400	$158	$32	3.87%	3.49%	3.30
Pay variable - receive fixed interest rate swaps	14,300,000	62,704	22,903	3.41%	0.90%	1.22
Total	$18,668,400	$80,091	$26,601	3.06%	1.41%	1.52

December 31, 2024
Fair value hedges:
Cross-currency swaps	$18,766	$532	$137	4.97%	9.90%	2.83
Interest rate swaps	5,525,000	61,708	—	2.12%	3.45%	2.30
Cash flow hedges:
Pay fixed — receive variable interest rate swaps	$4,280,700	$33,116	$75	2.20%	3.53%	2.32
Pay variable - receive fixed interest rate swaps	11,650,000	12,700	143,872	3.02%	2.00%	1.25
Total	$21,474,466	$108,056	$144,084	2.63%	2.68%	1.73

NOTE 14. DERIVATIVES (continued)

Other Derivative Activities

The Company also enters into derivatives that are not designated as accounting hedges under GAAP. Although these derivatives are used to hedge risk and are considered economic hedges, they are not designated as accounting hedges because the contracts they are hedging are often carried at fair value on the balance sheet, resulting in generally symmetrical accounting treatment for the hedging instrument and the hedged item.

Customer-related derivatives

The Company offers derivatives to its customers in connection with their risk management requirements related to foreign exchange and lending arrangements. These derivatives primarily consist of interest rate swaps, caps, floors, and foreign exchange contracts. Risk exposure from customer positions is managed through offsetting transactions with other dealers, including Santander. Refer to Note 21 for related party transactions.

Broker dealer activities

The Company uses exchange-traded options and futures, credit default swaps, and forward-settling securities trades as part of its trading business, as well as to actively manage risk exposures that arise from its trading in cash instruments.

Structured financing activities

In certain circumstances, the Company is required to hedge its interest rate risk on revolving credit and term borrowings related to its secured structured financings. The Company uses interest rate caps to satisfy these requirements and enters into offsetting option contracts.

Foreign exchange activities

The Company uses foreign exchange contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities. Foreign exchange contracts, which include spot and forward contracts as well as cross-currency swaps, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date and may or may not be physically settled depending on the Company’s needs. Exposure to gains and losses on these contracts increase or decrease over their respective lives as currency exchange and interest rates fluctuate.

Mortgage Banking Derivatives

The Company typically retains the servicing rights related to residential mortgage loans that are sold. Most of the Company`s residential MSRs are accounted for at fair value. As deemed appropriate, the Company economically hedges MSRs using interest rate swaps and forward contracts to purchase MBS.

Other derivative activities

Other derivative instruments primarily include forward contracts related to certain investment securities sales, loan sales, an OIS, and a total return swap on Visa, Inc. Class B common shares.

NOTE 14. DERIVATIVES (continued)

Derivatives Not Designated in Hedge Relationships – Notional and Fair Values

Other derivative activities included the following as of the dates indicated:

	Notional		Asset derivatives Fair value		Liability derivatives Fair value
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Mortgage banking derivatives:
Total mortgage banking risk management	$626,000	$601,000	$3,685	$9,329	$14,454	$26,777

Customer-related derivatives:
Swaps receive fixed	12,310,274	15,236,535	41,553	8,817	335,711	633,072
Swaps pay fixed	12,490,883	15,631,475	341,204	648,895	41,643	9,432
Other	10,006,193	8,976,013	136,413	65,124	134,512	64,461
Total customer-related derivatives	34,807,350	39,844,023	519,170	722,836	511,866	706,965

Other derivative activities:
Foreign exchange contracts	8,106,872	7,376,101	50,101	125,642	49,066	86,461
Interest rate swap agreements	100	100	5	5	—	—
Interest rate cap agreements	741,400	1,324,775	23	23,133	—	—
Options for interest rate cap agreements	741,400	1,324,775	—	—	23	23,133
TBA MBS forwards	23,256,301	22,740,381	17,543	132,331	1,504	20,170
Forward repos	—	19,422,844	—	—	—	—
Other	32,305,734	6,746,059	955	5,793	45,804	11,120

Total	$100,585,157	$99,380,058	$591,482	$1,019,069	$622,717	$874,626

NOTE 14. DERIVATIVES (continued)

Gains (Losses) on all Derivatives

The following Consolidated Statements of Operations line items were impacted by the Company’s derivative activities for the periods indicated:

(in thousands)		Year ended December 31,
	Line Item	2025	2024	2023

Fair value hedges:
Cross-currency swaps	Net interest income	$(822)	$(363)	$(1,259)
Interest rate swaps	Net interest income	24,636	38,743	30,695
Derivative Activity (1)
Cash flow hedges:
Pay fixed-receive variable interest rate swaps	Interest expense on borrowings	23,292	50,585	17,866
Pay variable receive-fixed interest rate swap	Interest income on loans	(141,243)	(302,689)	(445,892)
Interest rate floors	Interest income on loans	—	(46)	(436)
Other derivative activities:
Mortgage banking derivatives	Non Interest income	2,862	(7,392)	(2,467)
Customer-related derivatives	Non interest income	53,845	(56,305)	7,814
Foreign exchange	Non interest income	(14,546)	109,763	24,177
Interest rate swaps, caps, and options	Non interest income	(3)	23,331	(35,343)
	Net interest income	(615)	(3,372)	—
Other	Non interest income	(340,061)	212,277	(24,833)
(1)    Gains are disclosed as positive numbers while losses are shown as a negative number regardless of the line item being affected.

The net amount of change recognized in OCI for cash flow hedge derivatives were gains of $119.6 million, $189.7 million and $250.6 million, net of tax, for the years ended December 31, 2025 ,2024 and 2023, respectively.

The net amount of changes reclassified from OCI into earnings for cash flow hedge derivatives were gains of $10.9 million, $7.4 million and $10.5 million, net of tax, for the years ended December 31, 2025, 2024 and 2023, respectively.

Disclosures about Offsetting Assets and Liabilities

The Company enters into legally enforceable master netting agreements which reduce risk by permitting netting of transactions with the same counterparty on the occurrence of certain events. A master netting agreement allows two counterparties the ability to net-settle amounts under all contracts, including any related collateral posted, through a single payment and in a single currency. The right to offset and certain terms regarding the collateral process, such as valuation, credit events and settlement, are contained in the applicable master agreement. The Company's financial instruments, including resell and repurchase agreements, securities lending arrangements, derivatives, and cash collateral, may be eligible for offset on its Consolidated Balance Sheets.

The Company has elected to present derivative balances on a gross basis even if the derivative is subject to a legally enforceable nettable ISDA Master Agreement for all trades executed after April 1, 2013. Collateral that is received or pledged for these transactions is disclosed within the “Gross Amounts Not Offset in the Consolidated Balance Sheets” section of the tables below.

NOTE 14. DERIVATIVES (continued)

Information about financial assets and liabilities that are eligible for offset on the Consolidated Balance Sheets was as follows for the dates indicated:

	Offsetting of Financial Assets
				Gross Amounts Not Offset in the Consolidated Balance Sheets
(in thousands)	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Assets Presented in the Consolidated Balance Sheets	Collateral Received (2)	Net Amount
December 31, 2025
Fair value hedges	$17,229	$—	$17,229	$(6,601)	$10,628
Cash flow hedges	62,862	—	62,862	(30,847)	32,015
Other derivative activities (1)	591,482	—	591,482	(40,844)	550,638
Total Derivative Assets	$671,573	$—	$671,573	$(78,292)	$593,281

December 31, 2024
Fair value hedges	$62,240	$—	$62,240	$(23,509)	$38,731
Cash flow hedges	45,816	—	45,816	(39,703)	6,113
Other derivative activities (1)	1,019,069	(5,145)	1,013,924	(238,021)	775,903
Total Derivative Assets	$1,127,125	$(5,145)	$1,121,980	$(301,233)	$820,747
(1)Includes customer-related and other derivatives.
(2)Collateral received includes cash, cash equivalents, and other financial instruments. Cash collateral received is reported in Other liabilities, as applicable, in the Consolidated Balance Sheets. Financial instruments that are pledged to the Company are not reflected in the accompanying Consolidated Balance Sheets since the Company does not control or have the ability to re-hypothecate these instruments.

	Offsetting of Financial Liabilities
				Gross Amounts Not Offset in the Consolidated Balance Sheets
(in thousands)	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Liabilities Presented in the Consolidated Balance Sheets	Collateral Pledged (2)	Net Amount
December 31, 2025
Fair value hedges	$3,666	$—	$3,666	$—	$3,666
Cash flow hedges	22,935	—	22,935	(11,334)	11,601
Other derivative activities (1)	622,717	—	622,717	(18,475)	604,242
Total Derivative Liabilities	$649,318	$—	$649,318	$(29,809)	$619,509

December 31, 2024
Fair value hedges	$137	$—	$137	$—	$137
Cash flow hedges	143,947	—	143,947	(72,891)	71,056
Other derivative activities (1)	874,626	(5,145)	869,481	(29,281)	840,200
Total Derivative Liabilities	$1,018,710	$(5,145)	$1,013,565	$(102,172)	$911,393
(1)Includes customer-related and other derivatives.
(2)Cash collateral pledged and financial instruments pledged is reported in Other assets in the Consolidated Balance Sheets. In certain instances, the Company is over-collateralized since the actual amount of collateral pledged exceeds the associated financial liability. As a result, the actual amount of collateral pledged that is reported in Other assets may be greater than the amount shown in the table above.

NOTE 15. FAIR VALUE

The Company estimates the fair value of certain assets and liabilities for both measurement and disclosure purposes. The fair value hierarchy categorizes the underlying assumptions and inputs to valuation techniques that are used to measure fair value into three levels as follows:

•Level 1 inputs are quoted prices in active markets for identical assets or liabilities that can be accessed as of the measurement date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
•Level 2 inputs are those other than quoted prices included in Level 1 that are observable for the assets or liabilities, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
•Level 3 inputs are those that are unobservable or not readily observable for the asset or liability and are used to measure fair value to the extent relevant observable inputs are not available.

Assets and liabilities measured at fair value, by their nature, result in a higher degree of financial statement volatility. See Note 1 to these Consolidated Financial Statements for a broad discussion of fair value measurement techniques. When available, the Company uses quoted market prices or matrix pricing in active markets to determine fair value and classifies such items as Level 1 or Level 2 assets or liabilities. If quoted market prices in active markets are not available, fair value is determined using third-party broker quotes and/or DCF models incorporating various assumptions including interest rates, prepayment speeds and credit losses. Assets and liabilities valued using broker quotes and/or DCF models are classified as either Level 2 or Level 3, depending on the lowest level classification of an input that is considered significant to the overall valuation.

The Company values assets and liabilities based on the principal market in which each would be sold (in the case of assets) or transferred (in the case of liabilities). The principal market is the forum with the greatest volume and level of activity. In the absence of a principal market, the valuation is based on the most advantageous market. In the absence of observable market transactions, the Company considers liquidity valuation adjustments to reflect the uncertainty in pricing the instruments.

The fair value of a financial asset is measured on a stand-alone basis and cannot be measured as a group, with the exception of certain financial instruments held and managed on a net portfolio basis. In measuring the fair value of a nonfinancial asset, the Company assumes the highest and best use of the asset by a market participant, not just the intended use, to maximize the value of the asset. The Company also considers whether any credit valuation adjustments are necessary based on the counterparty's credit quality. Any models used to determine fair values or validate dealer quotes based on the descriptions below are subject to review and testing as part of the Company's model validation and internal control testing processes.

NOTE 15. FAIR VALUE (continued)

The Company's Market Risk Department approves the methodologies used in the estimations of fair value, including the Company's Level 3 assets and liabilities. Price validation procedures are performed, and the results are reviewed for Level 3 assets and liabilities by the Market Risk Department. Price validation procedures performed for these assets and liabilities can include comparing current prices to historical pricing trends by collateral type and vintage, comparing prices by product type to indicative pricing grids published by market makers, and obtaining corroborating dealer prices for significant securities.

The Company reviews the assumptions utilized to determine fair value on a quarterly basis. Any changes in methodologies or significant inputs used in determining fair values are further reviewed to determine if a change in fair value level hierarchy has occurred. At December 31, 2023, the beneficial interest in the Structured LLC was determined to be Level 2 based on observed market execution. As a result of moving further from the purchase date and observed market execution, the Company is relying on a DCF method going forward for valuation.The $1.1 billion beneficial interest in the Structured LLC transferred from Level 2 to Level 3 during the first quarter of 2024.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables present the assets and liabilities that are measured at fair value on a recurring basis by major product category and fair value hierarchy as of the dates indicated:

(in thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2025	Level 1	Level 2	Level 3	Balance at December 31, 2024
Financial assets:
U.S. Treasury securities	$706,403	$—	$—	$706,403	$304,440	$—	$—	$304,440
Corporate debt	—	—	—	—	—	13	—	13
ABS	—	945,297	—	945,297	—	748,033	—	748,033
Beneficial interest in Structured LLC	—	—	1,096,789	1,096,789	—	—	1,198,985	1,198,985
MBS	—	4,579,246	—	4,579,246	—	4,881,161	—	4,881,161
Investment in debt securities AFS (2)	$706,403	$5,524,543	$1,096,789	$7,327,735	$304,440	$5,629,207	$1,198,985	$7,132,632
Trading securities	3,538,749	11,896,614	173,404	15,608,767	2,150,785	8,165,771	6,267	10,322,823
Equity securities	—	—	992,138	992,138	—	—	—	—
RICs HFI (3)	—	—	4,870	4,870	—	—	9,039	9,039
LHFS (1)(4)	—	1,531,369	—	1,531,369	—	1,256,401	—	1,256,401
MSRs	—	—	79,526	79,526	—	—	90,958	90,958
Other assets - derivatives (2)	653	670,892	28	671,573	485	1,121,472	23	1,121,980
Total financial assets (5)	$4,245,805	$19,623,418	$2,346,755	$26,215,978	$2,455,710	$16,172,851	$1,305,272	$19,933,833
Financial liabilities:
Trading liabilities	3,727,918	274,433	—	4,002,351	2,220,496	240,117	—	2,460,613
Other liabilities - derivatives (2)	36	648,567	715	649,318	217	1,013,296	52	1,013,565
Total financial liabilities	$3,727,954	$923,000	$715	$4,651,669	$2,220,713	$1,253,413	$52	$3,474,178
(1)    LHFS disclosed on the Consolidated Balance Sheets also includes LHFS that are held at the lower of cost or fair value and are not presented within this table.
(2)    Refer to Note 2 for the fair value of investment securities and to Note 14 for the fair values of derivative assets and liabilities on a further disaggregated basis.
(3) Certain RICs collateralized by vehicle titles and RV/marine loans.
(4) Residential mortgage loans and commercial mortgage loans.
(5) Approximately $2.3 billion of these financial assets were measured using model-based techniques, or Level 3 inputs, and represented approximately 9.0% of total assets measured at fair value on a recurring basis and approximately 1.4% of total consolidated assets.

NOTE 15. FAIR VALUE (continued)

Valuation Processes and Techniques - Recurring Fair Value Assets and Liabilities

The following is a description of the valuation techniques used for instruments measured at fair value on a recurring basis:

Investments in debt securities AFS

Investments in debt securities AFS are accounted for at fair value. The Company utilizes a third-party pricing service to value its investment securities portfolios on a global basis. Its primary pricing service has consistently proved to be a high quality third-party pricing provider. For those investments not valued by pricing vendors, other trusted market sources are utilized. The Company monitors and validates the reliability of vendor pricing on an ongoing basis, which can include pricing methodology reviews, performing detailed reviews of the assumptions and inputs used by the vendor to price individual securities, and price validation testing. Price validation testing is performed independently of the risk-taking function and can include corroborating the prices received from third-party vendors with prices from another third-party source, reviewing valuations of comparable instruments, comparison to internal valuations, or by reference to recent sales of similar securities.

The classification of securities within the fair value hierarchy is based upon the activity level in the market for the security type and the observability of the inputs used to determine their fair values. Actively traded quoted market prices for debt securities AFS, such as government agency securities, corporate debt, state and municipal securities, and MBS, are not readily available. The Company's principal markets for its investment securities are the secondary institutional markets with an exit price that is predominantly reflective of bid-level pricing in these markets. These investment securities are priced by third-party pricing vendors. The third-party vendors use a variety of methods when pricing these securities that incorporate relevant observable market data to arrive at an estimate of what a buyer in the marketplace would pay for a security under current market conditions. These investment securities are, therefore, considered Level 2.

Certain ABS are valued using DCF models. The DCF models are obtained from a third-party pricing vendor which uses observable market data and therefore are classified as Level 2.

The Company's beneficial interest in the Structured LLC was acquired in December 2023, and is valued using an internally-developed DCF model and is classified as Level 3 at December 31, 2025. Significant assumptions used in evaluation include, discount spread, loss estimates, and extension of loans. Significant changes in any of these inputs could result in a higher or lower fair value measurement.

Securities Financing Activities

No quoted prices exist for Securities Financing Activities, so fair value is determined using a DCF technique. Cash flows are estimated based on the terms of the contract. These cash flows are discounted using interest rates appropriate to the maturity of the instrument as well as the nature of the underlying collateral. Securities Financing Activities are classified as Level 2.

LHFI

For certain RICs reported in LHFI, net, the Company has elected the FVO. The estimated fair value of all RICs HFI is estimated using a DCF model and is classified as Level 3.

LHFS

For certain LHFS portfolios, the Company has elected the FVO and the portfolios are measured at fair value on a recurring basis. These loans consisted primarily of loans attributed to CIB whole loan aggregation and bridge lending programs. The fair value of these loans was based on estimated market rates for similar loans and certain forward sale agreements and the loans are considered Level 2. See further discussion below in the section captioned "FVO for Financial Assets and Financial Liabilities."

NOTE 15. FAIR VALUE (continued)

MSRs

The Company maintains an MSR asset accounted for at fair value for sold residential real estate loans serviced for others. At December 31, 2025 and December 31, 2024, the balance of these loans serviced for others was $6.6 billion and $7.4 billion, respectively. Changes in fair value of the MSR are recorded through Miscellaneous income, net on the Consolidated Statements of Operations.

The Company has elected to measure its residential MSRs at fair value to be consistent with the risk management strategy to hedge changes in the fair value of these assets. The fair value of residential MSRs is estimated by using a cash flow valuation model which calculates the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates (reflective of a market participant’s return on an investment for similar assets), servicing costs, and other economic factors which are determined based on current market conditions. Historically, servicing costs and discount rates have been less volatile than prepayment rates, which are directly correlated with changes in market interest rates. Increases in prepayment rates, discount rates and servicing costs result in lower valuations of MSRs. Decreases in the anticipated earnings rate on escrow and similar balances result in lower valuations of MSRs. Assumptions incorporated into the residential MSR valuation model reflect management's best estimate of factors that a market participant would use in valuing the residential MSRs, as well as future expectations. Although sales of residential MSRs do occur, residential MSRs do not trade in an active market with readily observable prices. As deemed appropriate, the Company economically hedges MSRs using interest rate swaps and forward contracts to purchase MBS. See further discussion on these derivative activities in Note 14 to these Consolidated Financial Statements.

As a benchmark for the reasonableness of the residential MSRs' fair value, opinions of value from Brokers are obtained. Brokers provide a range of values based upon their own DCF calculations of our portfolio that reflect conditions in the secondary market and any recently executed servicing transactions. Management compares the internally-developed residential MSR values to the ranges of values received from brokers. If the residential MSRs' fair value falls outside of the Brokers' ranges, management will assess whether a valuation adjustment is warranted. The residential MSRs value is considered to represent a reasonable estimate of fair value. MSRs are classified as Level 3.

Gains and losses on MSRs are recognized on the Consolidated Statements of Operations through Miscellaneous income, net.

Significant assumptions used in the valuation of residential MSRs include CPRs and the discount rate. Other important valuation assumptions include market-based servicing costs and the anticipated earnings on escrow and similar balances held by the Company in the normal course of mortgage servicing activities. Below is a sensitivity analysis of the most significant inputs utilized by the Company in the evaluation of residential MSRs:
•A 10% and 20% increase in the CPR speed would decrease the fair value of the residential servicing asset by $2.2 million and $4.3 million, respectively, at December 31, 2025.
•A 10% and 20% increase in the discount rate would decrease the fair value of the residential servicing asset by $2.9 million and $5.6 million, respectively, at December 31, 2025.

Significant increases/(decreases) in any of those inputs in isolation would result in significantly (lower)/higher fair value measurements, respectively. These sensitivity calculations are hypothetical and should not be considered to be predictive of future performance. Changes in fair value based on adverse changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of an adverse variation in a particular assumption on the fair value of the MSRs is calculated without changing any other assumption, while in reality changes in one factor may result in changes in another, which may either magnify or counteract the effect of the change. Prepayment estimates generally increase when market interest rates decline and decrease when market interest rates rise. Discount rates typically increase when market interest rates increase and/or credit and liquidity risks increase and decrease when market interest rates decline and/or credit and liquidity conditions improve.

NOTE 15. FAIR VALUE (continued)

Derivatives

The valuation of these instruments is determined using commonly accepted valuation techniques, including DCF analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable and unobservable market-based inputs. The fair value represents the estimated amount the Company would receive or pay to terminate the contract or agreement, taking into account current interest rates, foreign exchange rates, equity prices and, when appropriate, the current creditworthiness of the counterparties.

The Company incorporates credit valuation adjustments in the fair value measurement of its derivatives to reflect the counterparty's nonperformance risk, except for those derivative contracts with associated credit support annexes which provide credit enhancements, such as collateral postings and guarantees. The Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy. Certain of the Company's derivatives utilize Level 3 inputs, which are primarily related to total return settlement derivative contracts.

The DCF model is utilized to determine the fair value of the total return settlement derivative contracts. The significant unobservable inputs for total return settlement derivative contracts used in the fair value measurement of the Company's liabilities are discount percentages, which are based on comparable financial instruments. See Note 14 to the Consolidated Financial Statements for a discussion of derivatives activity.

Trading liabilities

The sales and trading of financial instruments are recorded on the trade date. Trading liabilities includes amounts payable for securities transactions that have not reached their contractual settlement date. Financial instruments owned and securities sold, not yet purchased, are carried at fair value.

Equity securities

The Company holds interests in nonmarketable equity investments through a U.K. Limited Partnership formed to invest in early-stage financial technology companies. The valuation of direct and indirect private equity investments requires significant management judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such investments. In accordance with ASC 820, Fair Value Measurement, management uses all available information in making fair value estimates of these investments. Various valuation techniques are used for direct investments as appropriate for the nature of the security, including multiples of revenues of the entity, independent appraisals, and recent and anticipated financing and sale transactions with third parties. A multiple of revenue calculation is the valuation technique utilized most frequently and is the most significant unobservable input used in such calculation. In addition, the Company applies a liquidity discount factor to adjust for the inherent inability to convert the underlying investments in early-stage financial technology companies to cash quickly and at a minimal cost. A significant portion of the change in fair value in the fourth quarter of 2025 was based upon observable inputs from recent transactions.

Management evaluates the reasonableness of these assumptions each reporting period in light of current market conditions, the investee’s financial performance, and other factors that could affect the estimated fair value. The use of different assumptions or methodologies could result in materially different fair value estimates. Significant decreases (increases) in the multiple of earnings could result in a significantly lower (higher) fair value measurement. Generally, direct equity investments are classified as Level 3.

NOTE 15. FAIR VALUE (continued)

Level 3 Rollforward for Assets and Liabilities Measured at Fair Value on a Recurring Basis

The tables below present the changes in Level 3 balances for those assets and liabilities measured at fair value on a recurring basis for the periods indicated.

	Year ended December 31, 2025							Year ended December 31, 2024
(in thousands)	Beneficial Interest in Structured, LLC	RICs HFI	MSRs	Derivatives, net	Equity Securities	Other	Total	Beneficial interest in Structured, LLC	RICs HFI	MSRs	Derivatives, net	Equity Securities	Other	Total
Balances, beginning of period	$1,198,985	$9,039	$90,958	$(29)	$—	$6,267	$1,305,220	$—	$13,888	$94,266	$(596)	$—	$552	$108,110
Gain / (losses) in OCI	(73,544)	—	—	—	—	—	(73,544)	99,985	—	—	—	—	—	99,985
Gains/(losses) in earnings	—	—	(2,756)	(658)	187,606	(8,027)	176,165	—	—	6,112	567	—	710	7,389
Additions/Issuances	—	—	—	—	836,812	12,096	848,908	—	—	—	—	—	3,734	3,734
Transfers from Level 2	—	—	—	—	—	220,248	220,248	1,122,510	—	—	—	—	3,320	1,125,830
Settlements (1)	(28,652)	(4,169)	(8,676)	—	(32,280)	(57,180)	(130,957)	(23,510)	(4,849)	(9,420)	—	—	(2,049)	(39,828)
Balances, end of period	$1,096,789	$4,870	$79,526	$(687)	$992,138	$173,404	$2,346,040	$1,198,985	$9,039	$90,958	$(29)	$—	$6,267	$1,305,220
Changes in unrealized gains (losses) included in earnings related to balances still held at end of period	$—	$—	$(2,756)	$(658)	$168,900	$(8,027)	$157,459	$—	$—	$6,112	$567	$—	$710	$7,389
(1)Settlements include charge-offs, prepayments, paydowns, sales, and maturities.

NOTE 15. FAIR VALUE (continued)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company may be required to measure certain assets and liabilities at fair value on a nonrecurring basis in accordance with GAAP from time to time. These adjustments to fair value usually result from application of lower-of-cost-or-fair value accounting or certain impairment measures. Assets measured at fair value on a nonrecurring basis that were still held on the balance sheet were as follows at the dates indicated:

(in thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2025	Level 1	Level 2	Level 3	Balance at December 31, 2024
Impaired commercial LHFI	$—	$213,159	$3,473	$216,632	$—	$208,820	$35,030	$243,850
Foreclosed assets	—	31,536	—	31,536	—	74,759	—	74,759
Vehicle inventory	—	378,882	—	378,882	—	348,603	—	348,603
LHFS	—	—	54,835	54,835	—	—	77,552	77,552
Auto loans impaired due to bankruptcy	—	168,371	—	168,371	—	148,053	—	148,053
Goodwill	—	—	2,766,665	2,766,665	—	—	2,766,665	2,766,665

Valuation Processes and Techniques - Nonrecurring Fair Value Assets and Liabilities

Impaired commercial LHFI in the table above represents the recorded investment of impaired commercial loans for which the Company measures impairment during the period based on the fair value of the underlying collateral supporting the loan. Written offers to purchase a specific impaired loan are considered observable market inputs, which are considered Level 1 inputs. Appraisals are obtained to support the fair value of the collateral and incorporate measures such as recent sales prices for comparable properties and are considered Level 2 inputs. Loans for which the value of the underlying collateral is determined using a combination of real estate appraisals, field examinations and internal calculations are classified as Level 3. The inputs in the internal calculations may include the loan balance, estimation of the collectability of the underlying receivables held by the customer used as collateral, sale and liquidation value of the inventory held by the customer used as collateral and historical loss-given-default parameters. In cases in which the carrying value exceeds the fair value of the collateral less cost to sell, an impairment charge is recognized.

Foreclosed assets represent the recorded investment in assets taken during the period presented in foreclosure of defaulted loans and are primarily comprised of commercial and residential real properties and generally measured at fair value less costs to sell. The fair value of the real property is generally determined using appraisals or other indications of market value based on recent comparable sales of similar properties or assumptions generally observable in the marketplace.

The Company estimates the fair value of its vehicles, which are obtained either through repossession or lease termination, using historical auction rates and current market values of used cars.

The Company has LHFS portfolios that are measured at fair value on a nonrecurring basis primarily consisting of commercial loans. The estimated fair value of these LHFS is calculated based on a combination of estimated market rates for similar loans with similar credit risks and a DCF analysis in which the Company uses significant unobservable inputs on key assumptions, including historical default rates and adjustments to reflect voluntary prepayments, prepayment rates, discount rates reflective of the cost of funding, and credit loss expectations. These are classified Level 3.

For loans that are considered collateral-dependent, such as certain bankruptcy loans, impairment is measured based on the fair value of the collateral less its estimated cost to sell. For the underlying collateral, the estimated fair value is obtained using historical auction rates and current market levels of the collateral securing the loans.

NOTE 15. FAIR VALUE (continued)

The estimated fair value of goodwill is calculated using unobservable inputs and is classified as Level 3. Goodwill is written down to fair value when, as a result of an annual or interim goodwill impairment test, an impairment is identified and recognized. Fair value is calculated using widely-accepted valuation techniques, such as the guideline public company market approach (earnings and price-to-tangible book value multiples of comparable public companies) and the income approach (the DCF method). The Company uses a combination of these accepted methodologies to determine the fair valuation of reporting units. Several factors are taken into account, including actual operating results, future business plans, economic projections, and market data. On a quarterly basis, the Company assesses whether or not impairment indicators are present. For information on the Company's goodwill impairment test and the results of the most recent goodwill impairment test, see Note 6 for a further description of the Company's goodwill valuation methodology.

Fair Value Adjustments

The following table presents the increases and decreases in value of certain assets that are measured at fair value on a nonrecurring basis for which a fair value adjustment has been included in the Consolidated Statements of Operations relating to assets held at period-end:

		Year ended December 31,
(in thousands)	Statement of Operations Location	2025	2024	2023
Impaired LHFI	Credit loss expense / (benefit)	$(16,055)	$11,717	$16,166
Foreclosed assets	Miscellaneous income, net (1)	(10,791)	(3,983)	(298)
LHFS	Credit loss expense / (benefit)	9,102	—	4,021
LHFS	Miscellaneous income, net (1)	49	(1,998)	(2,231)
Auto loans impaired due to bankruptcy	Credit loss expense / (benefit)	8,434	17,448	14,978
(1)    Gains are disclosed as positive numbers while losses are shown as a negative number regardless of the line item being affected.

Level 3 Inputs - Significant Recurring and Nonrecurring Fair Value Assets and Liabilities

The following table presents quantitative information about the significant unobservable inputs within significant Level 3 recurring and nonrecurring assets and liabilities at the dates indicated:

(dollars in thousands)	Fair Value at December 31, 2025 (4)	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Financial Assets:
Beneficial interest in Structured LLC	$1,096,789	DCF	Discount spread	2.75% - 250.00% (13.78%)
			Loss estimate	0.00% - 81.33% (6.85%)
			Extension of loan(1)	48 or 60 months
Equity securities	992,138	Market comparable pricing	Liquidity discount	—% - 25.00% (24.00%)
			Multiples of revenue	0.8x - 17.9x (3.8x)
MSRs	79,526	DCF	CPR (2)	6.48% - 39.82% (7.07%)
			Discount rate (3)	9.22%
(1)    Includes extensions related to workouts and contractual extensions.
(2)     Average CPR projected from collateral stratified by loan type and note rate. Weighted average amount was developed by weighting the associated relative UPB.
(3)    Average discount rate from collateral stratified by loan type and note rate. Weighted average amount was developed by weighting the associated relative UPB.
(4) Excluded insignificant Level 3 assets and liabilities.

NOTE 15. FAIR VALUE (continued)

(dollars in thousands)	Fair Value at December 31, 2024 (4)	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Financial Assets:
Beneficial interest in Structured LLC	$1,198,985	DCF	Discount spread	2.75% - 25.00% (11.77%)
			Loss estimate	0.01% - 44.27% (7.07%)
			Extension of loan (1)	48 or 60 months
MSRs	$90,958	DCF	CPR (2)	3.09% - 100.00% (7.00%)
			Discount rate (3)	9.81%
(1), (2), (3), (4) - See corresponding footnotes to the December 31, 2025 Level 3 significant inputs table above.

Fair Value of Financial Instruments

The carrying amounts and estimated fair values, as well as the level within the fair value hierarchy, of the Company's financial instruments are as follows as of the dates indicated:

	December 31, 2025					December 31, 2024
(in thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$14,373,816	$14,373,816	$14,373,816	$—	$—	$18,546,918	$18,546,918	$18,546,918	$—	$—
Federal funds sold and securities purchased under resale agreements or similar arrangements	8,639,667	8,641,215	—	8,641,215	—	8,132,230	8,140,742	—	8,140,742	—
Investments in debt securities AFS	7,327,735	7,327,735	706,403	5,524,543	1,096,789	7,132,632	7,132,632	304,440	5,629,207	1,198,985
Investments in debt securities HTM	13,211,794	11,871,362	2,087,420	9,783,942	—	9,914,288	8,306,417	584,084	7,722,333	—
Trading securities	15,608,767	15,608,767	3,538,749	11,896,614	173,404	10,322,823	10,322,823	2,150,785	8,165,771	6,267
Equity and other investments (2)	997,138	997,138	—	5,000	992,138	5,000	5,000	—	5,000	—
LHFI, net	76,891,653	77,027,910	—	381,530	76,646,380	80,742,487	80,633,333	—	208,820	80,424,513
LHFS	1,586,204	1,586,204	—	1,531,369	54,835	1,333,953	1,333,953	—	1,256,401	77,552
Restricted cash	5,322,087	5,322,087	5,322,087	—	—	5,029,088	5,029,088	5,029,088	—	—
MSRs	79,526	79,526	—	—	79,526	90,958	90,958	—	—	90,958
Derivatives	671,573	671,573	653	670,892	28	1,121,980	1,121,980	485	1,121,472	23

Financial liabilities:
Deposits (1)	15,076,851	15,095,284	—	15,095,284	—	21,181,835	21,314,519	—	21,314,519	—
Federal funds purchased and securities loaned or sold under repurchase agreements	19,460,394	19,462,596	—	19,462,596	—	16,302,948	16,309,678	—	16,309,678	—
Trading liabilities	4,002,351	4,002,351	3,727,918	274,433	—	2,460,613	2,460,613	2,220,496	240,117	—
Borrowings and other debt obligations	37,102,112	37,746,509	—	34,363,936	3,382,573	44,010,910	44,327,760	—	38,394,469	5,933,291
Derivatives	649,318	649,318	36	648,567	715	1,013,565	1,013,565	217	1,013,296	52
(1) This line item excludes deposit liabilities with no defined or contractual maturities.
(2) This line item includes CDs with a maturity greater than 90 days and equity securities.

NOTE 15. FAIR VALUE (continued)

Valuation Processes and Techniques - Financial Instruments

The preceding tables present disclosures about the fair value of the Company's financial instruments. Those fair values for certain instruments are presented based upon subjective estimates of relevant market conditions at a specific point in time and information about each financial instrument. In cases in which quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties resulting in variability in estimates affected by changes in assumptions and risks of the financial instruments at a certain point in time. Therefore, the derived fair value estimates presented above for certain instruments cannot be substantiated by comparison to independent markets. In addition, the fair values do not reflect any premium or discount that could result from offering for sale at one time an entity’s entire holding of a particular financial instrument, nor do they reflect potential taxes and the expenses that would be incurred in an actual sale or settlement. Accordingly, the aggregate fair value amounts presented above do not represent the underlying value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments not measured at fair value on the Consolidated Balance Sheets:

Cash, cash equivalents and restricted cash

Cash and cash equivalents include cash and due from depository institutions, interest-bearing deposits in other banks, federal funds sold, and securities purchased under agreements to resell. The related fair value measurements have been classified as Level 1, since their carrying value approximates fair value due to the short-term nature of the asset.

Restricted cash is related to cash restricted for investment purposes, cash posted for collateral purposes, cash advanced for loan purchases, and lockbox collections. Cash and cash equivalents, including restricted cash, have maturities of three months or less and, accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value.

Securities Financing Activities

No quoted prices exist for Securities Financing Activities, so fair value is determined using a DCF technique. Cash flows are estimated based on the terms of the contract. These cash flows are discounted using interest rates appropriate to the maturity of the instrument as well as the nature of the underlying collateral. Securities Financing Activities are classified as Level 2. At December 31, 2025, the fair value of the underlying collateral was $40.0 billion before netting of $20.4 billion, all of which was sold or re-pledged.

Investments in debt securities HTM

Investments in debt securities HTM are recorded at amortized cost and are priced by third-party pricing vendors. The third-party vendors use a variety of methods when pricing these securities that incorporate relevant observable market data to arrive at an estimate of what a buyer in the marketplace would pay for a security under current market conditions. These investment securities are, therefore, considered Level 2.

LHFI, net

The fair values of loans are estimated based on groupings of similar loans, including but not limited to stratification by type, interest rate, maturity, and borrower creditworthiness. Discounted future cash flow analyses are performed for these loans incorporating assumptions of current and projected voluntary prepayment speeds. Discount rates are determined using the Company's current origination rates on similar loans, adjusted for changes in current liquidity and credit spreads (if necessary). Because the current liquidity spreads are generally not observable in the market and the expected loss assumptions are based on the Company's experience, these are Level 3 valuations. Impaired loans are valued at fair value on a nonrecurring basis. See further discussion under the section captioned "Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis" above.

LHFS

The Company has LHFS portfolios that are accounted for at the lower of cost or market. Estimated fair value for these portfolios is generally based on prices obtained from agreements to sell the specific assets, if available, recent market transactions for similar assets or prices expected to be obtained in the subsequent sales.

NOTE 15. FAIR VALUE (continued)

Deposits

For deposits with no stated maturity, such as non-interest-bearing and interest-bearing demand deposit accounts, savings accounts, and certain money market accounts, the carrying value approximates fair values. The fair value of fixed-maturity deposits is estimated by discounting cash flows using currently offered rates for deposits of similar remaining maturities and have been classified as Level 2.

Borrowings and other debt obligations

Fair value is estimated by discounting cash flows using rates currently available to the Company for other borrowings with similar terms and remaining maturities. Certain other debt obligation instruments are valued using available market quotes for similar instruments, which contemplates issuer default risk. The related fair value measurements have generally been classified as Level 2. A certain portion of debt relating to revolving credit facilities is classified as Level 3. Management believes that the terms of these credit agreements approximate market terms for similar credit agreements and, therefore, they are considered to be Level 3.

FVO for Financial Assets and Financial Liabilities

RICs HFI

To reduce accounting and operational complexity, the Company elected the FVO for certain of its RICs HFI. These loans consisted primarily of NPLs acquired by the Company under optional clean-up calls from its non-consolidated Trusts.

LHFS

At December 31, 2025 and December 31, 2024, the Company had LHFS for which the FVO has been elected, primarily related to loans that are attributed to CIB whole loan aggregation and bridge lending programs. Electing the FVO allows the Company to record loans in these programs at fair value. The Company may enter into hedges on these LHFS portfolios, These hedges are reported at fair value; as a result, the loans and associated hedges are carried at fair value, reducing earnings volatility.

Securities Financing Activities

The Company has elected the FVO for certain of its Securities Financing Activities, primarily to align the accounting with the derivatives that are used to economically hedge changes in fair value of the assets and liabilities. Changes in fair value for Securities Financing Activities under an FVO are recording in non-interest income.

The following table summarizes the differences between the fair value and the principal balance of financial instruments measured at fair value on a recurring basis as of the dates indicated:

	December 31, 2025			December 31, 2024
(in thousands)	Fair Value	Principal Balance	Difference	Fair Value	Principal Balance	Difference
LHFS(1)	$1,531,369	$1,483,909	$47,460	$1,256,401	$1,230,119	$26,282
RICs HFI	4,870	4,870	—	9,039	9,039	—
Nonaccrual loans	13	13	—	83	83	—
(1) LHFS disclosed on the Consolidated Balance Sheets also includes $54.8 million and $77.6 million of LHFS valued on a non-recurring basis at December 31, 2025 and December 31, 2024, respectively, that are held at the lower of cost or fair value that are not presented within this table. There were no nonaccrual loans related to the LHFS measured using the FVO.

NOTE 16. NON-INTEREST INCOME AND OTHER EXPENSES

The following table presents the details of the Company's non-interest income for the following periods:

	Year ended December 31,
(in thousands)	2025	2024	2023
Non-interest income:
Consumer and commercial fees	$487,095	$416,112	$349,357
Lease income	1,631,032	2,178,597	2,462,990
Capital markets and foreign exchange income	494,289	408,768	195,808
Miscellaneous income, net
Mortgage banking income and multifamily servicing fees, net	71,284	64,878	16,369
BOLI	63,869	64,811	68,479
Net gain on operating leases	14,610	69,057	66,313
Asset and wealth management fees	321,300	288,571	245,403
Loss on non-mortgage loans, net	(95,655)	(128,091)	(69,307)
Other miscellaneous income /(loss), net	338,494	17,505	(15,602)
Securities gains, net	154,705	224,459	145,039
Total non-interest income	$3,481,023	$3,604,667	$3,464,849
Disaggregation of Revenue from Contracts with Customers

The following table presents the Company's non-interest income disaggregated by revenue source:

	Year ended December 31,
(in thousands)	2025	2024	2023
Non-interest income:
In-scope of revenue from contracts with customers:
Depository services (1)	$128,300	$126,157	$123,988
Commission and trailer fees (2)	318,822	274,828	227,100
Interchange income, net (2)	80,159	82,941	72,450
Underwriting service fees (2)	306,351	260,877	144,668
Asset and wealth management fees (2)	342,987	290,573	110,637
Other revenue from contracts with customers (2)	7,833	4,349	20,586
Total in-scope of revenue from contracts with customers	1,184,452	1,039,725	699,429
Out-of-scope of revenue from contracts with customers:
Consumer and commercial fees (3)	273,679	217,752	155,534
Lease income	1,631,032	2,178,597	2,462,990
Other miscellaneous income/(loss), net (3)	237,155	(55,866)	1,857
Securities gains, net	154,705	224,459	145,039
Total out-of-scope of revenue from contracts with customers	2,296,571	2,564,942	2,765,420
Total non-interest income	$3,481,023	$3,604,667	$3,464,849
(1) Primarily recorded in the Company's Consolidated Statements of Operations within Consumer and commercial fees.
(2) Primarily recorded in the Company's Consolidated Statements of Operations within Miscellaneous income, net.
(3) The balance presented excludes certain revenue streams that are considered in-scope and presented above.

NOTE 16. NON-INTEREST INCOME AND OTHER EXPENSES (continued)

Other Expenses

The following table presents the Company's other expenses for the following periods:

	Year ended December 31,
(in thousands)	2025	2024	2023
Other expenses:
Amortization of intangibles	$34,896	$38,202	$39,477
Deposit insurance premiums and other expenses	69,391	66,506	140,221
Loss on debt extinguishment	—	32,871	—
Other administrative and miscellaneous expenses	432,686	499,648	404,025
Total Other expenses	$536,973	$637,227	$583,723

NOTE 17. INCOME TAXES

The Company is subject to the income tax laws of the U.S., its states and municipalities and certain foreign countries. These tax laws are complex and are potentially subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense, the Company must make judgments and interpretations about the application of these inherently complex tax laws.

Actual income taxes paid may vary from estimates depending upon changes in income tax laws, actual results of operations, and the final audit of tax returns by taxing authorities. Tax assessments may arise several years after tax returns have been filed. The Company reviews its tax balances quarterly and, as new information becomes available, the balances are adjusted as appropriate. The Company is subject to ongoing tax examinations and assessments in various jurisdictions.

Pretax Income / (Loss) from Continuing Operations

The income from continuing operations before income tax expense in the Consolidated Statements of Operations is comprised of the following components:

	Year Ended December 31,
(in thousands)	2025	2024	2023

U.S.	$1,828,464	$955,513	$771,591
Foreign	13,067	15,125	15,165
Total income before income tax	$1,841,531	$970,638	$786,756

NOTE 17. INCOME TAXES (continued)

Income Taxes from Continuing Operations

The provision for income taxes in the Consolidated Statements of Operations is comprised of the following components:

	Year Ended December 31,
(in thousands)	2025	2024	2023

Current:
Foreign	$11,104	$15,125	$15,167
Federal	232,767	201,774	171,721
State	82,218	30,682	97,100
Total current	326,089	247,581	283,988

Deferred:
Foreign	—	—	—
Federal	(184,776)	(370,605)	(397,832)
State	55,060	16,263	(32,302)
Total deferred	(129,716)	(354,342)	(430,134)
Total income tax provision/(benefit)	$196,373	$(106,761)	$(146,146)

NOTE 17. INCOME TAXES (continued)

Reconciliation of Statutory and ETR

The following is a reconciliation of the U.S. federal statutory rate of 21.0% for the years ended December 31, 2025, 2024, and 2023, respectively, to the Company's ETR for each of the years indicated:

	Year Ended December 31,
	2025		2024		2023

US Federal statutory income tax rate	$386,722	21.0%	$203,835	21.0%	$165,218	21.0%
Tax credits	(259,383)	(14.1)%	(333,896)	(34.4)%	(361,701)	(46.0)%
Electric vehicle tax credits	(226,771)	(12.3)%	(276,248)	(28.5)%	(296,758)	(37.7)%
Low-income housing tax credits	(32,587)	(1.8)%	(26,800)	(2.8)%	(22,040)	(2.8)%
Punta Lima investment tax credit	—	—%	(18,970)	(2.0)%	—	—%
Research and development tax credits	—	—%	—	—%	(34,288)	(4.4)%
Production tax credits	—	—%	—	—%	(8,615)	(1.1)%
Other credits	(25)	—%	(11,878)	(1.1)%	—	—%
Nontaxable or nondeductible items	(15,911)	(0.8)%	2,730	0.3%	5,701	0.7%
BOLI	(13,484)	(0.7)%	(13,492)	(1.4)%	(14,271)	(1.8)%
Non-deductible FDIC insurance premiums	14,729	0.8%	11,250	1.2%	16,502	2.1%
Tax-exempt income	(5,594)	(0.3)%	(3,366)	(0.3)%	(2,302)	(0.3)%
Other	(11,562)	(0.6)%	8,338	0.8%	5,772	0.7%
Changes in valuation allowance	2,683	0.1%	—	—%	(17,436)	(2.2)%
State income taxes, net of federal effect	81,370	4.4%	17,845	1.8%	32,677	4.2%
Foreign tax effects	11,104	0.6%	15,125	1.6%	15,165	1.9%
Luxembourg tax	13,067	0.7%	15,125	1.6%	15,165	1.9%
Puerto Rico	(1,963)	(0.1)%	—	—%	—	—%
Changes in unrecognized tax benefit	5,715	0.3%	(6,332)	(0.7)%	18,422	2.3%
Other	(15,927)	(0.8)%	(6,068)	(0.6)%	(4,192)	(0.5)%

	$196,373	10.7%	$(106,761)	(11.0)%	$(146,146)	(18.6)%

Qualitative Disclosure for State Tax Expense

In 2025, 2024, and 2023 state and local income taxes in New York State, New York City, California, New Jersey, Florida and Massachusetts comprise the majority of the domestic state and local income taxes, net of federal effect category.

NOTE 17. INCOME TAXES (continued)

Deferred Tax Assets and Liabilities

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented below:

	At December 31,
(in thousands)	2025	2024
Deferred tax assets:

ALLL	$304,771	$320,503
Auto loan mark-to-market adjustment	254,307	150,231
Unrealized loss on available-for-sale securities	145,589	167,468
Unrealized loss on derivatives	—	25,050
Unrealized loss on AFS securities reclassified to HTM	33,248	39,618
Net operating loss carryforwards	42,160	51,007
ROU lease liability	137,235	141,008
Employee benefits	59,082	117,307
General business credit & other tax credit carryforwards	1,140,129	864,319
Depreciation and amortization	611,111	843,190
Deferred income	4,356	55,039
Other	75,889	91,853
Total gross deferred tax assets	2,807,877	2,866,593
Valuation allowance	(84,445)	(81,553)
Total deferred tax assets	2,723,432	2,785,040

Deferred tax liabilities:
Purchase accounting adjustments	49,058	56,468
Unrealized gain on derivatives	13,972	—
Originated MSRs	21,786	23,779
ROU lease asset	124,402	131,594
Auto lease transactions (1)	1,988,269	2,128,932
Other	146,186	79,958
Total gross deferred tax liabilities	2,343,673	2,420,731

Net deferred tax asset / (liability)	$379,759	$364,309
(1) The leasing transactions deferred tax liability is primarily related to accelerated tax depreciation on auto operating leases.

Due to jurisdictional netting, the net deferred tax asset of $379.8 million is classified on the balance sheet as a deferred tax asset included in Other assets.

NOTE 17. INCOME TAXES (continued)

Periodic reviews of the carrying amount of deferred tax assets are made to determine if the establishment of a valuation allowance is necessary. If, based on the available evidence, it is more likely than not that all or a portion of the Company’s deferred tax assets will not be realized, a deferred tax valuation allowance would be established. Consideration is given to all positive and negative evidence related to the realization of the deferred tax assets.

Items considered in this evaluation include historical financial performance, the expectation of future earnings, the ability to carry back losses to recoup taxes previously paid, the length of statutory carryforward periods, experience with operating loss and tax credit carryforwards not expiring unused, tax planning strategies and timing of reversals of temporary differences. The Company's evaluation is based on current tax laws, as well as its expectations of future performance. As of December 31, 2025, the Company maintained a valuation allowance of $84.4 million, compared to $81.6 million as of December 31, 2024, related to deferred tax assets subject to carryforward periods for which the Company has determined it is more likely than not that these deferred tax assets will remain unused after the carryforward periods have expired. The $2.9 million increase year-over-year was primarily driven by the valuation allowance against foreign tax credit.

The deferred tax asset realization analysis is updated at each quarter-end using the most recent forecasts. An assessment is made quarterly as to whether the forecasts and assumptions used in the deferred tax asset realization analysis should be revised in light of any changes that have occurred or are expected to occur that would significantly impact the forecasts or modeling assumptions. At December 31, 2025, the Company has recorded the following:

(in thousands)	Gross Deferred Tax Balance	Valuation Allowance	Final Expiration Year (1)

Net operating loss carryforwards	$2,182	$—	N/A
State net operating loss carryforwards	39,978	4,670	2044
General business credit carryforward	1,140,129	79,775	2045
Deferred tax timing differences	1,625,588	—	N/A
Total	$2,807,877	$84,445
(1) These will expire in varying amounts through the final expiration year.

The Company has not provided deferred income taxes of $28.8 million on approximately $112.1 million of SBNA's existing pre-1988 tax bad debt reserve at December 31, 2025, due to the indefinite nature of the recapture provisions. Certain rules under Section 593 of the IRC govern when the Company may be subject to tax on the recapture of the existing base year tax bad debt reserve, such as distributions by SBNA in excess of certain earnings and profits, the redemption of SBNA’s stock, or a liquidation. The Company does not expect any of those events to occur.

NOTE 17. INCOME TAXES (continued)

Changes in Liability Related to Uncertain Tax Positions

At December 31, 2025, the Company had reserves related to tax benefits from uncertain tax positions of $43.6 million. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)	Unrecognized Tax Benefits	Accrued Interest and Penalties	Total

Gross unrecognized tax benefits at January 1, 2023	$39,062	$7,920	$46,982
Additions based on tax positions related to 2023	15,903	50	15,953
Additions for tax positions of prior years	5,842	1,766	7,608
Reductions for tax positions of prior years	(19,566)	—	(19,566)
Gross unrecognized tax benefits at December 31, 2023	41,241	9,736	50,977
Additions based on tax positions related to 2024	1,354	—	1,354
Additions for tax positions of prior years	240	2,526	2,766
Reductions for tax positions of prior years	(11,985)	—	(11,985)
Gross unrecognized tax benefits at December 31, 2024	30,850	12,262	43,112
Additions based on tax positions related to the current year	4,748	426	5,174
Additions for tax positions of prior years	5,703	2,757	8,460
Reductions for tax positions of prior years	(3,976)	(1,364)	(5,340)
Gross unrecognized tax benefits at December 31, 2025	$37,325	$14,081	$51,406
Gross net unrecognized tax benefits that if recognized would impact the ETR at December 31, 2025	$37,325	$14,081

Less: Federal, state, and local income tax benefits			(7,848)
Net unrecognized tax benefit reserves			$43,558

Tax positions will initially be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. The Company is subject to the income tax laws of the U.S., its states and municipalities and certain foreign countries. These tax laws are complex and are potentially subject to different interpretations by the taxpayer and relevant governmental taxing authorities. In establishing an income tax provision, the Company must make judgments and interpretations about the application of these inherently complex tax laws. The Company recognizes penalties and interest accrued related to unrecognized tax benefits within the Income tax provision on the Consolidated Statements of Operations.

With few exceptions, the Company is no longer subject to federal and non-U.S. income tax examinations by tax authorities for years prior to 2011 and state income tax examinations for years prior to 2010.

The Company applies an aggregate portfolio approach whereby income tax effects from AOCI are released only when an entire portfolio (i.e., all related units of account) of a particular type is liquidated, sold, or extinguished.

NOTE 17. INCOME TAXES (continued)

Income Taxes Paid, net

	Year Ended December 31,
	2025	2024	2023

US Federal	$(11,700)	$(11)	$231,622

US State and Local
Massachusetts	*	36,259	*
Florida	10,800	*	23,500
New York	19,408	*	19,297
Pennsylvania	*	12,946	*
New Jersey	*	10,004	*
Maryland	*	5,883	*
Texas	7,598	*	*
Other	12,907	39,954	55,417
	50,713	105,046	98,214
Foreign
Luxembourg	27,742	10,613	312

Total	$66,755	$115,648	$330,148
*The amount of income taxes paid during the year does not meet the 5% disaggregation threshold.

NOTE 18. STOCK-BASED COMPENSATION

Certain employees of the Company are eligible to receive deferred compensation arrangements in the form of ADRs of Santander. Compensation expense related to ADRs is based on grant date fair value and recorded over the vesting period. Amounts related to stock compensation expense are not material to the Consolidated Statements of Operations.

NOTE 19. OTHER EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company sponsors a defined contribution plan offered to qualifying employees. Participants may annually contribute up to 75% of their compensation on a pre-tax, Roth, and/or after-tax basis. Pre-tax and Roth contributions are subject to IRS limitations. The Company matching contribution is 100% of employee contributions up to 6% of eligible compensation that a participant contributes to the Plan. Matching contributions are made in cash and invested in accordance with the participant’s investment election. The Company match is immediately vested and is allocated to the employee’s various 401(k) plan investment options in the same percentages as the employee’s own contributions. The Company recognized expense for contributions to the 401(k) plan of $75.5 million, $56.2 million, and $62.4 million during 2025, 2024 and 2023, respectively, within the Compensation and benefits line on the Consolidated Statements of Operations.

Defined Benefit Plans and Other Post Retirement Benefit Plans

The Company sponsors several supplemental executive retirement plans and other unfunded post-retirement benefit plans that provide health care to certain retired employees. These plans are frozen and therefore closed to new entrants; the have plans ceased accruing benefits. The Company recognizes the funded status of its defined benefit pension plan and other post-retirement benefit plans, measured as the difference between the fair value of the plan assets and the projected benefit obligation, within Other liabilities on the Consolidated Balance Sheets. The Company has accrued liabilities of $20.4 million and $22.0 million related to these plans at December 31, 2025 and 2024, respectively. The net unfunded status related to the actuarially-valued defined benefit pension plan and other post-retirement plans was $8.1 million and $9.3 million at December 31, 2025 and 2024, respectively.

The Company sponsored a defined benefit pension plan that was terminated in 2024. The remaining obligations were settled in 2025, resulting in a loss of $20.5 million.

NOTE 20. COMMITMENTS, CONTINGENCIES, AND GUARANTEES

Off-Balance Sheet Risk - Financial Instruments

In the normal course of business, the Company utilizes a variety of financial instruments with off-balance sheet risk to meet the financing needs of its customers and manage its exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit, loans sold with recourse, forward contracts, and interest rate and cross currency swaps, caps, and floors. These financial instruments may involve, to varying degrees, elements of credit, liquidity, and interest rate risk in excess of the amount recognized on the Consolidated Balance Sheets. The contractual or notional amounts of these financial instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, letters of credit and loans sold with recourse is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and meeting conditional obligations as it does for on-balance sheet instruments. For forward contracts and interest rate swaps, caps and floors, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its forward contracts and interest rate swaps, caps and floors through credit approvals, limits, and monitoring procedures. See Note 14 to these Consolidated Financial Statements for discussion of all derivative contract commitments.

The following table details the amount of commitments at the dates indicated:

Other Commitments	December 31, 2025	December 31, 2024
	(in thousands)
Commitments to extend credit	$21,828,886	$24,202,682
Letters of credit	1,375,826	1,243,122
Recourse exposure on sold loans	4,320	5,669
Total commitments	$23,209,032	$25,451,473

Commitments to Extend Credit

Commitments to extend credit generally have fixed expiration dates, are variable rate, and contain provisions that permit the Company to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements.

Included within the reported balances for commitments to extend credit at December 31, 2025 and December 31, 2024 were $3.7 billion and $4.1 billion, respectively, of commitments that can be canceled by the Company without notice.

Commitments to extend credit also include amounts committed by the Company to fund its investments in CRA, LIHTC, and other equity method investments in which it is a limited partner.

During 2024, the Company sold an investment tax credit to a third party for approximately $21.4 million. The Company is obligated to indemnify the purchaser for losses incurred as a result of recapture or reductions of the tax credit. The indemnification expires at the later of the end of the recapture period (2029) or when the purchaser's tax returns are no longer subject to audit.

NOTE 20. COMMITMENTS, CONTINGENCIES, AND GUARANTEES (continued)

Letters of Credit

The Company’s letters of credit meet the definition of a guaranty. Letters of credit commit the Company to make payments on behalf of its customers if specified future events occur. The guarantees are primarily issued to support public and private borrowing arrangements. The weighted average term of these commitments at December 31, 2025 was 8.8 months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a requested draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company has various forms of collateral for these letters of credit, including real estate assets and other customer business assets. The maximum undiscounted exposure related to these commitments at December 31, 2025 was $1.4 billion. The fees related to letters of credit are deferred and amortized over the lives of the respective commitments and were immaterial to the Company’s financial statements at December 31, 2025. Management believes that the utilization rate of these letters of credit will continue to be substantially less than the amount of the commitments, as has been the Company’s experience to date. The credit risk associated with letters of credit is monitored using the same risk rating system utilized within the loan and financing lease portfolio. As of December 31, 2025 and December 31, 2024, the liability related to unfunded lending commitments was $52.5 million and $47.9 million, respectively.

Unsecured Revolving Lines of Credit

Such commitments arise primarily from agreements with customers for unused lines of credit on unsecured revolving accounts and credit cards, provided there is no violation of conditions in the underlying agreement. These commitments, substantially all of which the Company can terminate at any time, and which do not necessarily represent future cash requirements, are reviewed periodically based on account usage, customer creditworthiness and loan qualifications.

Loans Sold with Recourse

The Company has loans sold with recourse that meet the definition of a guaranty. For loans sold with recourse under the terms of its multifamily sales program with the FNMA, the Company retained a portion of the associated credit risk.

RIC Commitments

The following table summarizes significant liabilities recorded for commitments and contingencies associated with the Company's
RIC origination and servicing operations, all of which are included in Accounts payable and accrued expenses in the accompanying Consolidated Balance Sheets at the dates indicated:

Agreement or Legal Matter	Commitment or Contingency	December 31, 2025	December 31, 2024
		(in thousands)
MPLFA	Revenue-sharing and gain/(loss), net-sharing payments	$115	$6,000

MPLFA

Under the terms of the MPLFA, SC is required to make revenue-sharing payments to Stellantis and also must share with Stellantis when residual gains/(losses) on leased vehicles exceed a specified threshold. In turn, Stellantis must provide designated minimum threshold percentages of its Subvention business to SC. On July 28, 2025, SC and Stellantis entered into an agreement to accelerate the termination of the MPLFA, resulting in the discontinuation of revenue-sharing to Stellantis and sharing of Stellantis residual gains/(losses) for all originations after September 15, 2025.

Agreements

In connection with the sale of RICs through securitizations and other sales, SC and SBNA have made standard representations and warranties customary in the consumer finance industry. Violations of these representations and warranties may require SC or SBNA to repurchase loans previously sold to on or off-balance sheet Trusts or other third parties. As of December 31, 2025, there were no loans that were the subject of a demand to repurchase or replace for breach of representations and warranties for SC's or SBNA's ABS or other sales. In the opinion of management, the potential exposure of other recourse obligations related to SC’s RIC sale agreements is not expected to have a material adverse effect on the Company's or SC’s or SBNA's business, consolidated financial position, results of operations, or cash flows.

NOTE 20. COMMITMENTS, CONTINGENCIES, AND GUARANTEES (continued)

Santander has provided guarantees on the covenants, agreements, and obligations of SC under the governing documents of its warehouse facilities and privately issued amortizing notes. These guarantees are limited to the obligations of SC as servicer.

Since November 2015, SC is party to a forward flow asset sale agreement with a third party under the terms of which SC is committed to sell $350.0 million in charged-off loan receivables in bankruptcy status on a quarterly basis. However, any sale of more than $275.0 million is subject to a market price check. The remaining aggregate commitment as of December 31, 2025 and December 31, 2024 not subject to a market price check was zero.

Other Off-Balance Sheet Risk

Other off-balance sheet risk stems from financial instruments that do not meet the definition of guarantees under applicable accounting guidance and from other relationships that include items such as indemnifications provided in the ordinary course of business and intercompany guarantees.

Contingent Liabilities

The Company entered into employment contracts in which the Company agreed to make guaranteed payments totaling $96.2 million, provided that certain employees remained employed with the Company. These payments include cash and ADRs of Santander to be paid as follows:

2026	$47,933
2027	23,827
2028	18,096
2029	6,287
2030	94
Total	$96,237

The Company had no other material amounts related to deferred compensation at December 31, 2025.

NOTE 20. COMMITMENTS, CONTINGENCIES, AND GUARANTEES (continued)

Legal and Regulatory Proceedings

The Company, including its subsidiaries, are and in the future periodically expects to be party to, or otherwise involved in, various claims, disputes, lawsuits, investigations, regulatory matters and other legal matters and proceedings that arise in the ordinary course of business. In view of the inherent difficulty of predicting the outcome of any such claim, dispute, lawsuit, investigation, regulatory matter and/or legal proceeding, particularly where the claimants seek very large or indeterminate damages or where the matters present novel legal theories or involve a large number of parties, the Company generally cannot predict the eventual outcome of the pending matters, the timing of the ultimate resolution of the matters, or the eventual loss, fines or penalties related to the matters, if any. Accordingly, except as provided below, the Company is unable to reasonably estimate a range of its potential exposure, if any, to these claims, disputes, lawsuits, investigations, regulatory matters and other legal proceedings at this time. It is reasonably possible that actual outcomes or losses may differ materially from the Company's current assessments and estimates, and any adverse resolution of any of these matters against it could materially and adversely affect the Company's business, financial position, liquidity, and results of operations.

The Company establishes an accrued liability for legal and regulatory proceedings when those matters present material loss contingencies that are both probable and estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued that are reasonably possible.

As of December 31, 2025 and December 31, 2024, the Company accrued aggregate legal and regulatory liabilities of approximately $16.0 million and $18.8 million, respectively. Further, the Company estimates the aggregate range of reasonably possible losses for legal and regulatory proceedings in excess of reserves established of up to approximately $37.6 million and $38.6 million as of December 31, 2025 and December 31, 2024, respectively. Set forth below are descriptions of the significant lawsuits, regulatory matters, and other legal proceedings to which the Company is subject.

Consumer Lending Cases

The Company and its subsidiaries are party to various lawsuits pending in federal and state courts alleging violations of state and federal consumer lending laws, including, without limitation, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, Section 5 of the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Truth in Lending Act, wrongful repossession laws, usury laws and laws related to unfair and deceptive acts or practices. In general, these cases seek damages and equitable and/or other relief.

Enterprise Financial Group v. SC. EFG, a former service provider to SC that provided a guaranteed asset protection debt insurance program, sued SC for breach of contract, alleging that SC placed non-conforming loans in the program, resulting in EFG losses. The case is pending in Texas District Court, Dallas County, and is captioned Enterprise Financial Group v. SC, Case No. 18-08119. SC asserted a counterclaim against EFG seeking approximately $10.5 million in connection with EFG’s refusal to pay claims. A jury trial concluded on November 2, 2022 and the jury awarded EFG $5 million and SC $4.2 million. On May 9, 2023, the court issued a final judgment awarding EFG approximately $10.6 million, and eliminating the jury award of $4.2 million in favor of SC. On July 17, 2023, the court heard arguments on SC’s motion for judgment notwithstanding the verdict, a new trial and remittitur. The court denied SC's motions for judgment notwithstanding the verdict, new trial, or remittitur. On December 31, 2024, the Court of Appeals for the Fifth District of Texas at Dallas denied SC's appeal of the trial court judgment. SC filed a petition for rehearing with the appellate court on January 14, 2025. On January 31, 2025, the court denied rehearing before the panel that heard the appeal; SC's petition for rehearing en banc remains pending. On June 18, 2025, the court of appeals responded by issuing an opinion affirming the trial court's judgment, finding that SC's trial counsel did not properly preserve its objections to jury charges for appeal. After reviewing SC's petition for review and EFG's response, the Texas Supreme Court has ordered a briefing on the merits, indicating the court may accept the appeal. SC filed its opening brief and EFG filed its response. SC moved for an extension to file its reply, which is now due March 16, 2026.

This matter is ongoing and could in the future result in the imposition of damages, fines, or other penalties. No assurance can be given that the ultimate outcome of this matter or any resulting proceedings would not materially and adversely affect the Company's business, financial condition, and results of operations.

NOTE 20. COMMITMENTS, CONTINGENCIES, AND GUARANTEES (continued)

Regulatory Investigations and Proceedings

The Company is party to, or is periodically otherwise involved in, reviews, investigations, examinations, and proceedings (both formal and informal), and information-gathering requests, by government and self-regulatory agencies, including the FRB of Boston, the CFPB, the DOJ, the SEC, the CFTC, the Federal Trade Commission and various state regulatory and enforcement agencies.

NOTE 21. RELATED PARTY TRANSACTIONS

In the normal course of business, the Company conducts business with Santander and its subsidiaries. Santander policy requires that these transactions occur at prevailing market rates and terms, and, where applicable, these transactions are compliant with United States banking regulations. All extensions of credit by (and certain credit exposures of) the Bank to other Santander affiliates are legally required to be secured by eligible collateral. The following disclosures below are the more significant related party transactions entered into during the periods presented:

On September 24, 2025, the Company acquired Investment Holdings 1857, S.L.'s interest in a U.K. Limited Partnership which is consolidated and presented within its Consolidated Financial Statements. The Company issued debt to Santander in support of this transaction disclosed in Note 10 to these Consolidated Financial Statements.

Mezzanine and Stockholder's Equity

Refer to Note 12 of these Consolidated Financial Statements for activities related to the Company's common and preferred stock wholly owned by Santander. The Company did not receive any capital contributions from Santander in 2025, 2024, or 2023.

During the year ended December 31, 2025, the Company declared and paid dividends to its preferred shareholder, Santander, in the amount of $176.7 million and declared additional dividends of $44.2 million that were paid in the fourth quarter of 2025.

Letters of Credit and other Credit Facilities

In the normal course of business, SBNA provides letters of credit and standby letters of credit to affiliates. During the years ended December 31, 2025 and 2024, the average unfunded balance outstanding under these commitments was $233.9 million and $175.8 million, respectively. BSI also provides standby letters of credit to affiliates. As of December 31, 2025 and 2024, the outstanding balance under these commitments was $469.2 million and $393.4 million, respectively. Santander's New York branch also provides standby letters of credit to the Bank. As of December 31, 2025, and 2024, no amounts have been drawn under these standby letters of credit.

Santander provides a liquidity line to SHUSA for the purpose of supporting additional liquidity for SHUSA's and its subsidiaries' CIB business activities. At December 31, 2025, SHUSA had $4.0 billion in uncommitted available liquidity, of which it had drawn zero.

Debt and Other Securities

The Company and its subsidiaries have various debt agreements with affiliates, including Santander. For a listing of these debt agreements, see Note 10 to these Consolidated Financial Statements.

Derivatives

As of December 31, 2025 and 2024, the Company has entered into derivative agreements with Santander, which consist primarily of swap agreements to hedge interest rate risk and foreign currency exposure with notional values of $43.7 billion and $47.4 billion, respectively.

NOTE 21. RELATED PARTY TRANSACTIONS (continued)

Loans to Officers and Directors

In the ordinary course of business, we may provide loans to our executive officers and directors, also known as Regulations O insiders. Pursuant to our policy, such loans are generally issued on the same terms as those prevailing at the time for comparable loans to unrelated persons and do not involve more than the normal risk of collectability. As permitted by Regulation O, certain mortgage loans to directors and executive officers of the Company are priced at up to a 0.25% discount to market as part of a widely-available employee benefit program but contain no other terms than terms available in comparable transactions with non-employees. The 0.25% discount is discontinued when an employee terminates his or her employment with the Company. The outstanding balance of these loans as of December 31, 2025 and 2024 was $1.3 million and $0.3 million, respectively.

Deposit and checking accounts

At December 31, 2025, affiliates of Santander that are not consolidated by SHUSA had deposits with SBNA of $347.0 million and $256.9 million as of December 31, 2025 and December 31, 2024, respectively.

SHUSA and SBNA Service Agreements

The Company and its affiliates entered into or were subject to various service agreements with Santander and its affiliates. The following agreements do not eliminate in consolidation:
•NW Services Co., a Santander affiliate doing business as Aquanima, is under contract with the Company to provide procurement services, with fees paid in the amount of $10.3 million in 2025, $12.3 million in 2024 and $11.9 million in 2023. The fees related to this agreement are recorded in Technology, outside service, and marketing expense in the Consolidated Statements of Operations. There were no material payables in connection with this agreement in 2025 or 2024.
•Santander Global Technology and Operations S.L. and Santander Global Technologies Mexico are under contract with the Company to provide professional services, IT development, support, and administration, with fees for these services paid in the amount of $82.7 million in 2025, $121.9 million in 2024 and $139.3 million in 2023. There were no material payables in connection with this agreement in 2025 or 2024.
•Santander Back-Offices Globales Mayoristas S.A., a Santander affiliate, is under contract with the Company to provide administrative services and back-office support for SBNA’s derivative, foreign exchange and hedging transactions and programs. Fees were paid to Santander Back-Offices Globales Mayoristas S.A. with respect to this agreement in the amounts of $1.2 million in 2025, $4.0 million in 2024 and $8.4 million in 2023. There were no material payables in connection with this agreement in 2025 or 2024. The fees related to this agreement are recorded in Technology, outside service, and marketing expense in the Consolidated Statements of Operations.
•During the years ended December 31, 2025, 2024 and 2023, the Company paid $23.0 thousand, $0.2 million, $1.0 million to Santander for the development and implementation of global projects as part of internal expense allocation. There were no material payables in connection with this agreement in 2025 or 2024.
•Open Digital Services, SL, a Santander affiliate, is under contract with the Company to provide development support and services in connection with the Company's Openbank platform. During the years ended December 31, 2025, 2024 and 2023, the Company paid $19.9 million, $43.0 million and $20.7 million, respectively, in connection with this agreement. There were no material payables at December 31, 2025 and 2024 in connection with this agreement in 2025 or 2024.
•SBNA and SanCap entered into an agreement with Santander's New York branch under which the three entities have been operating under a 'one CIB' model in the U.S. where certain risk management, project management and reporting functions are performed in centralized teams for the benefit of CIB. Further, CIB leverages cross-function reporting, resulting in certain employees providing services outside their legal entity of employment. The transactions between SBNA and SanCap eliminate in consolidation. The transactions involving Santander's New York branch do not eliminate and for the years ended December 31, 2025, 2024, and 2023, SBNA paid total fees net of fees received, of $26.7 million, $24.4 million and $15.0 million, which the Company recognized within Miscellaneous income, net in the Consolidated Statements of Operations. At December 31, 2025 and 2024, the Company had a net receivable from Santander's New York branch of $16.1 million and $13.3 million in connection with this agreement.
•In 2025, SanCap received service fees, net of $90.0 million in connection with services provided to Santander's New York branch in connection with its U.S. banking business. At December 31, 2025, SanCap had receivables in connection with these services of $19.8 million.

NOTE 21. RELATED PARTY TRANSACTIONS (continued)

•In the fourth quarter of 2022, the Company entered into an office rental agreement for shared space at 437 Madison Avenue, New York, New York for which the Company recorded straight-line rent expense of $15.7 million for the year ended December 31, 2025. A majority of this amount is eliminated within consolidated entities. Approximately $6.6 million for the year ended December 31, 2025 was assigned to Santander for space utilized by Santander's New York branch employees and receivable at December 31, 2025. There were no material receivable amounts related to this agreement at December 31, 2025.

U.S. Auto related-party transactions

During the year ended December 31, 2025, the Company had a committed revolving credit agreement with Santander's New York branch with a commitment amount of $2.0 billion. The amounts of interest expense, including unused fees, related to this agreement was negligible to the overall results of the Company and Santander.

On March 2, 2022, the Company purchased an equity investment in AutoFi, a privately held corporation that provides technology solutions to the auto industry, including services to online auto marketplaces, auto dealers, and auto lenders, including SC. The investment consisted of $22.9 million of common stock purchased from existing shareholders and $41.1 million of preferred shares of a new series issuance, for a $64.0 million total, resulting in the Company holding approximately 9.4% of the total equity shares of AutoFi. The Company did not obtain voting rights for its shares; however, it was granted one seat on AutoFi’s Board of Directors (now consisting of 6 voting members including SHUSA). During the years ended December 31, 2025, 2024 and 2023, the Company recorded approximately $5.0 million, $10.0 million and $6.0 million in impairments on this investment.

Repurchase Agreements and Securities Trading

During the year ended December 31, 2025, SanCap entered into intercompany repurchase agreements and securities trading with Santander and its affiliates. The gross principal amount outstanding on repurchase and reverse repurchase agreements, which do not eliminate in consolidation, was $1.2 billion and $21.5 million, respectively, at December 31, 2025. During the year ended December 31, 2025, the amount of income/expense related to these accounts was negligible to the overall results of the Company and Santander.

Employee Services Agreements

The Company has agreements with and between its consolidated entities under which certain employees provide services, including HR, IT, legal, compliance, accounting, and other services across entities. Intercompany revenues and expenses for these services eliminate in consolidation. In addition to those noted above, other subsidiaries of the Company have entered into or were subject to various agreements with Santander or its affiliates. Those agreements include the following:

•BSI enters into transactions with affiliated entities in the ordinary course of business. During the year ended December 31, 2025 and 2024, BSI had loan participations outstanding with recourse to Santander of $45.0 million and $210.0 million, respectively. As of December 31, 2025, BSI had deposits with unconsolidated affiliates of $2.4 million. BSI had short-term borrowings with unconsolidated affiliates of $692.3 million at December 31, 2025, compared to $752.3 million as of December 31, 2024. BSI had deposits from unconsolidated affiliates of $13.2 million and $18.8 million as of December 31, 2025 and 2024, respectively. BSI also leases space from affiliated entities that eliminate in consolidation.
•SanCap enters into transactions with affiliated entities in the ordinary course of business. SanCap executes, clears certain of its securities transactions through various affiliates in Latin America and Europe, participates in underwriting activities for affiliates, earns revenue from investment and other services performed for affiliates, and also pays for management, administrative support, system, and risk management services provided by affiliates. These transactions eliminate in consolidation.
•SanCap pays for the cost of personnel, management, administrative support, risk management, and other services provided by affiliates. These transactions eliminate in consolidation. The amount paid eliminates in consolidation. During the year, SanCap entered into short-term intercompany securities financing activities with the Bank, the effects of which also eliminated in consolidation.
•SSLLC maintains a contract with the Bank to provide integrated services and conduct broker-dealer activities and insurance services. SSLLC collects amounts due from customers on behalf of the Bank and remits the amounts net of fees. Fees recognized related to this agreement eliminate in consolidation.

NOTE 22. REGULATORY MATTERS

The Company is subject to the regulations of certain federal, state, and foreign agencies, and undergoes periodic examinations by such regulatory authorities.

The minimum U.S. regulatory capital ratios for banks under Basel III are 4.5% for the CET1 capital ratio, 6.0% for the Tier 1 capital ratio, 8.0% for the total capital ratio, and 4.0% for the leverage ratio. To qualify as “well-capitalized,” regulators require banks to maintain capital ratios of at least 6.5% for the CET1 capital ratio, 8.0% for the Tier 1 capital ratio, 10.0% for the total capital ratio, and 5.0% for the leverage ratio. At December 31, 2025 and 2024, SBNA met the well-capitalized capital ratio requirements.

As a BHC, SHUSA is required to maintain a CET1 capital ratio of at least 4.5%, a Tier 1 capital ratio of at least 6.0%, a total capital ratio of at least 8.0%, and a leverage ratio of at least 4.0%. The Company’s capital levels exceeded the ratios required for BHCs. The Company's ability to make capital distributions will depend on the Federal Reserve's review of the Company's capital plan, the results of the stress tests described in this Form 10-K, and the Company's capital status, as well as other supervisory factors.

The Federal Reserve has discretionary authority to establish additional prudential standards, on its own or at the Financial Stability Oversight Council's recommendation, regarding contingent capital, enhanced public disclosures, short-term debt limits, and otherwise as it deems appropriate.

For a discussion of Basel III and the standardized approach and related future changes to the minimum U.S. regulatory capital ratios, see the section of the MD&A captioned "Regulatory Matters."

NOTE 22. REGULATORY MATTERS (continued)

The FDIA established five capital tiers: well-capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. A depository institution’s capital tier depends on its capital levels in relation to various capital measures, which include leverage and risk-based capital measures and certain other factors. Depository institutions that are not classified as well-capitalized or adequately-capitalized are subject to various restrictions regarding capital distributions, payment of management fees, acceptance of brokered deposits and other operating activities.

Federal banking laws, regulations and policies also limit SBNA’s ability to pay dividends and make other distributions to the Company. The Bank must obtain prior OCC approval to declare a dividend or make any other capital distribution if, after such dividend or distribution: (1) the Bank’s total distributions to SHUSA within that calendar year would exceed 100% of its net income during the year plus retained net income for the prior two years; (2) the Bank would not meet capital levels imposed by the OCC in connection with any order, or (3) the Bank is not adequately capitalized at the time. The OCC's prior approval would be required if the Bank is notified by the OCC that it is a problem institution or in troubled condition.

Any dividend declared and paid or return of capital has the effect of reducing capital ratios. During 2025, 2024, and 2023, the Company paid common stock cash dividends to Santander of $1.4 billion, $1.1 billion and $3.0 billion, respectively, and preferred stock cash dividends to Santander of $176.7 million, $176.9 million, and $90.8 million, respectively. During 2025 SBNA paid $1.4 billion of dividends to SHUSA. In 2024, and 2023, SBNA did not pay dividends to SHUSA, excluding $160.0 million and $420 million of dividends paid by BSI to SHUSA in 2024 and 2023, respectively, prior to the October 1, 2025 reorganization of BSI as a wholly-owned subsidiary of SBNA.

During 2025 and 2024, the Company did not issue any preferred stock. During 2023, the Company issued $1.0 billion of Series F Preferred Stock and $500 million of Series G Preferred Stock. Refer to Note 12 of the Consolidated Financial Statements for further discussion of these transactions.
The following schedule summarizes the actual capital balances of SBNA and SHUSA at December 31, 2025 and 2024:

	REGULATORY CAPITAL
(Dollars in thousands)	CET 1 Capital Ratio	Tier 1 Capital Ratio	Total Capital Ratio	Leverage Ratio

SBNA at December 31, 2025(1):
Regulatory capital	$13,115,216	$13,115,216	$13,911,413	$13,115,216
Capital ratio	20.74%	20.74%	22.00%	12.61%
SHUSA at December 31, 2025(1):
Regulatory capital	$13,500,383	$15,500,383	$17,775,518	$15,500,383
Capital ratio	12.57%	14.43%	16.55%	9.19%

	CET 1 Capital Ratio	Tier 1 Capital Ratio	Total Capital Ratio	Leverage Ratio

SBNA at December 31, 2024(1)(2):
Regulatory capital	$13,077,980	$13,077,980	$13,934,047	$13,077,980
Capital ratio	19.21%	19.21%	20.47%	11.83%
SHUSA at December 31, 2024(1):
Regulatory capital	$13,723,689	$15,838,682	$18,176,680	$15,838,682
Capital ratio	12.71%	14.66%	16.83%	9.27%
(1) Capital ratios calculated under CECL transition provisions permitted by the CARES Act.
(2) Regulatory capital ratios have been restated for the October 1, 2025 reorganization of BSI as a wholly-owned subsidiary of SBNA effective January 1, 2024.

NOTE 23. BUSINESS SEGMENT INFORMATION

Business Segment Products and Services

The Company’s reportable segments are based principally around the customers the Company serves. The Company has identified the following reportable segments: Auto, CBB, Commercial Banking, CIB, and Wealth Management.
•The Auto segment includes the Company's consumer and commercial auto loans and leases and the Company's commercial loans to dealers and dealer floorplan financing products. This includes the Company's specialized consumer finance subsidiary focused on vehicle finance and third-party servicing. The specialized consumer finance subsidiary's primary business is the indirect origination of RICs, principally through manufacturer-franchised dealers in connection with their sale of new and used vehicles to retail consumers. The Company offers a full spectrum of auto financing products and services to captive financing companies. These products and services include consumer RICs and leases, as well as dealer loans for inventory, construction, real estate, working capital and revolving lines of credit. The Company also originates vehicle loans through a web-based direct lending program, purchases vehicle RICs from other lenders, and services automobile, recreational and marine vehicle portfolios for other lenders.
•The CBB segment includes the products and services provided to consumer and small business banking customers, including consumer deposit, small business banking, unsecured lending, and investment services. This segment offers a wide range of products and services to consumers and business banking customers, including demand and interest-bearing demand deposit accounts, money market and savings accounts, CDs, and retirement savings products. It also offers lending products such as credit cards and small business loans such as business lines of credit. In addition, the Company makes investment services available to its retail customers, including products such as annuities, mutual funds, managed accounts, and insurance products through a networking agreement with a consolidated affiliate.
•The Commercial Banking segment provides banking products and financial services to commercial customers, including middle-market and large corporate customers, CRE investors and developers, government and non-profit entities, and other institutional clients. The segment's products and services include commercial loans, CRE loans, lines of credit, letters of credit, asset-based lending, specialty and sponsor finance, receivables and other supply chain financing, commercial vehicle and equipment finance, commercial deposit products, treasury and cash management services, and other commercial banking products and services. The segment also provides financing for multifamily and other commercial real estate properties and includes community development finance activities, including the origination of CRA-eligible loans and investments.
•The CIB segment serves the needs of global corporate and institutional customers by leveraging the international footprint of Santander to provide financing and banking services to corporations with over $500 million in annual revenues. CIB's offerings and strategy are based on Santander's local and global capabilities in wholesale banking. CIB also includes the Company's institutional broker-dealer that provides services in investment banking, sales, trading, and equity research reports.
•The Wealth Management segment includes the Company's international private banking, financial operations services, and portfolio management. This includes the full range of banking and asset management services to foreign individuals and corporations based primarily in Latin America and the Company's investment in the U.K. Limited Partnership.

The Company also offers customer-related derivatives across segments to hedge interest rate risk. In the Commercial Banking, and CIB business segments and the dealer commercial lending division of the Auto business segment, the Company offers derivatives relating to foreign exchange and lending arrangements. See Note 14 to these Consolidated Financial Statements for additional details.

The Other category includes certain immaterial subsidiaries, the unallocated interest expense on the Company's borrowings and other debt obligations and certain unallocated corporate income and indirect expenses.

NOTE 23. BUSINESS SEGMENT INFORMATION (continued)

The Chief Operating Decision Maker is the Company's CEO. The Company's segment results are derived from the Company’s business unit profitability reporting system by specifically attributing managed balance sheet assets, deposits and other liabilities and their related interest income or expense to each of the segments. Funds transfer pricing methodologies are utilized to allocate a cost for funds used or a credit for funds provided to business line deposits, loans and selected other assets using a matched funding concept. The methodology includes a liquidity premium adjustment, which considers an appropriate market participant spread for commercial loans and deposits based on the mix of borrowings available to the Company with comparable maturity periods.

Other income and expenses are managed directly by each reportable segment, including fees, service charges, salaries and benefits, and other direct expenses, as well as certain allocated corporate expenses. These are accounted for within each segment’s financial results. Accounting policies for the lines of business are the same as those used in preparation of these Consolidated Financial Statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each line of business. Where practical, the results are adjusted to present consistent methodologies for the segments.

The application and development of management reporting methodologies are dynamic processes and are subject to periodic enhancements. The implementation of these enhancements to the internal management reporting methodology may materially affect the results disclosed for each segment with no impact on consolidated results. Whenever significant changes to management reporting methodologies take place, prior period information is reclassified wherever practical.

Results of Segments

The following tables outline the discreet financial information regularly provided to the CODM.

Year ended	SHUSA Reportable Segments
	Consumer Activities
December 31, 2025	Auto	CBB	Commercial Banking	CIB	Wealth Management	Other (1)	Total
	(in thousands)
Interest income	$6,478,196	$2,947,064	$2,320,271	$2,878,619	$338,107	$(2,525,599)	$12,436,658
Interest expense	2,692,440	1,471,187	$1,494,969	2,610,650	158,148	(1,943,601)	6,483,793
Fees and other income	135,868	273,642	$146,739	722,658	561,939	9,145	1,849,991
Lease income	1,631,032	—	$—	—	—	—	1,631,032
Credit loss expense / (benefit)	1,717,774	(18,726)	$(34,327)	(6,494)	—	(2,303)	1,655,924
Lease expense	1,312,125	—	$—	668	—	(1)	1,312,792
General, administrative and other expenses	1,191,839	1,558,654	$345,223	860,681	285,494	381,750	4,623,641
Income/(loss) before income taxes	1,330,918	209,591	$661,145	135,772	456,404	(952,299)	1,841,531
Total assets	55,593,609	8,267,146	$26,379,026	31,645,895	9,009,914	33,676,531	164,572,121
(1) Other includes the results of the immaterial entities, earnings from non-strategic assets, the investment portfolio, interest expense on the Company's borrowings and other debt obligations, amortization of intangible assets and certain unallocated corporate income and indirect expenses.

NOTE 23. BUSINESS SEGMENT INFORMATION (continued)

Year ended	SHUSA Reportable Segments
	Consumer Activities
December 31, 2024	Auto	CBB	Commercial Banking	CIB	Wealth Management	Other (1)	Total
	(in thousands)
Interest income	$6,413,954	$2,936,379	$2,523,314	$3,886,217	$369,368	$(2,663,096)	$13,466,136
Interest expense	2,764,998	1,466,385	$1,667,362	3,767,155	156,951	(1,934,273)	7,888,578
Fees and other income	71,853	139,054	$142,247	661,712	324,807	86,397	1,426,070
Lease income	2,178,597	—	$—	—	—	—	2,178,597
Credit loss expense / (benefit)	1,955,368	18,447	$3,583	(37,540)	—	(2,739)	1,937,119
Lease expense	1,707,582	—	$—	611	—	—	1,708,193
General, administrative and other expenses	1,344,385	1,422,392	$331,858	833,936	279,905	353,799	4,566,275
Income/(loss) before income taxes	892,071	168,209	$662,758	(16,233)	257,319	(993,486)	970,638
Total assets	60,421,685	9,505,643	$27,005,626	25,351,991	7,570,085	35,393,720	165,248,750
(1) Refer to corresponding notes above.

Year ended	SHUSA Reportable Segments
	Consumer Activities
December 31, 2023	Auto	CBB	Commercial Banking	CIB	Wealth Management	Other (1)	Total
	(in thousands)
Interest income	$5,877,997	$2,686,685	$2,282,347	$3,656,939	$359,661	$(2,508,539)	$12,355,090
Interest expense	2,221,373	1,075,055	$1,511,054	3,455,437	94,013	(1,877,190)	6,479,742
Fees and other income	17,540	259,680	$80,320	365,336	256,272	22,711	1,001,859
Lease income	2,462,916	—	$70	4	—	—	2,462,990
Credit loss expense / (benefit)	1,798,268	301,884	$152,884	(20,666)	205	(6,137)	2,226,438
Lease expense	1,922,213	—	$—	3,066	—	—	1,925,279
General, administrative and other expenses	1,350,735	1,462,285	$395,999	626,271	279,427	287,007	4,401,724
Income/(loss) before income taxes	1,065,864	107,141	$302,800	(41,829)	242,288	(889,508)	786,756
Total assets	61,712,224	12,085,496	$28,745,745	26,416,104	7,576,807	28,436,198	164,972,574
(1) Refer to corresponding notes above.

NOTE 24. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of the parent company is as follows:

BALANCE SHEETS

	At December 31,
	2025	2024
	(in thousands)
Assets
Cash and cash equivalents	$2,874,193	$3,833,795
Other investment securities	122,304	93,811
Loans to bank subsidiaries	—	550,000
Loans to non-bank subsidiaries	5,746,088	5,685,838
Investment in subsidiaries:
Bank subsidiaries	14,170,805	9,784,600
Non-bank subsidiaries (1)	7,592,429	10,652,590
Premises and equipment, net	54,460	41,116
Equity method investments	5,964	4,716
Restricted cash	142,543	67,313
Deferred tax assets, net	144,957	33,737
Other assets	750,357	563,849
Total assets	$31,604,100	$31,311,365
Liabilities and stockholder's equity
Borrowings and other debt obligations	$12,823,457	$13,000,039
Borrowings from non-bank subsidiaries	154,018	155,667
Deferred tax liabilities, net	—	2,180
Other liabilities	681,918	477,952
Total liabilities	13,659,393	13,635,838
Mezzanine equity	2,000,000	2,000,000
Stockholder's equity	15,944,707	15,675,527
Total liabilities, mezzanine, and stockholder's equity	$31,604,100	$31,311,365
(1) At both December 31, 2025 and December 31, 2024, the Company had $945.9 million of goodwill attributable to the Auto reporting unit.

NOTE 24. PARENT COMPANY FINANCIAL INFORMATION (continued)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	Year Ended December 31,
	2025	2024	2023
	(in thousands)
Dividends from bank subsidiary	$1,380,000	$160,000	$420,000
Dividends from non-bank subsidiaries	500,000	1,000,000	1,758,963
Interest income	375,619	407,637	288,045
Income/(expense) from equity method investments	196	10	37
Other income	366,992	330,939	111,283
Total income	2,622,807	1,898,586	2,578,328
Interest expense	728,279	651,095	484,058
Other expense	784,844	666,822	318,472
Total expense	1,513,123	1,317,917	802,530
Income before income taxes and equity in net income/(loss) less dividends from subsidiaries	1,109,684	580,669	1,775,798
Income tax benefit	(141,483)	(158,606)	(168,423)
Income/(loss) before equity in net income/(loss) less dividends from subsidiaries	1,251,167	739,275	1,944,221
Equity in net income/(loss) less dividends from bank subsidiaries	10,957	541,960	(27,186)
Equity in net income/(loss) less dividends from non-bank subsidiaries	383,034	(203,836)	(984,133)
Net income/(loss)	1,645,158	1,077,399	932,902
Other comprehensive income, net of tax:
Net unrealized gains/(losses) on cash flow hedge derivative financial instruments	108,660	182,349	261,145
Net unrealized gains/(losses) recognized on investment securities	60,639	160,205	6,021
Other	14,842	5,314	3,289
Total other comprehensive gain/(loss)	184,141	347,868	270,455
Comprehensive income/(loss)	$1,829,299	$1,425,267	$1,203,357

NOTE 24. PARENT COMPANY FINANCIAL INFORMATION (continued)

STATEMENT OF CASH FLOWS

	For The Year Ended December 31,
	2025	2024	2023
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$1,645,158	$1,077,399	$932,902
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax (benefit)/expense	(113,590)	(29,764)	35,113
Equity in net (income)/loss less dividends from subsidiaries:
Bank subsidiaries (1)	(10,957)	(541,960)	27,186
Non-bank subsidiaries (2)	(383,034)	203,836	984,133
Depreciation, amortization, and accretion	51,459	48,570	38,154
Other operating activities, net	(485)	218,380	(342,488)
Net cash provided by/(used in) operating activities	1,188,551	976,461	1,675,000
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales and maturities of other investments	11,120	—	—
Purchases of other investments	(69,929)	(43,599)	(4,538)
Net capital returned from/(contributed to) subsidiaries	13,858	(2,826)	(140,415)
Originations of loans to subsidiaries (3)	(37,998,550)	(40,676,600)	(25,008,600)
Repayments of loans by subsidiaries (3)	38,488,300	40,175,225	23,312,075
Outlays for business acquisitions	(808,419)	—	—
Proceeds from business divestitures	—	74,543	—
Purchases of premises and equipment	(23,313)	(12,392)	(13,058)
Other investing activities, net	41,577	—	—
Net cash (used in)/provided by investing activities	(345,356)	(485,649)	(1,854,536)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of Parent Company debt obligations	(3,033,578)	(1,500,000)	—
Net proceeds received from Parent Company debt obligations	2,843,589	3,237,638	1,991,615
Net change in borrowings from non-bank subsidiaries	(1,649)	(2,127)	3,935
Dividends paid on preferred stock	(176,700)	(176,927)	(90,774)
Dividends paid on common stock	(1,355,000)	(1,125,000)	(3,000,000)
Proceeds from business divestitures, net of tax	—	51,278	—
Preferred stock offering	—	—	1,500,000
Other financing activities, net	(4,229)	—	—
Net cash (used in)/provided by financing activities	(1,727,567)	484,862	404,776
Net (decrease)/increase in cash, cash equivalents, and restricted cash	(884,372)	975,674	225,240
Cash, cash equivalents, and restricted cash at beginning of period	3,901,108	2,925,434	2,700,194
Cash, cash equivalents, and restricted cash at end of period (4)	$3,016,736	$3,901,108	$2,925,434

(1) Amounts for the years ended December 31, 2025, 2024, and 2023 exclude dividends from Bank subsidiaries of $1.4 billion, $160.0 million, and $420.0 million, respectively.
(2) Amounts for the years ended December 31, 2025, 2024, and 2023 exclude dividends from non-bank subsidiaries of $500.0 million, $1.0 billion, and $1.8 billion, respectively.
(3) Amounts for the years ended December 31, 2024 and 2023 exclude non-cash loan renewals of $500.0 million and $1.0 billion respectively. There were no non-cash loan renewals for the year ended December 31, 2025.
(4) Amounts for the years ended December 31, 2025, 2024, and 2023 include cash and cash equivalents balances of $2.9 billion, $3.8 billion, and $2.9 billion, respectively, and restricted cash balances of $142.5 million, $67.3 million, and $66.8 million, respectively.

NOTE 25. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2025, 2024 and 2023 was as follows:

	Year ended December 31,
	2025	2024	2023
	(in thousands)
Interest paid	$6,661,413	$7,952,547	$6,178,880

NON-CASH TRANSACTIONS
Loans transferred to/(from) OREO and other repossessed assets	$(1,176)	$50,069	$54,416
Loans transferred from/(to) LHFI (from)/to LHFS, net	39,397	578,118	768,655
Transfer of financial interest in a VIE - Loans	244,693	1,290,891	347,443
Transfer of financial interest in a VIE - Borrowings	153,572	1,105,745	293,044
Unsettled purchases of investment securities	168,975	18,488	17,744
AFS investment securities transferred to HTM investment securities	—	3,882	—
Non-cash transfer of financial assets in an off-balance sheet securitization transaction	1,155,478	53,050	—
Leased vehicle vendor rebate receivable	228,991	—	—